AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 2006

INVESTMENT COMPANY ACT FILE NO. 811-21479

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☒ POST-EFFECTIVE AMENDMENT NO. 11

(CHECK APPROPRIATE BOX OR BOXES)

MADISON HARBOR BALANCED STRATEGIES, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

THE CHRYSLER BUILDING

405 LEXINGTON AVENUE

NEW YORK, NY 10174

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 380-5500

EDWARD M. CASAL

CHIEF EXECUTIVE OFFICER

MADISON HARBOR BALANCED STRATEGIES, INC.

THE CHRYSLER BUILDING

405 LEXINGTON AVENUE

NEW YORK, NY 10174

(NAME AND ADDRESS OF AGENT FOR SERVICE)

COPIES TO:

STEVEN B. BOEHM

SUTHERLAND ASBILL & BRENNAN LLP

1275 PENNSYLVANIA AVENUE, N.W.

WASHINGTON, DC 20004

THIS REGISTRATION STATEMENT HAS BEEN FILED BY REGISTRANT PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. HOWEVER, INTERESTS IN THE REGISTRANT ARE NOT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), SINCE SUCH INTERESTS WILL BE ISSUED SOLELY IN PRIVATE PLACEMENT TRANSACTIONS WHICH DO NOT INVOLVE ANY “PUBLIC OFFERING” WITHIN THE MEANING OF SECTION 4(2) OF THE 1933 ACT. INVESTMENT IN THE REGISTRANT MAY BE MADE ONLY BY INDIVIDUALS OR ENTITIES WHICH ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF REGULATION D UNDER THE 1933 ACT. THIS REGISTRATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY INTERESTS IN THE REGISTRANT.

CONFIDENTIAL – DO NOT DISTRIBUTE

THESE MATERIALS MAY NOT BE USED
TO MARKET TO CLIENTS

Memorandum Number:

  Name of Offeree

PRIVATE PLACEMENT MEMORANDUM

Up to $300,000,000
(Approximate)

Madison Harbor Balanced Strategies, Inc.

A Real Estate Private Equity Fund of Funds

The Chrysler Building
405 Lexington Avenue, New York, NY 10174
(212) 380-5500

Madison Harbor Balanced Strategies, Inc. is a Maryland corporation registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), as a closed-end non-diversified, management investment company. We are a "fund-of-funds" designed to allow investors to participate in real estate private investment partnerships and similar investment vehicles, typically referred to as real estate private equity funds ("Underlying Funds"), by providing a single portfolio comprised of the securities of the Underlying Funds. Madison Harbor Capital Management, LLC (the "Adviser") acts as our investment adviser and manages our investments. Our investment objective is to seek a balance of capital appreciation and current return. The Adviser currently expects to allocate our assets among a total of approximately 10 to 15 Underlying Funds that employ a variety of real estate investment strategies. To date we have entered into subscription agreements with seven of such Underlying Funds. Please refer to the section below entitled "Summary of Current Approved and Subscribed Underlying Funds."

Our shares have no history of public trading. Our shares are not listed on any exchange or market quotation system and there are currently no plans to do so. Our shares are subject to significant transfer restrictions. In addition, this offer is limited to certain categories of investors. You should read "Notice to Recipient" beginning on page iv for more information.

See "Risk Factors" on page 2 in this Private Placement Memorandum to read about factors you should consider before buying shares of our common stock. You should read this Private Placement Memorandum carefully before you invest and keep it for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this Private Placement Memorandum. Any representation to the contrary is a criminal offense.

	Per Share	Total (Maximum)
Offering Amount(1)(2)	$1,000.00	$300,000,000
Sales Load(3)	$60.00	$18,000,000
Offering Expenses(5)(6)	$8.50	$850,000
Proceeds to the Fund(1)(4)(5)	$991.50	$299,150,000

THE SHARES OFFERED PURSUANT TO THIS PRIVATE PLACEMENT MEMORANDUM ARE NOT AVAILABLE FOR PURCHASE BY ANY PERSON OTHER THAN THE RECIPIENT OF THIS PRIVATE PLACEMENT MEMORANDUM.

Dated February 20, 2006

(notes on following page)

(continued from previous page)

(1)  We are offering up to 300,000 shares of our common stock, par value $0.0001 (the "Shares"), at a cost of $1,000 per Share (the "Offering"). We conducted an initial closing on January 28, 2005 (the "Initial Closing Date") and nine subsequent closings through December 31, 2005 (the "Tenth Closing Date"). As of December 31, 2005, we had sold approximately 16,790 of the 300,000 Shares we are currently offering, from which we received proceeds of approximately $16,790,000. The Adviser in its sole discretion may conduct additional closings subsequent to the Tenth Closing Date, though the Adviser is not obligated to do so. The Adviser currently anticipates conducting additional closings subsequent to the Tenth Closing Date of which the eleventh closing is expected to occur on or about February 28, 2006 (the "Eleventh Closing Date"). Any additional closings subsequent to the Tenth Closing Date are expected to occur on or prior to December 31, 2006 (the "Subsequent Closing Dates," each a "Subsequent Closing Date," and the last of such the "Final Closing Date"), though the number and dates of such additional closings remain subject to change in the Adviser's sole discretion. Sales loads, if any, will be in addition to our offering price, and will not reduce the proceeds that we receive from the offerings.

(2)  Wells Fargo Investments has acted as the distributor of our Shares on a best-efforts basis, subject to various conditions. We also intend to enter into agreements and distribute our Shares through other brokers or dealers (collectively with Wells Fargo Investments, the "Distributors" and each such firm a "Distributor"). In addition, we have entered into servicing agreements with Schwab, Fidelity, and TD Ameritrade (formerly TD Waterhouse) whereby registered investment advisors utilizing the aforementioned platforms may offer our Shares to their clients. We may also accept offers to purchase Shares that we receive directly from investors. The Distributors are required only to use their best efforts to sell the maximum number of Shares we are offering (300,000). We will sell Shares only to investors who certify that they are "Eligible Investors." See "The Offering". The minimum initial investment is $25,000, subject to waiver in the sole discretion of the Adviser. The proceeds of the Offering will be placed in an escrow account by SEI Investments Global Funds Services (our escrow agent) pending closing of such Offering. SEI Investments Global Fund Services has contracted with Citigroup Global Transaction Services, LLC to serve as a sub-agent with respect to the escrowed funds. After each subsequent closing, the balance in the escrow account will be invested pursuant to our investment policies. See "Use of Proceeds". The Adviser may pay from its own resources additional compensation to the Distributor(s) in connection with the servicing of investors; this amount is currently anticipated to be up to 0.65% of net asset value annually.

(3)  Investments may be subject to a sales charge of up to 6.0% (consisting of a sales commission of up to 5.0% and a dealer manager fee of up to 1.0%), subject to waivers for certain types of investors. Any sales charge will be in addition to our offering price, and will not reduce the amount of proceeds we receive. The Distributor retains the sales charge, and may reallow to broker-dealers participating in the offering up to the full applicable sales charge of 6.0%. The Distributor and other broker-dealers, or their affiliates, also may pay from their own resources additional compensation to brokers or dealers in connection with the sale and distribution of the Shares or servicing of investors.

(4)  The Shares will be offered at the offering price, plus any applicable sales loads.

(5)  Per Share expenses and proceeds to the fund assume that sale of the minimum offering amount of 100,000 Shares.

(6)  Offering Expenses include certain organizational expenses associated with the formation of Madison Harbor Balanced Strategies, Inc., which shall be paid from the proceeds of the Offering. The Adviser has committed not to seek reimbursement for any offering expeneses in excess of 85 basis points of the gross proceeds of our offerings.

The Distributor(s) are offering the Shares as set forth in "Plan of Distribution."

This Private Placement Memorandum does not constitute an offer to sell, or the solicitation of an offer to buy, any shares or similar equity interests of any of the Underlying Funds discussed herein.

You should rely only on the information contained in this Private Placement Memorandum. We have not authorized anyone to provide you with additional information, or information different from that contained in this Private Placement Memorandum. We are offering to sell, and seeking offers to buy, our Shares only in jurisdictions where offers and sales are permitted. The information contained in this Private Placement Memorandum is accurate only as of the date of this Private Placement Memorandum, regardless of the time of delivery of this Private Placement Memorandum or of any sale of our Shares.

Information contained in this Private Placement Memorandum may contain forward-looking statements, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology. The matters described in the "Risk Factors" section of this Private Placement Memorandum and certain other factors noted throughout this Private Placement Memorandum constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

TABLE OF CONTENTS

Notice to Recipient	iv

Summary	viii

Summary of Fund Expenses	1

Risk Factors	2

Forward-Looking Statements	16

The Fund	17

Investing in Real Estate Private Equity	18

Investment Objective and Strategies	25

Summary of Current Approved and Subscribed Underlying Funds	32

Adviser's Investment Approval Process	46

Fees and Expenses	52

Financial Highlights	53

The Offering	53

Use of Proceeds	55

Managed Account	56

Management	56

Conflicts of Interest	65

Investment Restrictions	66

Transfer and Resale of Shares	66

Code of Ethics	69

Control Persons	70

Description of Capital Stock	70

Voting	72

Portfolio Turnover	72

Net Asset Valuation	72

Distributions	74

Consent Dividends	75

Reporting	75

Federal Income Tax Considerations	75

Plan of Distribution	99

Fiscal Year	100

Independent Registered Public Accounting Firm	100

Inquiries and Financial Information	100

Legal Counsel	100

Legal Matters	100

Available Information	101

NOTICE TO RECIPIENT

General

We are Madison Harbor Balanced Strategies, Inc., a closed-end non-diversified management investment company. We have retained Wells Fargo Investments and intend to retain other brokers or dealers (collectively with Wells Fargo Investments, the "Distributors," each firm a "Distributor") to act as our agents to place the shares of our common stock discussed in this Private Placement Memorandum. In addition, we have entered into servicing agreements with Schwab, Fidelity, and TD Ameritrade (formerly TD Waterhouse) whereby registered investment advisors on the aforementioned platforms may offer our Shares to their clients. We may also accept ourselves offers to purchase Shares that we receive directly from investors. The Shares described in this Private Placement Memorandum are being offered and sold in reliance on the exemptions from registration requirements provided by Section 4(2) of the Securities Act of 1933 (the "Securities Act") and the regulations promulgated thereunder, and analogous provisions of certain state securities laws. The offering will be available only to persons who are both "Accredited Investors" as defined in the Securities Act and the rules thereunder, and "Qualified Clients" as defined in the Investment Advisers Act of 1940 (the "Advisers Act"), in transactions that comply with the requirements of Section 4(2) of the Securities Act.

The agreements to be executed and delivered by you will contain restrictions applicable to any subsequent disposition of the Shares designed to require compliance with the Securities Act. The Shares are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws. In addition, Madison Harbor Capital Management, LLC, our investment adviser, retains the right to accept or reject any proposed transfer of Shares.

Investor Suitability

An investment in our Shares is designed for sophisticated, accredited investors who have significant business and financial experience, such that they are capable of evaluating the merits and risks of an investment in us. Each prospective investor will be required in connection with the purchase of our Shares to make representations confirming that the investor is purchasing the equity interests for its own account and not with a view towards distribution. A prospective investor may be required to provide evidence to substantiate the accuracy of all such representations. The suitability standards discussed herein are the minimum requirements for prospective investors and the satisfaction of such standards does not mean that the equity interests are a suitable investment for any particular investor. We reserve the right to make our own judgment on whether any prospective investor meets the suitability standards. You should be aware that you may be required to bear the financial risks of this investment for an indefinite period of time. For more information about risks relating to us and the Underlying Funds, please refer to "Risk Factors" on page 2 of this Private Placement Memorandum.

Addressee; Confidential Information

This Private Placement Memorandum contains information that is confidential and proprietary and is intended only for the use of the person to whom it is addresses for the purpose of evaluating a potential investment in our Shares. You are responsible for ensuring that this Private Placement Memorandum, and any attachments or supplements to this Private Placement Memorandum, are kept confidential. Your receipt and acceptance of this Private Placement Memorandum will constitute your agreement that it may not be reproduced, used or given to any other person, in whole or in part, without our and the Distributors' prior written consent. This Private Placement Memorandum is also submitted on the understanding that upon request you will return it with all other documents provided by us if you do not purchase any of our Shares. If you are unwilling or unable to abide by these restrictions, we direct that you destroy this Private Placement Memorandum or return it forthwith to Madison Harbor Balanced Strategies, Inc., 405 Lexington Avenue, New York, NY 10174.

THE SHARES OFFERED PURSUANT TO THIS PRIVATE PLACEMENT MEMORANDUM ARE NOT AVAILABLE FOR PURCHASE BY ANY PERSON OTHER THAN THE RECIPIENT OF THIS PRIVATE PLACEMENT MEMORANDUM.

Information and Representations

In making an investment decision, you should rely only on the information contained in this Private Placement Memorandum. We have not authorized anyone to provide you with different information. We and the Distributors are not making an offer of our Shares in any state where the offer is not permitted. You should not assume that the information contained in this Private Placement Memorandum is accurate as of any date other than the date on the front of this Private Placement Memorandum, or as otherwise indicated herein. You should not construe anything in this Private Placement Memorandum, or any prior or subsequent communication from us, or any of our agents, officers or representatives, as legal, business or tax advice. You should consult your own advisors as to legal and tax matters concerning your investment in our Shares and to determine whether you are legally permitted to purchase the equity interests under applicable legal investment or similar law or regulations.

Some of the information provided in this Private Placement Memorandum with respect to the Underlying Funds has been prepared by independent third parties, including the Underlying Funds themselves. We have identified the information that has come from these independent third parties. We have not, however, investigated or independently verified the information or reports prepared by these third parties. In addition, the information and reports prepared by these third parties are subject to risks and uncertainties; our actual results may be materially different. Therefore, we make no representation or warranty, express or implied, as to the accuracy or completeness of this information or the reports, neither as to past nor future events. In addition, the summaries of each Underlying Fund included herein shall not constitute an offer to sell, or the solicitation of an offer to buy, any shares or similar equity interests of any of the Underlying Funds.

Summary Information; Accuracy

This Private Placement Memorandum contains summaries believed to be accurate with respect to certain documents, including information regarding the Underlying Funds. The information contained in the summaries regarding each Underlying Fund is derived exclusively from disclosure provided by each Underlying Fund in its respective Private Placement Memorandum, or otherwise provided to us by each respective Underlying Fund, and each Underlying Fund is solely responsible for the accuracy and adequacy of the information regarding such Underlying Fund contained herein.

State Legends

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

v

THE SECURITIES OFFERED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SECURITIES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS UNLAWFUL.

THE SHARES DESCRIBED HEREIN WILL NOT BE OFFERED TO ANY POTENTIAL INVESTOR UNLESS THE INVESTOR IS AN "ACCREDITED INVESTOR" AS DEFINED UNDER REGULATION D PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, AND A "QUALIFIED CLIENT" AS DEFINED UNDER THE INVESTMENT ADVISERS ACT OF 1940, AS AMENDED. AN INVESTMENT IN THE SHARES IS SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK, AND SHOULD BE CONSIDERED ONLY BY SOPHISTICATED INVESTORS WHO CAN BEAR THE ECONOMIC RISKS OF THEIR SHARES FOR AN INDEFINITE PERIOD AND WHO CAN AFFORD TO SUSTAIN A TOTAL LOSS OF THEIR INVESTMENT.

FOR FLORIDA RESIDENTS

THE SECURITIES BEING OFFERED HAVE NOT BEEN REGISTERED WITH THE FLORIDA DIVISION OF SECURITIES. IF SALES ARE MADE TO FIVE OR MORE FLORIDA PURCHASERS, EACH SALE IS VOIDABLE BY THE PURCHASER WITHIN THREE DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY SUCH PURCHASER TO THE ISSUER, AN AGENT OF THE ISSUER OR WITHIN THREE DAYS AFTER AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO SUCH PURCHASER, WHICHEVER OCCURS LATER.

FOR GEORGIA RESIDENTS

ANY PERSON WHO PURCHASES THE SECURITIES OFFERED HEREBY SHALL HAVE THE UNQUALIFIED AND UNWAIVABLE RIGHT TO RESCIND SUCH PURCHASE WITHIN 72 HOURS OF THE EXECUTION OF A WRITTEN AGREEMENT TO PURCHASE ANY SECURITIES OFFERED HEREBY, THE DELIVERY OF A COMFIRMATION OF SALE, OR THE PAYMENT FOR ANY SECURITIES OFFERED HEREBY, WHICHEVER SHALL OCCUR FIRST.

RESCISSION MAY BE ACCOMPLISHED BY SUBMITTING A REQUEST IN WRITING TO: MADISON HARBOR BALANCED STRATEGIES, INC., 405 LEXINGTON AVENUE, NEW YORK, NY 10174. ALL SUCH WRITTEN RESCISSION REQUESTS MUST BE SENT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED.

FOR NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE NEW HAMPSHIRE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER NEW HAMPSHIRE RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE NEW HAMPSHIRE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

FOR PENNSYLVANIA RESIDENTS

EACH PERSON WHO ACCEPTS AN OFFER TO PURCHASE THE SECURITIES OFFERED HEREBY HAS A RIGHT TO WITHDRAW HIS ACCEPTANCE PURSUANT TO SECTION 207(M) OF THE PENNSYLVANIA SECURITIES ACT OF 1972 (70 P.S. §1-207(M)). SUCH PERSON MAY ELECT, WITHIN TWO BUSINESS DAYS FROM THE DATE OF RECEIPT BY THE ISSUER OF HIS WRITTEN BINDING CONTRACT OF PURCHASE (OR IN THE CASE OF A TRANSACTION IN WHICH THERE IS NO BINDING CONTRACT TO PURCHASE, WITHIN TWO BUSINESS DAYS AFTER HE MAKES THE INITIAL PAYMENT FOR THE SECURITIES), TO WITHDRAW FROM HIS PURCHASE AGREEMENT AND RECEIVE A FULL REFUND OF ALL MONIES PAID. SUCH A WITHDRAWAL WILL BE WITHOUT ANY FURTHER LIABILITY TO ANY PERSON. TO ACCOMPLISH THIS WITHDRAWAL, A LETTER OR TELEGRAM SHOULD BE SENT TO MADISON HARBOR BALANCED STRATEGIES, INC., 405 LEXINGTON AVENUE, NEW YORK, NY 10174, INDICATING THE INTENTION TO WITHDRAW. SUCH LETTER OR TELEGRAM SHOULD BE SENT AND POSTMARKED PRIOR TO THE END OF THE AFOREMENTIONED SECOND BUSINESS DAY.

FOR SOUTH CAROLINA RESIDENTS

THESE SECURITIES ARE OFFERED PURSUANT TO A CLAIM OF EXEMPTION UNDER THE SOUTH CAROLINA UNIFORM SECURITIES ACT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS NOT BEEN FILED WITH THE SOUTH CAROLINA SECURITIES COMMISSIONER. THE COMMISSIONER DOES NOT RECOMMEND OR ENDORSE THE PURCHASE OF ANY SECURITIES, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF THIS OFFERING DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FOR NON-U.S. RESIDENTS

NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES OF AMERICA THAT WOULD PERMIT AN OFFERING OF THESE SECURITIES, OR POSSESSION OR DISTRIBUTION OF OFFERING MATERIAL IN CONNECTION WITH THE ISSUE OF THESE SECURITIES, IN ANY COUNTRY OR JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED. IT IS THE RESPONSIBILITY OF ANY PERSON WISHING TO PURCHASE THESE SECURITIES TO SATISFY HIMSELF AS TO FULL OBSERVANCE OF THE LAWS OF ANY RELEVANT TERRITORY OUTSIDE THE UNITED STATES OF AMERICA IN CONNECTION WITH ANY SUCH PURCHASE, INCLUDING OBTAINING ANY REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER APPLICABLE FORMALITIES.

SUMMARY

This is only a summary and does not contain all of the information that a prospective investor should consider before investing in Madison Harbor Balanced Strategies, Inc. Before investing, a prospective investor should carefully read the more detailed information appearing elsewhere in this Private Placement Memorandum and the terms and conditions of our Amended and Restated Articles of Incorporation, a copy of which is attached as an exhibit to our registration statement on Form N-2 (File No. 812-21479) filed with the Securities and Exchange Commission, each of which should be retained for future reference. In this Private Placement Memorandum, unless the context suggests otherwise, references to "the Fund," "we," "us," and "our" mean Madison Harbor Balanced Strategies, Inc.

The Fund	Madison Harbor Balanced Strategies, Inc. is a "fund-of-funds" that allows qualified investors to access private real estate opportunities not typically available to them through the capital markets. The Fund makes investments in the securities of professionally managed real estate private equity funds (the "Underlying Funds"), all of which require investors to invest minimum amounts significantly larger than the minimum investment in us. An investment in a single professionally managed fund-of-funds eliminates the need for investors to identify, evaluate, purchase and monitor securities in individual real estate private equity funds. We are an appropriate vehicle only for those investors who can tolerate a high degree of risk and do not require a liquid investment.

We are a Maryland corporation. We are a closed-end, non-diversified management investment company that has registered as an investment company under the Investment Company Act. We intend to elect to be treated as a real estate investment trust ("REIT") for federal income tax purposes beginning with our taxable year ending December 31, 2005 and all succeeding years (subject to our compliance with the REIT requirements). See "Federal Income Tax Considerations". We are managed by Madison Harbor Capital Management, LLC (the "Adviser"). We are governed by a Board of Directors, the majority of whom are considered "independent."

Utilizing its investment process, the Adviser has selected a number of Underlying Funds (see the "Summary of Current Approved and Subscribed Underlying Funds" below) in which it has committed to invest a significant portion of the net proceeds of our offerings to date consistent with our investment strategies. The Adviser may approve and cause us to invest, or to commit to invest, in additional Underlying Funds.

In most instances, such committed capital will generally only be invested in an Underlying Fund upon receipt of a request for capital from a Fund Manager (as defined below). A substantial amount of our capital will therefore be committed to Underlying Funds, but not actually invested in those Underlying Funds, for a significant period of time after the completion of this offering. Any capital that we commit to an Underlying Fund will remain in the Managed Account, as described below, until dispersed to the Underlying Fund.

Managers of Underlying Funds ("Fund Managers") to which capital is allocated have complete discretion to purchase and sell properties, securities or other investments for their respective funds subject to and consistent with the relevant investment advisory agreements, partnership agreements, or other governing documents.

To the extent investors satisfy the strict requirements for investing in the Underlying Funds and are willing to invest the minimum investment levels of Underlying Funds, which are generally significantly higher than our minimum investment, and have the capabilites to properly perform due diligence procedures on multiple private equity fund managers, such Investors should consider whether to invest directly in the Underlying Funds, as opposed to our "fund-of-funds". Such qualifying investors should contact their individual financial advisers regarding the advantages and disadvantages of such direct investments in the Underlying Funds.

Closing Dates	We conducted an initial closing on January 28, 2005 (the "Initial Closing Date") and nine subsequent closings through December 31, 2005 (the "Tenth Closing Date"). As of December 31, 2005, we had sold approximately 16,790 of the 300,000 Shares we are currently offering, from which we received proceeds of approximately $16,790,000. The Adviser in its sole discretion may conduct additional closings subsequent to the Tenth Closing Date, though the Adviser is not obligated to do so. The Adviser currently anticipates conducting additional closings subsequent to the Tenth Closing Date of which the eleventh closing is expected to occur on or about February 28, 2006 (the "Eleventh Closing Date") and any additional closings subsequent to the Tenth Closing Date are expected to occur on or prior to December 31, 2006 (the "Subsequent Closing Dates," and each a "Subsequent Closing Date" and the last of such the "Final Closing Date"), though the number and dates of such additional closings remain subject to change in the Adviser's sole discretion. Please see "The Offering".

Potential Benefits Of Investing In The Fund	We believe an investment in the Fund will enable access to a group of real estate investment managers employing Value Added and Opportunistic investment strategies whose services generally are not available to the investing public, or who otherwise may place stringent restrictions on the number and type of persons whose money they will manage.

We believe an investment in the Fund will enable investors to invest with a cross-section of investment managers without incurring the high minimum investment requirements that such investment managers typically would impose on investors.

An investment in a single professionally-managed investment vehicle, such as the Fund, eliminates the need for investors to identify, evaluate, purchase and monitor investments in individual real estate private equity funds.

We believe that by investing with multiple investment managers in a variety of investment strategies, the Fund will offer the potential benefit of diversification within the real estate asset class and may reduce the volatility inherent in a single real estate property or real estate fund investment.

The Fund will provide reports on a quarterly basis that inform our shareholders of our holdings, their performance and the portfolio diversification.

Investing in Real Estate Private Equity	U.S. commercial real estate is a significant asset class, comprising over $5.4 trillion in total value, of which approximately $3.2 trillion is of institutional quality (i.e., assets of a quality such that large institutional investors would be willing to hold them for investment). Of the institutional quality segment, $1.0 trillion in value is equity and $2.1 trillion is comprised of debt. Commercial real estate has historically represented 3% to 5% of institutional investors' investment portfolios.

Individual investors have typically had access to "core" investment strategies through publicly-traded REITs. Core investment strategies include credit tenant sale/leasebacks (i.e., leases based on the credit quality of a large single tenant) and the purchase of substantially leased, multi-tenanted properties. Private real estate funds typically have greater flexibility than public REITs over the types of properties that may be owned, the types of value enhancement strategies employed, and in some cases, the amount of leverage that can be used. However, individual investors typically have not had access to professionally managed institutional quality private real estate investment opportunities because of the high minimum investments they require. The managers engaged in these opportunities pursue a broader range of strategies which also include "enhanced" return objectives that seek higher return but also accept higher risk. Broadly defined, the enhanced strategies include:

•	Value Added—A strategy which generally involves the acquisition of less than fully leased property which may be producing some level of current income but requires investment of additional capital and/or management subsequent to acquisition in order to fully realize the value potential of the property. A Value Added investment generally has a medium-term investment horizon (i.e., three to seven years) with a portion of overall profitability anticipated to come from the sale of the asset.

•	Opportunistic—Typically the most intricate strategies, which include development, redevelopment, acquisitions from distressed sellers, restructurings, etc., with a high portion of ultimate value related to the ultimate sale of the property. These strategies generally employ higher leverage and involve greater risk, but can generate the highest overall returns. Certain debt and structured-finance investments fall into this category, although the return from such investments is

x

generally more weighted to current return than to the sale of the asset.

Real estate can provide diversification benefits to investment portfolios, and the Adviser believes that it belongs in most mixed-asset investment portfolios. The Adviser also believes that investors should seek access to the higher-grade, institutional-quality segments of the broader real estate market generally due to the benefits of professional management, higher credit quality of tenants, and the amortization of asset management expenses.

In the Adviser's view, a well-diversified real estate investment strategy has historically provided:

•	Favorable overall returns

•	Current income

•	Low return volatility

•	Low correlation of returns

There is no guarantee that these benefits will be obtained by investors in the Fund. See "Investing in Real Estate Private Equity."

The Adviser believes that the domestic economy's recently improving trends began to be reflected in improving real estate fundamentals in 2005 and will continue into 2006 as real estate tends to lag the trends of the overall economy. Further, the Adviser believes that due to the private, localized and often specialized nature of real estate assets, that dislocations will continue to exist, resulting in opportunities for focused, professional real estate managers. Accordingly, the Adviser believes that institutional-quality properties selected and managed by professionals can be a beneficial asset class for investors. There is no guarantee, however, that the foregoing benefits will be obtained through an investment in the Fund. See "Investing in Real Estate Private Equity".

Investment Objective	Our investment objective is to seek long-term capital appreciation as well as current return and to mitigate risk through diversification. In particular, we intend to target aggregate returns from the Underlying Funds, net of all Fund operating expenses, at an annual return of 12% over the life of the Fund and we expect to make quarterly cash distributions to investors, with such distributions targeted to reach a minimum annual return of 6% per year by the second anniversary of the Final Closing for the purchase of Shares in the offering. Further, we intend to target aggregate distributions to shareholders to exceed their initial invested capital no later than the sixth anniversary of that Final Closing.

We intend to seek the risk mitigation benefits of diversification by investing in a number of Underlying Funds that use a variety of real estate investment strategies. The Adviser believes that a well diversified portfolio of private real estate investments will provide attractive risk-adjusted returns that have low performance correlations with other asset classes, such as common stocks and bonds.

Until net proceeds are deployed into an Underlying Fund, capital will be invested into a managed account of US Treasury obligations and REIT-qualifying securities investments. See "Managed Account."

There can be no assurances that we will achieve our investment objective or the targets identified above, or that the Underlying Funds will achieve their respective investment objectives. There can also be no assurance that we, or the Underlying Funds, will be able to avoid substantial losses.

Investment Strategies	Types of Investment Strategies. The universe of potential enhanced return real estate private equity funds can be broadly categorized as funds that utilize Opportunistic Strategies or Value Added Strategies. We will seek to allocate our investments among Underlying Funds pursuing these two investment strategies as it is the Adviser's belief that these strategies have a favorable value proposition.

Opportunistic Strategies	We expect to invest between 40% and 60% of our assets in funds that pursue "Opportunistic" strategies. Opportunistic strategies are generally characterized by us as higher risk/reward investments in non-stabilized assets, including investments in real estate properties, subordinated loans in real estate, and real estate entities. An Opportunistic strategy may, or may not, produce any current return. Funds pursuing Opportunistic strategies generally target an annual rate of return on equity net to us of 15% or more, although such returns may or may not be achieved by the Underlying Funds. These funds may utilize considerable financial leverage to achieve their objective.

Value Added Strategies	Between 40% and 60% of our assets are expected to be invested in funds that pursue "Value Added" strategies. We define a Value Added strategy as one that seeks enhanced real estate returns through asset repositioning and/or increased leverage. The Value Added strategy generally produces current return over the life of the investment. Generally, funds employing Value Added strategies utilize leverage, typically in the range of 50% to 65% (levels that generally are more conservative than those used by funds pursuing Opportunistic strategies). Some of the Value Added funds in which we intend to invest may be open-end funds, meaning that an investor in such funds may redeem its interest prior to the end of the term. Underlying Funds pursuing Value Added strategies generally target an annual rate of return on equity net to us between 12% and 14% of which 6% to 8% is current return. Such returns may not be achieved by the Underlying Funds, and the investments may or may not produce any current return.

Return Attribution	We seek an overall balanced return of current income and appreciation by making investments into a diversity of real estate investment strategies. Each of the specifically focused investment strategies employed by a real estate investor or manager has its own attribute of return characteristics. The profit in real estate investments can be captured either through current income, property appreciation, or both.

Current Return	Of the managers who seek primarily to generate current return we will primarily consider those that focus on investments we characterize as mezzanine investments and structured real estate financial products. Mezzanine investments are typically senior to traditional equity and subordinate to traditional first mortgages or investment grade corporate debt. Structured real estate financial products are generally investments in subordinated loans, including investments in commercial mortgage backed securities and collateralized debt obligations. These funds may utilize considerable financial leverage to achieve their objective.

Current Return and Residual Value	Of the managers who seek to generate a blend of current return and capital appreciation within their own fund, we will primarily consider those that make equity investments in commercial real estate properties that generate current income at the time of purchase. These properties, in the opinion of the manager, may be leased at rates that are below market or may be in need of capital improvement or repositioning.

Residual Value	Managers who pursue profit primarily through appreciation typically focus on purchasing assets from distressed sellers, real estate development, or the purchase of assets in depressed leasing markets, speculation in land appreciation and conversion of leased income producing properties to condominium ownership.

The Adviser seeks to construct our portfolio with a mix of these strategies taking into consideration the return characteristics, the attractiveness of valuations in the sector of focus, the overall risk of each strategy, and its opinion as to the potential improvement or risk of deterioration in each focus sector.

Diversification	The Adviser will seek to mitigate risk by investing in approximately 10 to 15 Underlying Funds, each with its own special expertise, focus, stated investment objective and strategy. In addition to the diversity obtained by selecting investments with multiple strategies and return attributions, the objective is to achieve a further diversity of investments in Underlying Funds with respect to:

• Strategy	Balanced by employing a mix of Opportunistic and Value Added Strategies;

• Manager	Identify best-in-class managers; initially commit no more than 20% of our assets into any one Underlying Fund nor more than 20% of our assets with any one Fund Manager;

• Asset type	Real estate equity, debt, and entity-level investments;

• Property type	Investments across all property types, including office, multifamily residential, retail, hotel, etc.;

• Geography	Primarily domestic with selective exposure to international opportunistic investment strategies; and

• Duration	A balance of short-term, intermediate, and long-term investment strategies.

See "Risk Factors: Limited Ability to Diversify" below.

Investment Process	The Adviser generally employs a five-step process in structuring and monitoring our portfolio.

•	Investment Strategy Design—The Adviser designs our overall objectives and investment strategy based on its judgment and experience in the real estate industry and capital markets and its review of a qualitative forecast of developing market, economic and financial trends.

•	Initial Candidate Fund Screen—The Adviser conducts an initial screen of the universe of available private real estate funds to select a number of Candidate Funds, which preliminarily fit within our overall strategy and investment criteria and are expected to be raising capital during our commitment period.

•	Manager Underwriting and Approval—The Adviser conducts a detailed evaluation of the Candidate Funds based on qualitative and quantitative standards including a review of historical returns as well as a due diligence review of each Candidate Fund's decision-making process, valuation process and investment procedures. Based upon the Adviser's detailed underwriting and due diligence review, the Investment Committee will determine whether to approve a Candidate Fund for investment.

•	Portfolio Construction—The Adviser will determine an investment allocation and select funds from a group of Approved Funds. In aggregate, such selection is expected to meet our investment objective with regard to target return and diversification. Commitments to Underlying Funds will be limited to no more than 20% of our assets to any one Underlying Fund or any one Fund Manager.

•	Asset Management and Portfolio Management—The Adviser will engage in the active monitoring of our investments, report results to investors, and make decisions with regard to harvesting of investments.

Current Approved and Subscribed Underlying Funds	Utilizing its investment process, the Adviser has approved and subscribed to seven Underlying Funds (each, an "Approved and Subscribed Underlying Fund") in which it has committed to invest a significant portion of the net proceeds of the Offerings. The Adviser will approve and cause us to invest in additional Underlying Funds prior to Subsequent Closing Dates.

APPROVED AND SUBSCRIBED UNDERLYING FUNDS

Fund Name	Five Arrows Realty Securities IV, LP
Guardian Realty Fund II, LLC
Keystone Property Fund II, LP
Legacy Partners Realty Fund I, LLC
Legg Mason Real Estate Capital II, Inc.
MMA/Transwestern Mezzanine Realty Partners II, LLC
RREEF America REIT III, Inc.

Leverage	The Adviser generally intends to limit our use of financial leverage, (i.e., our ability to borrow money), primarily to facilitate the funding of capital calls from the Underlying Funds and our other short-term cash needs. Our use of financial leverage is subject to the limitations imposed under the Investment Company Act. Under the requirements of the Investment Company Act, immediately after issuing any borrowings that are senior securities representing indebtedness (as defined in the Investment Company Act), we must have an asset coverage ratio of at least 300%. Using leverage creates an opportunity for us to seek increased net income or capital appreciation. In addition, the Underlying Funds will typically pursue strategies that employ financial leverage. The use of leverage involves special risks. See "Risk Factors—General Risks of Investing in the Fund—Borrowing."

Use of Proceeds	We intend to invest the net proceeds of the Offering in accordance with our investment objective and strategies as soon as practicable following each closing for the purchase of Shares. We anticipate that we will have committed all available capital to Underlying Funds (upon which we will be "Fully Committed") within one year from the Final Closing (the "Commitment Period").

Until net proceeds are deployed into the Underlying Funds, capital is invested in a managed account of short-term US Treasury obligations and REIT-qualifying securities investments (the "Managed Account"). See the "Managed Account" below. The Managed Account is managed by Conning Asset Management Company, a subsidiary of Swiss Re ("Conning"), a qualified short-term money manager. and is managed in such a way as to maximize the potential yield of the account while (i) preserving principal and (ii) recognizing our liquidity needs.

Principal Risk Factors	There are a number of risks associated with an investment in us, including the risks related to the Underlying Funds. You should carefully consider the matters discussed in the "Risk Factors" section beginning on page 2 prior to deciding whether to invest in us. Some of these risks include:

Capital that we receive from investors will remain committed, but not invested, in Underlying Funds for a significant period of time after the completion of this offering. In certain instances, we may commit to invest a significant portion of our available capital in one or more Underlying Funds. Such committed capital will generally only be invested in an Underlying Fund upon receipt of a request for capital from a Fund Manager. A substantial amount of our available capital will therefore be committed to Underlying Funds, but not actually invested in those Underlying Funds, for a significant period of time after the completion of this offering.

Our investment program is speculative and entails substantial risks. We have a limited operating history. Investors must rely solely on the judgment and efforts of the Adviser to successfully select and invest the proceeds of the Offering and manage the Fund.

Our performance depends upon the performance of the Underlying Funds. The Underlying Funds generally will not be registered as investment companies under the Investment Company Act, and, therefore, we will not be entitled to the protections of the Investment Company Act with respect to the Underlying Funds. An investment adviser of an Underlying Fund may use investment strategies that differ from its past practices and are not fully disclosed to the Adviser, and that involve risks that are not anticipated by the Adviser. Underlying Funds may have a limited operating history.

The value of our net assets will fluctuate primarily based on the fluctuation in the value of the assets held by the Underlying Funds in which we invest. To the extent that the portfolio of an Underlying Fund is concentrated in a particular asset, asset type or geography, the risk of our investment in that Underlying Fund is increased. Underlying Funds are likely to engage in the use of leverage and derivative transactions. An Underlying Fund's use of such transactions is likely to cause the value of the Underlying Fund's portfolio to appreciate or depreciate at a greater rate than if such techniques were not used. The investment environment in which the Underlying Funds invest may be influenced by, among other things, interest rates, inflation, politics, fiscal policy, current events, competition, productivity and technological and regulatory change.

An Underlying Fund's estimate of its own NAV is based upon subjective analysis, and may also be imprecise. It is likely that neither a public market nor a liquid private market will be available for investments held by an Underlying Fund. In addition, the types of investments held by an Underlying Fund may be such that they require a substantial length of time to liquidate. An Underlying Fund will periodically report to its investors the NAV of its assets, including those that are illiquid. Due to the illiquidity of the

Underlying Funds' investments, estimates of NAV are subjective and may be imprecise. In addition, our shareholders will not have access to the private placement memoranda and other information provided by the Underlying Funds to their investors, and will therefore not have the ability to independently evaluate each of the Underlying Funds in which we may invest.

Our shareholders may be subject to higher operating expenses than if they invested directly into any of the Underlying Funds. Each Underlying Fund will be charged or subject to an asset-based fee and performance-based allocations of fees payable or allocated to the Fund Manager of such Underlying Fund. By investing in Underlying Funds indirectly through us, our shareholders bear asset-based management fees and performance-based allocations at the Underlying Fund level, as well as fees and expenses at the Fund level. The performance-based compensation received by a Fund Manager of an Underlying Fund may also create an incentive for that Fund Manager to make investments that are riskier or more speculative than those that it might have made in the absence of the performance-based allocation. That compensation may be based on calculations of realized and unrealized gains made by the Fund Manager without independent oversight.

We do not control the investment activities of the Underlying Funds. Typically, we will be a minority shareholder in each of the Underlying Funds and will not be able to control the activities of the Underlying Funds. Further, to the extent that we purchase non-voting securities of, or contractually forego the right to vote in respect of, an Underlying Fund, we will not be able to vote on matters that require the approval of the investors of the Underlying Fund, including a matter that could adversely affect our investment in it.

The REIT qualification rules impose limitations on the types of investments and activities that we may undertake, and our failure to meet these qualification rules will result in us having less cash available for distribution. We expect that some of the Underlying Funds in which we will invest will be treated as partnerships for U.S. federal income tax purposes, and as a result the assets held by the Underlying Funds will be treated as held directly by us and the income earned by the Underlying Funds will be treated as earned directly by us in proportion to our ownership interest in an Underlying Fund. As a result, we will not be able to invest in Underlying Funds that hold assets or earn income of a type that would disqualify us from REIT status, which may preclude us from pursuing economically beneficial investment alternatives. If we fail to qualify or remain qualified as a REIT, our distributions will not be deductible by us, and our income will be subject to taxation at regular corporate rates, substantially reducing our net income and cash available for distribution.

An Underlying Fund may invest in non-U.S. investments, which involve certain risk factors not typically associated with investing in real estate-related investments in the U.S. Investments by the

Underlying Funds in foreign markets, including markets in expropriation risk developing countries, present political, regulatory, and economic risks that are significant and that may differ in kind and degree from risks presented by investments in the United States. These risks include the risks relating to fluctuating currency exchange rates, differing real estate markets, political risk, and the risk of efficient capital repatriation. Foreign countries may also impose taxes on the Underlying Fund or impose restrictions or require approvals that would not exist in the United States.

AN INVESTMENT IN THE FUND WILL BE ILLIQUID UNTIL THE UNDERLYING FUNDS ARE LIQUIDATED. INVESTORS MUST BE WILLING AND ABLE TO BEAR THE RISK OF AN INVESTMENT IN THE FUND UNTIL THAT TIME. INVESTORS SHOULD INVEST IN THE FUND ONLY IF THEY ARE ABLE TO SUSTAIN A COMPLETE LOSS OF THEIR INVESTMENT.

Management	Our Board of Directors (the "Board") has overall responsibility for our management and supervision of our operations. See "Management—Board of Directors." A majority of the members of our board are not "interested persons" as defined in the Investment Company Act, and thus are considered "independent."

Investment Adviser	Under the supervision of the Board and pursuant to an investment management agreement ("Investment Advisory Agreement"), Madison Harbor Capital Management, LLC serves as our investment adviser (the "Adviser"). The Adviser is registered as an investment adviser under the Advisers Act. The Adviser is responsible for identifying, evaluating, structuring, monitoring and disposing of our investments in the Underlying Funds. The three founding partners of the Adviser have, in the aggregate, over 77 years of experience in the private and public real estate investment and capital markets. Neither the Adviser, nor its affiliates, provide any services nor accept any fees from the Underlying Funds. The Adviser has engaged a sub-adviser, Conning, to manage the assets of the Managed Account (see the "Managed Account") and may engage other sub-advisers to manage other assets in the future. Any sub-adviser will be compensated solely by the Adviser.

Fees and Expenses	Asset-based Fees. We will pay the Adviser an annual management fee equal to the sum of (i) 1.0% of the NAV of the Managed Account, and (ii) 2.0% of the NAV of funds deployed to Underlying Funds. The management fee will be earned at the beginning of each quarter and payable once the NAV calculation is finalized for the most recently closed quarter. The management fee and expenses of the Fund will be paid out of our assets. The Adviser has agreed to reduce its management fee during the period from January 1, 2006 through December 31, 2006, to the extent that the subscription period remains open, to 0.15% of the NAV of the Managed Account and 2.0% of the NAV of funds deployed to Underlying Funds. In the event that our total ongoing operating expenses in any particular fiscal year of operations, excluding management fees, exceed 1.00% of our net asset value as determined at the end of that fiscal year, the Adviser will reimburse the Fund for any such expenses incurred above 1.00% of our NAV. The amount of the Adviser's first reimbursement will be calculated for the period from the commencement of our operations on January 28, 2005, through the end of our first full fiscal year on March 31, 2006. See "Fees and Expenses."

Each shareholder will bear his or her pro rata portion of the fees and expenses payable by us, including, but not limited to, the Adviser's management fee, the fees paid to our administrator, legal fees, directors and officers insurance, and travel expenses incurred on our behalf, and the organizational costs of the Fund. In addition, our shareholders will indirectly bear their pro rata portion of the fees and expenses of the Underlying Funds (including all management and performance fees payable to the Underlying Funds' investment managers).

Distribution Expenses. Investments may be subject to a sales charge of up to 6.0% (consisting of a sales commission of up to 5.0% and a dealer manager fee of up to 1.0%), subject to waivers for certain types of investors. Pursuant to the underwriting and distribution services agreements (the "Underwriting Agreement"), the Distributors bear all of their expenses of providing their respective services under those agreements.

Investor Servicing Fee. The Adviser may pay additional compensation to the Distributor(s) from its own resources in connection with the servicing of the Investors. This amount is currently anticipated to be up to 0.65% of net asset value annually.

Conflicts of Interest	The Adviser and its affiliates and employees engage in a broad spectrum of activities, including sponsoring and managing investment funds and other activities. In the ordinary course of business, these institutions or individuals may engage in activities when their interests or the interests of their clients may conflict with our interests and the interests of our shareholders. See "Conflicts of Interest."

Transfer and Resale of Shares	Our Shares will not be traded on any securities exchange, are not expected to trade on any other market, and are subject to restrictions on transferability and resale. No shareholder will have the right to require us to repurchase or redeem his or her Shares. From time to time, we may offer to repurchase Shares at such times and on such terms as may be determined by the Board in its complete and absolute discretion. We anticipate conducting such repurchase offers in accordance with the requirements of Rule 13e-4 of the Securities Exchange Act of 1934, as amended. In determining whether we should repurchase Shares, the Board will consider, among other things, the recommendations of the Adviser.

The Adviser expects that it will recommend to the Board that we should offer to repurchase Shares from our shareholders once each year, typically in the second calendar quarter of the year. Although the decision whether to repurchase Shares is at the Board's sole discretion, the Adviser further anticipates that it will recommend that the repurchases will generally be in a range between 2% and 5%, but at no time more than 5%, of the outstanding Shares. Any repurchase offers will be subject in part to our available liquidity and compliance with the REIT qualification rules. The Adviser further anticipates that it will recommend to the Board that we repurchase such Shares at a price equal to 90% of the net asset value ("NAV"). A shareholder who tenders some but not all of his or her Shares for repurchase will be required to maintain a minimum balance of 25 Shares following a tender of Shares for repurchase. We may repurchase less than the full amount of Shares that a Shareholder requests to be repurchased. If we do not repurchase a shareholder's Shares, the shareholder may not be able to dispose of his or her Shares, even if the Fund underperforms. The first such repurchase is expected to occur in the second or third quarter of 2006.

Pursuant to the terms of the Shares, as described herein, the heirs of a deceased shareholder may tender any Shares held by the decedent back to the Fund at a price equal to 100% of the NAV at any time during the period commencing immediately upon the death of the shareholder and ending one year subsequent to such shareholder's death, subject to certain exceptions.

The Shares are subject to certain transfer restrictions. In general, Shares may not be transferred unless the proposed transfer is exempt from registration under the Securities Act, the proposed transferee meets any requirements imposed by the Securities Act and the Advisers Act with respect to investor eligibility and suitability, the proposed transfer will not cause us to fail to qualify as either a REIT or a "domestically controlled REIT" for federal income tax purposes, and the proposed transfer will not cause us to be a "pension-held REIT" for federal income tax purposes. Notice of a proposed transfer of Shares must also be accompanied by a properly completed subscription agreement for the proposed transferee. Any purported transfer of Shares made in violation of these transfer restrictions will be void "ab initio" (i.e., from the outset) and will result in such Shares being held in a trust for the benefit of certain charitable beneficiaries. See "Transfer and Resale of Shares—Transfers." An investor transferring Shares may be charged reasonable expenses, including attorneys' fees and accountants' fees, incurred by us in connection with the transfer.

Investor Eligibility	Shares may be purchased only by persons who are both "Accredited Investors" as that term is defined in the Securities Act and the rules thereunder, and "Qualified Clients" as that term is defined under the Advisers Act. Accredited Investors are generally individuals having (i) a net worth (or joint net worth with the investor's spouse) immediately prior to the time of purchase in excess of $1 million; (ii) an income in excess of $200,000 (or joint income with the investor's spouse in excess of $300,000) in each of the two preceding years and has a reasonable expectation of reaching the same income level in the current year; or (iii) an account managed by an investment adviser registered under the Advisers Act and the adviser is subscribing for Shares in a fiduciary capacity on behalf of the account. Qualified Clients are persons who (i) have a net worth of more than $1.5 million, (ii) have $5 million in investments (if an individual) or $25 million in investments (if an institution), or (iii) have at least $750,000 under the management of the Adviser and its affiliates. Persons who are both Accredited Investors and Qualified Clients are considered "Eligible Investors."

Investor Suitability	An investment in us involves a considerable amount of risk. It is possible that you may lose some or all of your money. Before making an investment decision, you should, among other things: (i) consider the suitability of the investment with respect to your investment objectives and personal situation; and (ii) consider other factors including your personal net worth, income, age, risk tolerance, tax situation, and liquidity needs. You should invest in us only money that you can afford to lose, and you should not invest in us money to which you will need access in the short-term or on a frequent basis. In addition, you should be aware of how our investment strategies fit into your overall investment portfolio because we are not designed to be, alone, a well-balanced investment for a particular investor.

The Offering	We are offering investors the opportunity to subscribe to purchase Shares.

We are offering up to 300,000 Shares at a cost of $1,000 per Share (the "Offering") through Distributors. We may also accept offers to purchase Shares that we receive directly from investors. Generally, Shares will be sold by the Distributor to investors who are customers of the Distributor and its affiliates.

To the extent that a Distributor's voting discretion and/or dispositive power over our Shares exceeds 25% of our Shares outstanding, such Distributor may be deemed to control the Fund, within the meaning of the Investment Company Act of 1940. As such, the Fund's primary Distributor, Wells Fargo Investments, may be deemed to control the Fund within the meaning of the Investment Company Act of 1940.

We conducted an initial closing on January 28, 2005 (the "Initial Closing Date") and nine subsequent closings through December 31, 2005 (the "Tenth Closing Date"). As of December 31, 2005, we had sold approximately 16,790 of the 300,000 Shares we are currently offering, from which we received proceeds of approximately $16,790,000. The Adviser in its sole discretion may conduct additional closings subsequent to the Tenth Closing Date, though the Adviser is not obligated to do so. The Adviser currently anticipates conducting additional closings subsequent to the Tenth Closing Date of which the eleventh closing is expected to occur on or about February 28, 2006 (the "Eleventh Closing Date") and any additional closings subsequent to the Tenth Closing Date are expected to occur on or prior to December 31, 2006 (the "Subsequent Closing Dates," each a "Subsequent Closing Date" and the last of such the "Final Closing Date"), though the number and dates of such additional closings remain subject to change in the Adviser's sole discretion.

Payments transmitted by investors to us, or to the Distributors, for investment in Madison Harbor Balanced Strategies, Inc. will be deposited in a bank escrow account with SEI Global Fund Services pending the Eleventh Closing Date, or if received thereafter, the next scheduled Subsequent Closing Date. Funds deposited into the escrow account will be invested in accordance with applicable law until the Eleventh Closing Date, or if received subsequent thereto, the next scheduled Subsequent Closing Date. At the time of the Eleventh Closing Date, and each Subsequent Closing Date, all funds deposited in the escrow account will be released to the Fund and may be invested in Underlying Funds in the Adviser's sole discretion. In the event that the Fund rejects an investor's Subscription Agreement or an investor elects to withdraw his or her subscription prior to the next scheduled Subsequent Closing Date, we will promptly deliver to such subscriber all funds received. No interest will be paid on an investor's escrowed funds in the event of such a rejection or withdrawal. In addition, subscribers may not withdraw their subscriptions after the applicable closing date as of which their funds have been released from escrow and invested in the Fund.

The Adviser may elect to terminate the offering at any point subsequent to the Eleventh Closing Date and all proceeds from the offering received but not closed subsequent to the Eleventh Closing Date will be refunded to investors without any interest and without any deductions.

The Underlying Funds in which we invest will likely experience operating losses in the early years of their operations as they call capital from investors and begin to build their respective portfolios. Therefore, until they fully execute their strategies, it may take several years for the Underlying Funds to appreciate (or depreciate) in value. As such, our proportionate allocated share of such operating losses will likely result in a decline in the recorded values of our Underlying Fund investments in the early years of the Fund's life. This phenomenon, know as the "J-Curve", is typically associated with private equity investing.

In making our investments in Underlying Funds, the Adviser has made the judgment that, as the Underlying Funds fulfill their investment programs, gains will be realized in the later years of their operations that will more than offset the earlier operating losses, thus resulting in long term positive annualized total returns over the life of our Underlying Fund investments. However, there can be no assurance that such judgments will prove correct or, more generally, there can be no assurance regarding the future performance of any investment in an Underlying Fund.

The Fund's NAV is determined quarterly, as set forth below under the section entiled "Net Asset Valuation." As of December 31, 2005,

our net assets were $16,582,987, as compared to total contributed capital by our shareholders of $16,790,000, which equates to a Net Asset Value per share of $987.67.

Minimum Investment	The minimum subscription amount is $25,000. The Adviser has sole discretion to waive this minimum amount.

Subscription Process	Each potential investor in us will be required to complete, execute and deliver to the Fund a subscription agreement, which will be binding on the investor (the "Subscription Agreement"). We intend to notify investors of the dates of the closing and acceptance of the investor's subscriptions. Pursuant to the Subscription Agreement, an investor's subscription amount is required to be paid on or before the closing date. We will issue one Share for each $1,000 invested. We currently do not anticipate issuing certificates for our Shares.

Distribution Policy	We anticipate that our distributions generally will be equal to all income distributions made available to us from Underlying Funds, plus all returns of capital made available to us by Underlying Funds, less (a) any returns of capital from Underlying Funds that are reinvested into other Underlying Funds or into the Managed Account, and (b) any amounts withheld to fund repurchases of Shares, to fund anticipated future capital calls to Underlying Funds, or to pay our expenses.

We may reinvest returns of capital distributed from Underlying Funds into other Underlying Funds or the Managed Account in a manner consistent with our Investment Objective or in order to assure that we have sufficient capital to meet our capital commitment obligations.

The Adviser's goal is to design the investment allocations to the various closed-end Underlying Funds, and to manage redemption of capital invested in open-end Underlying Funds, so that the expected aggregate distributions to shareholders will exceed their initial invested capital no later than the sixth anniversary of the Final Closing of this offering. There can be no assurances that such distributions will actually be made.

We intend to elect to be treated as a REIT for federal income tax purposes. In order for us to be entitled to deduct dividends paid to our shareholders, federal income tax law requires that we distribute with respect to each year at least 90% of our REIT taxable income. For more information, please see "Federal Income Tax Considerations—Taxation as a REIT."

To satisfy the requirements to qualify as a REIT, and to avoid paying tax on our income, we intend to distribute on a quarterly basis all, or substantially all, of our REIT taxable income to our shareholders. Any future distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see "Risk Factors" beginning on page 2.

In addition, the Fund expects to declare, subject to action being taken by our Board of Directors, a special dividend payable to Shareholders of record immediately prior to each Subsequent Closing Date to the extent such income causes the NAV per share to exceed $1000. This special dividend is intended to distribute any income, including both realized and unrealized capital gains, the Fund may have earned since the most recent Subsequent Closing Date. The Fund anticipates conducting such distributions, if any, in the form of a cash dividend. The Fund may elect, however, to distribute the proceeds of any unrealized capital gains in the form of a stock dividend. Such distributions will be payable upon a date to be designated by our Board of Directors following each Subsequent Closing Date to shareholders of record as of the immediately preceding closing date.

Termination of Fund	Our duration will be ten years from the anticipated Final Closing for the purchase of Shares in the offering, which is expected to occur on or prior to December 31, 2006, though the number and dates of additional closings remain subject to change in the Adviser's sole discretion. With respect to the termination of the Fund, the Board has the right, in its sole discretion, to extend the term for a period of time that allows each Underlying Fund to sell all of its investments and distribute the proceeds to us, or to allow us sufficient time to perform an orderly sale of our remaining securities and to distribute the proceeds to our shareholders.

Reporting	We send to shareholders an audited annual report within 60 days after the close of our fiscal year, which is March 31st. We also send shareholders an unaudited quarterly report within 60 days after the close of the first and third quarters, as well as an unaudited semi-annual report within 60 days after the close of the second quarter.

Our shareholder reports, along with other information, are filed with the Securities and Exchange Commission as part of Form N-CSR within 70 days after the close of our fiscal year. Our semi-annual reports, along with other information, are filed with the Securities and Exchange Commission as part of Form N-CSR within 70 days after the end of our semi-annual period, September 30th. Schedules of our investments, along with other information, are filed as part of Form N-Q within 60 days after the close of the first and third quarters. In adddition, we file certain financial and other information on a semi-annual basis, after the close of the second and fourth quarters, on Form N-SAR within 60 days after the end of such periods. The aforementioned filings are available on the SEC's website at http://www.sec.gov.

Certain Federal Income Tax Considerations	We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), beginning with our taxable year ended December 31, 2005. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual annual (or in some cases, quarterly) operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our Shares. We believe that we will be organized in conformity with the requirements for qualification as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for taxation as a REIT for federal income tax purposes. In connection with our election to be taxed as a REIT, we have a taxable year ending on December 31, and report the amount and character of any distributions to shareholders for any year by January 31 of the following year on Form IRS 1099-DIV.

As a REIT, we generally will not be subject to federal income tax on the amount of our REIT taxable income that we currently distribute to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates and may be unable to re-elect REIT status for the four taxable years following the year in which we are disqualified. See "Federal Income Tax Considerations."

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SUMMARY OF FUND EXPENSES

The following table is intended to assist potential Investors in understanding the various costs and expenses associated with investing in us. Each figure below relates to a percentage of our average NAV at quarter end and over the course of a year. Many of these expenses are estimates. The expenses associated with investing in a "fund-of-funds," like us, are generally higher than those of other types of funds that do not invest primarily in other investment vehicles. This is because the shareholders of a fund-of-funds also indirectly pay a portion of the fees and expenses, including performance-based compensation, charged at the Underlying Fund level. These indirect items are not reflected in the following chart or the example below.

Investor Transaction Expenses (as a percentage of offering price) Maximum Sales Charge (Load) (as a percentage of the offering price)(1)	6.00%
Annual Expenses (as a percentage of net assets attributable to Shares) Management Fee(2)	2.00%
Other Expenses(3)(4)	0.25%
Total Annual Expenses	2.25%

(1)  Investments will be subject to a sales charge of up to 6.0% (consisting of a sales commission of up to 5.0% and a dealer manager fee of up to 1.0%), subject to waivers for certain types of investors. The Distributors retain the sales charge, and may reallow to broker-dealers participating in the offering up to the full applicable sales charge of 6.0%. The Distributors may pay from their own resources additional compensation to brokers or dealers in connection with the sale and distribution of the Shares or servicing of investors. The Adviser may pay from its own resources additional compensation to Distributor(s) in connection with the placement of the Shares or servicing of the Investors.

(2)  The Fund will pay the Adviser an annual management fee equal to the sum of (i) 1.0% of the NAV of the Managed Account, and (ii) 2.0% of the NAV of funds deployed to Underlying Funds. The Adviser has agreed to reduce its management fee during the period from January 1, 2006 through December 31, 2006, to the extent that the subscription period remains open, to 0.15% of the net asset value of the Managed Account and 2.0% of the net asset value of funds deployed to Underlying Funds. See "Fees and Expenses". The Adviser may pay from its own resources additional compensation to the Distributor(s) in connection with the servicing of investors; this amount is currently anticipated be up to 0.65% of net asset value annually. Until net proceeds are deployed into the Underlying Funds, capital will be invested into a Managed Account of short-term US Treasury obligations and other suitable REIT-qualifying investments. See the "Managed Account".

(3)  Because the Fund is new, "Other Expenses" are based on estimated amounts for the current fiscal year assuming net assets of $300 million. Actual "Other Expenses" may be higher. However, in the event that our total ongoing operating expenses in any particular fiscal year of operations, excluding management fees, exceed 1.00% of our net asset value as determined at the end of that fiscal year, the Adviser will reimburse the Fund for any such expenses incurred above 1.00% of our net asset value. The amount of the Adviser's first reimbursement will be calculated for the period from the commencement of our operations on January 28, 2005, through the end of our first full fiscal year on March 31, 2006.

(4)  The Fund will generally pay management fees and incur other expenses associated with the Underlying Funds in which it invests. Although the exact amount of such fees and expenses cannot be determined until such time as the Fund has fully invested the proceeds of the Offerings, we expect such fees and expenses to range between approximately 3% and 5% of net assets attributable to Shares. Such fees and expenses will be in addition to the fees and expenses charged to us by our Adviser. In conducting its evaluation of each potential investment in an Underlying Fund, the Adviser takes into account such fees and generally compares potential returns among investment opportunities net of the fees charged by a manager of an Underlying Fund.

The following hypothetical example is intended to help you compare the cost of investing in the Fund with the cost of investing in other funds. The example assumes that (i) all distributions are received and not reinvested in the Fund, (ii) there will be no write-down by the Fund of any of its investments, and (iii) there will be no return of capital by the Fund to its shareholders. The table assumes a hypothetical 5% annual return. The assumed 5% annual return is not a prediction of, and does not represent, the projected or actual performance of the Shares. See "Fees and Expenses" for a more complete description of the Fund's costs and expenses.

The following example should not be considered a representation of past or future expenses, because actual expenses may be greater or less than shown.

Example

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return (5)	$52	$99	$149	$286

(5)  Actual expenses may be higher or lower than the amounts shown in the fee table and, consequently, the actual expenses incurred by an investor may be greater or less than the amounts shown in the Example. Furthermore, the example does not include fees and expenses of Underlying Funds.

RISK FACTORS

General Risks of Investing in the Fund

An investment in the Fund involves a high degree of risk and, therefore, should be undertaken only by Eligible Investors whose financial resources are sufficient to enable them to assume these risks and to bear the loss of all or part of their investment. The following risk factors should be considered carefully together with the other information provided in this Private Placement Memorandum and the Subscription Agreement, but are not meant to be an exhaustive listing of all potential risks and significant considerations associated with an investment in the Fund. Potential investors should consult with their own financial, legal and tax advisors prior to committing to invest.

Restrictions on Transfer and Withdrawal. The Shares are illiquid assets for which there is currently no secondary market nor is it expected that one will develop. The Shares have not been registered under the Securities Act or under the securities law of any other jurisdiction. Potential Investors will be required to represent that they are "accredited investors" under the Securities Act and "qualified clients" under the Advisers Act (persons meeting these standards, "Eligible Investors") and that they are acquiring Shares for investment and not with a view towards distribution or resale and that they understand that they must bear the economic risk of an investment in the Fund for an indefinite period of time. Transfers of Shares are subject to certain restrictions contained in our articles of incorporation. In particular, a proposed transfer will not be given effect if the transfer would violate the Securities Act or the Advisers Act, if the transferee is not an Eligible Investor, or if the transfer would cause us to fail to qualify as either a REIT or a "domestically controlled REIT" for federal income tax purposes, or if the transfer would cause us to be a "pension-held REIT" for federal income tax purposes. See "Transfer and Resale of Shares—Transfers." Consequently, the purchase of a Share should be considered only as a long-term and illiquid investment.

Limited Operating History for the Adviser and the Fund. The Adviser and the Fund have a limited prior operating history upon which an investor can base a prediction of future success or failure. Investors must rely solely and exclusively on the judgment and efforts of the Adviser to successfully select and invest in Underlying Funds and manage the affairs of the Fund.

Capital that we receive from investors will remain committed, but not invested, in Underlying Funds for a significant period of time after the completion of this offering. In certain instances, we may commit to invest a significant portion of our available capital in one or more Underlying Funds. Such committed capital will generally only be invested in an Underlying Fund upon receipt of a request for capital from a Fund Manager. A substantial amount of our available capital will therefore be committed to Underlying Funds, but not acutally invested in those Underlying Funds, for a significant period of time after the completion of this offereing.

Investors' Lack of Control of Management of the Fund and the Underlying Funds. Investors will not have an opportunity to evaluate the Underlying Funds that will be acquired by the Fund or the properties or other investments that will be acquired by the Underlying Funds. The management of the affairs of the Fund will be vested exclusively in our Board and the Adviser, the management and affairs of each Underlying Fund will be managed by the Underlying Fund's investment manager (the "Fund Managers"), and each Investor must rely upon the ability of our Board, the Adviser, and the Fund Managers with respect to the selection and origination of Underlying Funds and investments which the Fund and Underlying Funds will acquire. An investor cannot take part in the management or control of the business of the Fund or any Underlying Fund and will not have an opportunity to evaluate for itself the relevant economic, financial and other information regarding the investments which the Fund and Underlying Funds will acquire. In addition, investors will not have access to the private placement memoranda and other information provided by the Underlying Funds to their investors, and will therefore not have the ability to independently evaluate the performance of each of the Underlying

Funds in which we may invest. No assurance can be given that our Board, the Adviser, or the Fund Managers will be successful in selecting suitable investments or that the objectives of the Fund or any Underlying Fund will be achieved.

Underlying Funds Not Registered. The Underlying Funds will not be registered as investment companies under the Investment Company Act. Accordingly, we will not be entitled to the protections of the Investment Company Act with respect to the Underlying Funds. In addition, the Fund Managers or partners of the Underlying Funds may not be registered as advisers under the Advisers Act.

Liability for Return of Distributions. If an Underlying Fund is otherwise unable to meet its obligations, we may, under applicable law, be obligated to return to the Underlying Fund, with interest, cash distributions previously received by us to the extent such distributions are deemed to constitute a return of our capital contributions or are deemed to have been wrongfully paid to us. In addition, we may be liable under applicable federal and state bankruptcy laws to return a distribution made during an Underlying Fund's insolvency.

Reliance on Key Principals. The Fund's success depends in substantial part upon the skill and expertise of the individuals identified under "Management" as being responsible for selecting the Underlying Funds and managing those investments. The loss of any of our key employees would likely have a significant detrimental effect on our business, financial condition and results of operations.

Subscription for Less than the Maximum Number of Shares. To the extent that less than the maximum number of Shares is subscribed for, the opportunity for diversification of the Fund's investments may be decreased and the returns achieved on those purchased may be reduced as a result of allocating all Fund expenses among a smaller capital base.

Limited Ability to Diversify. We are a "non-diversified" investment company. Thus, there are no percentage limitations imposed by the Investment Company Act on the percentage of our assets that may be invested in the securities of any one issuer. However, we generally will not invest more than 20% of the value of our assets (measured at the time of initial commitment) in the securities of one single Underlying Fund. At various times in the future, it is possible that the percentage of our NAV in one or more of the Underlying Funds may exceed 20% due to fluctuations in values of the Underlying Funds, as well as from distributions from and liquidations of the Underlying Funds. It is not anticipated that rebalancing would occur at any such times. Our ability to diversify our investments will depend upon our ultimate size relative to the size of the available investment opportunities. Although we are limited in our ability to invest aggregate commitments in any one investment as described in this Private Placement Memorandum (see "Summary of Principal Terms"), the Adviser will have sole discretion within such limitation to select investments for the Fund. However, regulatory concerns of certain of the Underlying Funds may limit the Fund's ability to acquire more than 10% of that Underlying Fund's voting securities. In addition, unforeseen circumstances may cause the Fund to limit the number of its investments or type of investment activity. In such cases, poor performance by one or more of the Underlying Funds could severely affect the Fund's total returns and profitability. The risks associated with lack of diversification increases with the total amount of the Underlying Fund distributions and the number of Underlying Funds that have liquidated.

Risks of Contingent Liabilities Upon the Disposition of Investments. In connection with the Underlying Funds' disposition of certain types of investments, particularly corporate finance investments, the Underlying Funds may be required to make representations about the business and financial affairs of the investee company typical of those made in connection with the sale of any business, or may be responsible for the contents of disclosure documents under applicable securities laws. The Underlying Funds may also be required to indemnify the purchasers of such investment or underwriters to the extent that any representations or disclosure documents turn out to be incorrect, inaccurate or misleading. These arrangements may result in contingent liabilities, which might ultimately have to be funded by the Fund. The Underlying Funds' organizational documents may contain provisions to the effect that if there is any such claim in respect of an investment, it will be funded by the investors in the Underlying Fund to the extent of their unfunded commitments or to the extent that they have received distributions from the Underlying Fund, subject to certain limitations.

Difficulty of Locating Suitable Investments. Inasmuch as the Adviser has not yet identified all of the Underlying Funds, and the Underlying Funds have not yet identified all of the assets or companies in which they may invest, there are risks and uncertainties to Investors with respect to the selection of investments. The business of identifying and structuring real estate-related transactions is highly competitive and involves a high degree of uncertainty. No assurance can be given that the Fund or any Underlying Fund will be successful in obtaining suitable investments.

Borrowing. To the extent we borrow money, also known as "using leverage," the value of our assets will tend to increase or decrease at a greater rate than if no borrowing occurred due to the resultant leverage. If our investments decline in value, a shareholder's loss would be magnified if we had borrowed money to make the investments. It is anticipated that such borrowing will be on a short-term basis and not substantial.

If we do not generate sufficient cash flow from operations, we may not be able to repay borrowings within one year of incurring them, or we may be forced to sell investments at disadvantageous times in order to repay borrowings. Our performance may be adversely affected if we are not able to repay borrowings (because of the continued interest expense) or if we are forced to sell investments at disadvantageous times in order to repay borrowings. If we are forced to sell investments to repay borrowings (including borrowings incurred to finance the repurchase of Shares) our portfolio turnover rate will increase.

The rights of any lenders to receive payments of interest or repayments of principal from us will be senior to those of the shareholders, and the terms of any borrowings may contain provisions that limit certain of our activities, including distributions (if any) to shareholders. Interest payments and fees incurred in connection with borrowings will increase our expense ratio and will reduce any income we otherwise have available for distributions. Our obligation to make interest or principal payments on borrowings may prevent us from taking advantage of attractive investment opportunities.

Valuation of Our Investments. We anticipate that no public market will exist for the vast majority of our assets, including the Underlying Funds. For those of our assets for which no public market exists, the Board will determine the fair value of our assets in good faith based upon relevant available information. The Board will rely in part on valuations reported to it by the managers of the Underlying Funds. There can be no assurance that the valuations provided by the Board or the managers of the Underlying Funds will ultimately reflect the actual price that we would realize upon sale of the asset. See "Net Asset Valuation."

Temporary Investment Overweighting. While it is our intention to limit the initial capital allocation to any Underlying Fund to no more than 20% of the net proceeds of the Offering, we will initially invest substantially more than 20% of the net proceeds of the Offering into the Managed Account. The capital invested in the Managed Account will decline as each Underlying Fund calls capital from us; however, the balance may temporarily increase as a result of the timing difference between distributions from Underlying Funds and quarterly distributions to our shareholders. Subsequent to our reaching Final Allocation, it is anticipated that the percentage of our NAV in one or more of the Underlying Funds may exceed 20% due to fluctuations in values of the Underlying Funds and distributions from and liquidations of the Underlying Funds. It is not anticipated that portfolio rebalancing will occur at such point.

Investor's Tax Status. While many of our shareholders are expected to be U.S. taxpayers, the preponderance of investors in the Underlying Funds are expected to be institutional investors that are not subject to U.S. federal income tax. It is possible that an Underlying Fund, faced with choosing between alternatives that favor either a non-tax paying investor versus a tax paying investor, will choose the alternative that favors the former. The Fund, as a passive investor, will not generally have rights to exert influence over such decision making processes within Underlying Funds.

Federal Income Tax Risks. Although the provisions of the Internal Revenue Code relevant to your investment are generally described in "Federal Income Tax Considerations," we strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in the Fund and on your individual tax situation.

No Assurances of Future Dividends. We intend to pay quarterly dividends and to make distributions to our shareholders in amounts equal to all or substantially all of our REIT taxable income in each year. Since our initial closing we have made dividend distributions each quarter. Nevertheless, we have not established a dividend payment level. All distributions will be made at the discretion of the Board of Directors and will depend on our earnings, financial condition, maintenance of our REIT status and such other factors as the Board may deem relevant from time to time. There are no assurances as to our ability to pay dividends in the future.

Recent Change in Taxation of Corporate Dividends. The Jobs and Growth Tax Relief Reconciliation Act of 2003 that was enacted into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of federal income tax payable by individuals on dividends received from a regular C corporation. This reduced tax rate, however, will not apply to dividends paid to individuals by a REIT on its stock except for certain limited amounts. While the earnings of a REIT that are distributed to its shareholders will still generally be subject to less federal income taxation than earnings of a non-REIT C corporation, which are distributed to its shareholders net of corporate-level income tax, this legislation could cause individual investors to view the stock of regular C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because the dividends from regular C corporations will generally be taxed at a lower rate than dividends from REITs (other than dividends designated by us as either capital gain dividends or "qualified dividend income") which are generally be taxed at the same rate as the individual's other ordinary income. Unless further legislative action is taken, the provisions of this legislation will expire as of December 31, 2008. See "Federal Income Tax Considerations."

REIT Qualification Rules. In order to qualify and remain qualified as a REIT and to obtain the tax benefits available to REITs, we must satisfy certain income, asset, and distribution tests, which require that a certain specified percentage of our income and assets be comprised of certain types of income and assets and that we distribute at least 90% of our REIT taxable income to our shareholders each year. Satisfying these requirements might limit our ability to undertake investments and activities that would otherwise be beneficial to us.

Failure to Qualify or Remain Qualified as a REIT. We intend to qualify as a REIT under the Code beginning with our taxable year ending December 31, 2005 and remain qualified, which will afford us significant tax advantages. The requirements for this qualification, however, are highly technical and complex and even a technical or inadvertent mistake could jeopardize our REIT status. If we fail to meet these requirements, our distributions will not be deductible to us and we will have to pay a corporate level tax on our income. This would substantially reduce our earnings, our cash available to pay distributions and your yield on your investment in the Fund. In addition, such a tax liability might cause us to borrow funds, liquidate some of our investments or take other steps which could negatively affect our operating results. Moreover, if our REIT status is terminated because of our failure to meet a technical REIT requirement or if we voluntarily revoke our election, we could be disqualified from electing treatment as a REIT for the four taxable years following the year in which we lose our REIT status.

Inability to Comply with the Income Distribution Requirements Applicable to REITs. To obtain the favorable treatment associated with qualifying as a REIT, we must distribute to our shareholders with respect to each year at least 90% of our REIT taxable income for such year. In addition, we are subject to a tax on the undistributed portion of our income at regular corporate rates and also may be subject to a non-deductible 4% excise tax on income that we distribute after the close of our taxable year. We could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if conditions are not favorable for borrowing, which could adversely affect our financial condition and results of operations.

Potential Consent Dividend May Result in "Phantom Income" to the Investor. We may declare "consent dividends" as may be necessary or appropriate to ensure or maintain our status as a REIT for federal income tax purposes and to avoid the imposition of any federal income or excise tax. A consent dividend is a hypothetical distribution (as distinguished from an actual distribution) that is treated for federal income tax purposes as if it were distributed in money by us to our shareholders on the last day of our taxable year, received by our shareholders on that day, and immediately contributed by our shareholders as paid-in capital to us on that day. In the event a consent dividend is declared, you may face a tax liability as a result of the deemed distribution of income, although you did not receive an actual distribution of money.

Risks of Investing in Underlying Funds

General Real Estate Risks. Real estate, like many other types of long-term investments, historically has experienced significant fluctuations and cycles in value; thus, specific market conditions may result in occasional or permanent reductions in the value of the Fund. For example, a rise in long-term interest rates may result in a decline in the overall valuation of income producing assets, including real estate. Further, the exceptionally strong performance of the single family housing market has had a stimulative effect on the performance of retail properties as homeowners have utilized the equity in the their homes to finance the purchase of consumer goods. Moreover, the preponderance of condominium conversion activity in selected markets has caused the values of multi-family residential properties to escalate. There can be no assurance that either of these trends will continue.

Investments generally will be subject to the risks incident to the ownership and operation of commercial real estate and/or risks incident to the making of nonrecourse mortgage loans secured by real estate, including: (i) risks associated with both the domestic and international general economic climate; (ii) local real estate conditions; (iii) risks due to dependence on cash flow; (iv) risks and operating problems arising out of the presence of certain construction materials; (v) changes in supply of, or demand for, competing properties in an area (as a result, for instance, of over-building); (vi) the financial condition of tenants, buyers and sellers of properties; (vii) changes in availability of debt financing; (viii) energy and supply shortages; (ix) changes in tax, real estate, environmental and zoning laws and regulations; (x) various uninsured or uninsurable risks; (xi) natural disasters; and (xii) the ability of the Underlying Fund, third-party operators or borrowers to manage the real properties.

With respect to investments in the form of real property owned by the Underlying Funds, the Underlying Funds will incur the burdens of ownership of real property, which include the paying of expenses and taxes, maintaining such property and any improvements thereon, and ultimately disposing of such property. With respect to investments in equity or debt securities, the Underlying Funds will in large part be dependent on the ability of third parties to successfully operate the underlying real estate assets. In addition, the Underlying Funds may invest in mortgage loans that are structured so that all or a substantial portion of the principal will not be paid until maturity, which increases the risk of default at that time. The Underlying Funds' investment strategies, which will frequently involve the acquisition of distressed or underperforming assets in a leveraged capital structure, may involve a high degree of legal and financial risk, and there can be no assurance that the Underlying Funds' target investment returns will be realized or that there will be any return of capital. There is no assurance that there will be a ready market for resale of investments because investments in real estate generally are not liquid. Illiquidity may result from the absence of an established market for the investments, as well as legal or contractual restrictions on their resale by the Underlying Funds. The possibility of partial or total loss of capital will exist and investors in the Fund should not subscribe unless they can readily bear the consequences of such loss.

Importance of Management. The success of an Underlying Fund depends in substantial part upon the skill and expertise of the individuals that are responsible for selecting the Underlying Fund's investments and managing those investments. The loss of any such individuals would likely have a significant detrimental effect on our investment.

Past Performance is Not Necessarily Indicative of Future Results. You should not view the track record of the senior management or manager of an Underlying Fund as a prediction (directly or indirectly) of any level of future performance of the Underlying Fund. The Underlying Fund's performance is dependent on future events and is, therefore, inherently uncertain. Past performance should not be relied upon to predict future events due to a variety of factors, including, without limitation, varying business strategies, different local and national economic circumstances, different supply and demand characteristics, varying degrees of competition and varying circumstances pertaining to the real estate capital markets.

Potential Adverse Economic Conditions. General economic conditions in the United States and abroad, as well as conditions of domestic and international financial markets, may adversely affect the investments of the Underlying Funds, and, thus, the Fund. Unemployment, inflation, local recessions or other economic events resulting in a reduction of income of a substantial number of tenants or the financial failure of a major tenant of properties underlying or securing investments could have a material adverse effect on the value of such investments. Fluctuation in interest rates or other financial market volatility may restrict the availability of financing for future prospective purchasers of the underlying properties and could significantly reduce the value of such investments.

Significant Events. It is possible that natural disasters, including hurricanes, floods, fires and other weather-related incidents, acts of terrorism, war and other similar significant events may adversely affect the investments of the Underlying Funds, and thus, the Fund.

Difficulty of Locating Suitable Investments. The activity of identifying, completing and realizing on attractive investments has from time to time been highly competitive, and involves a high degree of uncertainty. An Underlying Fund will be competing for investments with many other real estate investors. There can be no assurance that an Underlying Fund will be able to locate and complete investments that satisfy its return objectives, realize upon its values, or that it will be able to fully invest its available capital.

Hedging Policies/Risks. In connection with the financing of certain investments, the Underlying Funds may employ hedging techniques designed to protect the Underlying Funds against adverse movements in currency and/or interest rates. While such transactions may reduce certain risks, such transactions themselves may entail certain other risks. Thus, unanticipated changes in interest rates, securities prices or currency exchange rates may result in a poorer overall performance for the Underlying Fund than if it had not entered into such hedging transactions.

Potential Environmental Liability. Under various foreign and United States federal, state and local laws, ordinances and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and the owner's liability therefor as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remediate contamination from such substances, may adversely affect an Underlying Fund's ability to sell real estate it acquires, either as an equity investment or through foreclosure on a loan investment, or to borrow using such property as collateral. In addition, some environmental laws create a lien on contaminated property in favor of the government for costs it incurs in connection with the contamination. In addition to clean-up actions brought by federal, state and local agencies and private parties, the presence of hazardous substances on a property may lead to claims of personal injury, property damage or other claims by private plaintiffs. Liability for the Underlying Funds may also arise due to occupational safety issues and concerns.

Investment in Troubled Assets. The Underlying Funds may make investments in equity securities of troubled issuers, distressed debt or other troubled assets which involve a significant degree of legal and financial risk. Furthermore, investments in assets operating in workout modes or under Chapter 11 of the U.S. Bankruptcy Code, or the equivalent in foreign jurisdictions, are, in certain circumstances, subject to certain additional potential liabilities which may exceed the value of an Underlying Fund's original investment. For example, under certain circumstances, lenders who have inappropriately exercised control of the management and policies of a debtor may have their claims subordinated or disallowed or counterclaims may be filed and lenders may be found liable for damages suffered by various parties as a result of such actions. In addition, under certain circumstances, payments to an Underlying Fund and distributions by the Underlying Fund to the Fund may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance or a preferential payment. Bankruptcy laws may delay the ability of an Underlying Fund to realize on collateral for loan positions held by it or may adversely affect the priority of such loans through doctrines such as equitable subordination or may result in a restructure of the debt through principles such as the "cramdown" provisions of the bankruptcy laws.

Borrowing. The Underlying Funds may use a substantial amount of borrowing, or leverage, in connection with real estate investment strategies. Leverage increases the exposure of such investments to adverse economic factors such as significantly rising interest rates, severe economic downturns or a deterioration in the condition of the investment or its corresponding market. In the event an investment is unable to generate sufficient cash flow to meet principal and interest payments on its indebtedness, the value of the Underlying Fund's equity investment in such investment could be significantly reduced or even eliminated.

Some of the Underlying Funds may utilize a leveraged capital structure, in which case a third-party would be entitled to cash flow generated by such investments prior to investors in the Underlying Fund receiving a return. Such leverage will increase the risk of loss on a leveraged investment due to adverse economic factors such as rising interest rates, down turns in the economy or deteriorations in the condition of the investments. If the Underlying Fund defaults on secured indebtedness, the lender may foreclose and the Underlying Fund could lose its entire investment in the security for such loan. Because the Underlying Fund intends to engage in portfolio financings where several investments are cross-collateralized, multiple investments may be subject to the risk of loss. As a result, the Underlying Fund could lose its interests in performing investments in the event such investments are cross-collateralized with poorly performing or nonperforming investments. In addition, recourse debt, which the Underlying Fund reserves the right to obtain, may subject other assets of the Underlying Fund's investments to risk of loss.

Underlying Funds May Be Financed Through Affiliated Entities. Applicable tax and regulatory considerations may sometimes lead to certain real estate investments being structured in a manner such that the Underlying Fund (or the entity through which the Underlying Fund makes an investment) obtains debt financing from (or enters into a similar transaction with) offshore funds affiliated with the Underlying Fund. In such cases, the equity interest of the Underlying Fund is subordinate to such loans and, accordingly, there may be circumstances in which the loans made by the other funds are repaid in full while the Underlying Fund is not able to recoup its investment. These transactions, however, are structured so that the projected return to the equity investment of the Underlying Fund, after taking into account such borrowings, if obtained, would exceed the return to the other funds with respect to their loans. As in all allocation decisions, the Underlying Fund's manager must weigh the conflicting interests of the different investors and funds in determining the amount to allocate to debt and equity and the terms of these loans. Additionally, the equity and debt holders with respect to an investment made by an Underlying Fund may have conflicting interests during the term of a particular investment, especially if the investment is not performing well. In addition, it may be possible that due to, among other things, unrelated business income tax considerations, the Underlying Fund may make loans in transactions in which other funds affiliated with the Underlying Fund make the equity investments. In such cases, as indicated above, the loan position, while senior to the equity, may earn a lower return than the other funds earn on their equity if the investment is successful, and similar considerations would apply with respect to the conflicting interests of the debt and equity holders.

Lack of Liquidity of Investments. It is unlikely that there will be a public market for the investments held by the Fund and Underlying Funds. The Fund and Underlying Funds generally will not be able to sell their investments publicly unless the sale is registered under applicable federal and state securities laws, or unless an exemption from such registration requirements is available. In some cases the Fund and Underlying Funds may be prohibited by contract from selling investments for a period of time. In addition, the types of investments held by the Fund and Underlying Funds may be such that they require a substantial length of time to liquidate. There is no assurance that there will be a ready market for resale of certain investments because investments in real estate generally are not liquid. Illiquidity may result from the absence of an established market for the real estate investments as well as legal or contractual restrictions on their resale by the Fund or Underlying Fund.

Investment in Partnerships and Other Entities. We and the Underlying Funds may make investments through partnerships, joint ventures or other entities. Such investments may involve risks not present in direct investments, including, for example, the possibility that a co-venturer or partner of ours or the Underlying Fund might become bankrupt, or may at any time have economic or business interests or goals which are inconsistent with those of the Fund, or that any such co-venturer or partner may be in a position to take action contrary to our investment objectives. Furthermore, if such co-venturer or partner defaults on its funding obligations, it may be difficult for us or the Underlying Fund to make up the shortfall from other sources. We or the Underlying Fund may be required to make additional contributions to replace such shortfall, thereby reducing the diversification of our investments. Any default by such co-venturer or partner could have an extremely deleterious effect on us, our assets and the interests of our shareholders. In addition, we or the Underlying Funds may be liable for the actions of co-venturers or partners. While the Adviser and Underlying Fund managers will attempt to limit our liability and that of the Underlying Funds by reviewing the qualifications and previous experience of co-venturers or partners, they do not expect to obtain financial information from, or to undertake private investigations with respect to, prospective co-venturers or partners.

Effect of Tax Status of Underlying Funds. The Underlying Funds in which we intend to invest are generally expected to be treated as REITs or partnerships for federal income tax purposes. With respect to the Underlying Funds treated as partnerships for federal income tax purposes, we will be deemed to own our proportionate share of the assets of the Underlying Funds based on our interest in partnership capital of each such Underlying Fund and will be deemed to have earned our allocable share of the partnership income of each Underlying Fund based on our interest in the partnership's capital of such Underlying Fund. We intend to monitor the Underlying Funds to ensure that the character of the assets owned by the Underlying Funds, the types of income earned by the Underlying Funds, and the amounts available for distribution to us by the Underlying Funds will allow us to comply with the income, asset, distribution and other tests applicable to REITs. However, we cannot guarantee that our efforts with regard to the Underlying Funds will be sufficient to guarantee our continued qualification as a REIT, particularly in instances in which: (1) an Underlying Fund owns all or any part of its assets through lower-tier entities treated as partnerships for federal income tax purposes, (2) the Underlying Funds (or the lower-tier entities treated as partnerships in which they own interests) do not timely report to us the amounts and character of income earned by them, (3) the Underlying Funds (or the lower-tier entities treated as partnerships in which they own interests) do not timely report to us acquisitions and dispositions of assets owned by them, (4) the Underlying Funds (or the lower-tier entities treated as partnerships in which they own interests) do not make timely distributions of their cash flow to us, (5) we do not have the ability to prevent the Underlying Funds (or the lower-tier entities treated as partnerships in which they own interests) from engaging in transactions that will produce non-qualifying income for purposes of the REIT income tests, and (6) we do not have the ability to prevent the Underlying Funds (or the lower-tier entities treated as partnerships in which they own interests) from purchasing non-qualifying assets or disposing of qualified assets for purposes of the REIT asset tests.

Uninsured Losses. The Underlying Funds may maintain insurance coverage intended to protect against liability to third parties and property damage as is customary for similarly situated businesses. However, there can be no assurance that insurance will be available or sufficient to cover any such risks. Insurance against certain risks, such as earthquakes or floods, may be unavailable, available in amounts that are less than the full market value or replacement cost of underlying properties or subject to a large deductible. In addition, there can be no assurance the particular risks which are currently insurable will continue to be insurable on an economically affordable basis. Assets of the Underlying Fund may be at risk in the event of an uninsured liability to third parties.

Risks of Litigation. The Underlying Funds may make investments in distressed securities, which can be a contentious and adversarial process. Different investor groups may have qualitatively different, and frequently conflicting, interests. An Underlying Fund's investment activities may include activities that are hostile in nature and will subject it to the risks of becoming involved in litigation by third parties. This risk may be greater where the Underlying Fund exercises control or significant influence over a company's direction. The expense of defending claims against the Underlying Fund by third parties and paying any amounts pursuant to settlements or judgments would be borne by the Underlying Fund and would reduce net assets and could require the Fund to return distributed capital and earnings to the Underlying Fund. The Fund Manager will be indemnified by the Underlying Fund in connection with such litigation, subject to certain conditions.

Investments in Debt. The Underlying Funds may originate performing debt investments and may acquire not only performing, but subperforming or nonperforming debt interests as well, which are secured by real estate. The Underlying Funds may also acquire unsecured debt interests that are issued by real estate companies, REITs or that pertain to the owners of the underlying real estate. In addition to the risks of borrower default, the collateral may be mismanaged or otherwise decline in value during periods in which the Underlying Fund is seeking to obtain control of the underlying real estate. In addition, borrowers may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against such enforcement and/or bring claims for lender liability in response to actions to enforce mortgage obligations. If any of the above occurred, an Underlying Fund's ability to make distributions to the Fund could be delayed or otherwise adversely affected. Moreover, because the Underlying Funds may attempt to obtain contractual rights to participate in or substantially influence the management of properties by borrowers, the likelihood is increased that a borrower may claim that the Underlying Fund interfered with the borrower's business, acted in bad faith in exercising its management rights or otherwise acted in a manner giving rise to a claim for lender liability. As a lender, an Underlying Fund may also be subject to penalties for violations of state usury limitations, which penalties may be triggered by contracting for, charging or receiving usurious interest.

It is anticipated that a substantial portion of an Underlying Fund's debt investments will not be rated by any nationally recognized rating agency. Generally, the value of unrated classes is more subject to fluctuation due to economic conditions than rated classes. Overall credit quality may move up or down frequently within this category. An Underlying Fund's acquisition of credit support classes of securitizations (which generally are expected to be first loss classes) which are unrated at the time of acquisition and which have lower ratings incrementally increase the risk of nonpayment or of a significant delay in payments on these classes. Should assets be downgraded, it may adversely affect their value and may adversely affect the value of the Underlying Fund.

Risks Associated With Lower Rated Commercial Mortgage-Backed Securities ("CMBS"). The Underlying Funds may invest in CMBS and other mortgage-backed securities, including subordinated tranches of such securities. The value of CMBS will be influenced by factors affecting the value of the underlying real estate portfolio, and by the terms and payment histories of such CMBS.

Some or all of the CMBS contemplated to be acquired by the Underlying Funds may not be rated, or may be rated lower than investment-grade securities, by one or more nationally recognized statistical rating organizations. Lower-rated or unrated CMBS, or "B-pieces," in which the Underlying Funds intend to invest have speculative characteristics, and can involve substantial financial risks as a result. The prices of lower credit quality securities have been found to be less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic or real estate market conditions or individual issuer concerns. Securities rated lower than "B" by the rating organizations can be regarded as having extremely poor prospects of ever attaining any real investment standing and may be in default. Existing credit support and the owner's equity in the property may be insufficient to protect the Underlying Fund from loss. As an investor in subordinated CMBS in particular, an Underlying Fund will be first in line among debt holders to bear the risk of loss from delinquencies and defaults experienced on the collateral.

The Underlying Funds may acquire subordinated tranches of CMBS issuances. In general, subordinated tranches of CMBS are entitled to receive repayment of principal only after all principal payments have been made on more senior tranches and also have subordinated rights as to receipt of interest distributions. Such subordinated tranches are subject to a greater risk of nonpayment than are senior tranches of CMBS or CMBS backed by third-party credit enhancement. In addition, an active secondary market for such subordinated securities is not as well developed as the market for certain other mortgage-backed securities. Accordingly such subordinated CMBS may have limited marketability and there can be no assurance that a more efficient secondary market will develop.

The value of CMBS and other mortgage-backed securities in which the Underlying Funds may invest, like debt investments in general, generally will have an inverse relationship with interest rates. Accordingly, if interest rates rise, the value of such securities will decline. In addition, to the extent that the mortgage loans which underlie specific mortgage-backed securities are prepayable, the value of such mortgage securities may be negatively affected by increasing prepayments, which generally occur when interest rates decline. Typically, commercial mortgage loans are not prepayable or are subject to prepayment penalties or interest rate adjustments, while the principal on most residential mortgage loans generally may be prepaid at any time without penalty.

Risks Associated with Commercial Property Loans. The investments of some of the Underlying Funds will include loans or participations in loans, or securities whose underlying performance depends on loans made with respect to a variety of commercial real estate. Such investments are subject to normal credit risks as well as those generally not associated with traditional debt securities. Commercial property loans are generally viewed as exposing a lender to a greater risk of loss through delinquency and foreclosure than lending on the security of single family residences. Commercial property loans generally do not fully amortize, which can necessitate a sale of the property or refinancing of the remaining "balloon" amount at or prior to maturity of the mortgage loan. Accordingly, investors in commercial mortgage loans and CMBS bear the risk that the borrower will be unable to refinance or otherwise repay the mortgage at maturity, thereby increasing the likelihood of a default on the borrower's obligation. Exercise of foreclosure and other remedies may involve lengthy delays and additional legal and other related expenses on top of potentially declining property values. In certain circumstances, the creditors may also become liable upon taking title to an asset for environmental or structural damage existing at the property.

The ability of the borrowers to repay the investments will typically depend upon the successful operation of the related real estate project and the availability of financing. Any factors which affect the ability of the project to generate sufficient cash flow could have a material effect on the value of the investments. Such factors include, but are not limited to, (a) the uncertainty of cash flow to meet fixed obligations, (b) adverse changes in general and local economic conditions, including interest rates and local market conditions, (c) tenant credit risks, (d) the unavailability of financing, which may make the operation, sale, or refinancing of a property difficult or unattractive, (e) vacancy and occupancy rates, (f) construction and operating costs, (g) regulatory requirements, including zoning, rent control and real and personal property tax laws, rates and assessments, (h) environmental concerns, (i) project and borrower diversification, (j) vandalism (with attendant security costs), and (k) uninsured losses.

In addition, commercial properties often involve a single user or tenant, or relatively few tenants. Commercial property specification may be tailored to the requirements of particular users or tenants and, accordingly, it may be difficult, costly and time consuming to liquidate such properties or attract new tenants. Security underlying such investments will be in a junior or subordinate position to senior financing. In certain circumstances, in order to protect its investment, an Underlying Fund may decide to repay all or a portion of the senior indebtedness relating to the particular investment or to cure defaults with respect to such senior indebtedness. In a bankruptcy of a borrower, the investment would have a priority greater than other general creditors of the borrower but less than senior secured creditors. In addition to repayment risks, there may be restrictions on enforcement rights prior to maturity or foreclosure of the senior position resulting in the Underlying Fund's inability to realize upon or control the underlying assets.

Market for Senior Interests. The Underlying Funds' strategies may depend, in part, upon their ability to syndicate or sell participations or senior interests in their investments, either through capital markets collateralized debt obligation transactions or otherwise. There is no assurance that such transactions can be completed on terms that are favorable to the Underlying Fund and the inability to complete such transactions could adversely affect an Underlying Fund's performance.

Certain Legal Aspects of Mortgage Loans; Lender Liability. Certain investments acquired by the Underlying Funds will be subject to risks relating to the legal aspects of mortgage loans. Depending upon the applicable state law governing mortgage loans (which laws may differ substantially), the Underlying Funds may be adversely affected by the operation of state law with respect to their ability to foreclose mortgage loans, the borrower's right of redemption, the enforceability of assignments of rents, due-on-sale and acceleration clauses in loan instruments, as well as other debtor's rights provided in such documents. In addition, the Underlying Funds may be subject to liability as a lender with respect to its negotiation, administration, collection and/or foreclosure of mortgage loans. Bankruptcy laws may delay the ability of an Underlying Fund to realize on its collateral or may adversely affect the priority thereof through doctrines such as equitable subordination or may result in a restructuring of the debt through principles such as the "cramdown" provisions of applicable bankruptcy laws.

Non-U.S. Investments. The Underlying Funds may invest in real estate-related investments located outside of the U.S. Non-U.S. real estate-related investments involve certain factors not typically associated with investing in real estate-related investments in the U.S., including risks relating to (i) currency exchange matters, including fluctuations in the rate of exchange between the U.S. dollar and the various non-U.S. currencies and costs associated with conversion from one currency into another, (ii) differences between U.S. and non-U.S. real estate markets and (iii) certain economic and political risks, including potential exchange-control regulations, potential restrictions on non-U.S. investment and repatriation of capital and the possibility of nationalization, confiscation without fair compensation, expropriation, confiscatory taxation or war. In addition, some of the Underlying Funds may make investments in a number of different foreign countries, some of which may prove to be unstable. Furthermore, in the case of investments in foreign securities or other assets, fluctuation in currency exchange rates will affect the value of the investments and any restrictions imposed to prevent capital flight may make it difficult or impossible to exchange or repatriate foreign currency. In addition, laws and regulations of foreign countries may impose restrictions or approvals that would not exist in the United States and may require financing and structuring alternatives that differ significantly from those customarily used in the United States. Foreign countries also may impose taxes on the Underlying Funds or Fund.

Currency Risk. An Underlying Fund may invest in assets in countries where the U.S. Dollar is not the national currency. Thus, the performance of the Underlying Fund could be adversely affected by fluctuations in currency exchange rates between the U.S. Dollar and the national currencies of the countries where investments are located. To ameliorate such risks, an Underlying Fund may enter into currency hedging transactions, such as treasury locks, forward contracts, futures contracts, and cross-currency swaps. There can be no guarantee that instruments suitable for hedging currency of market shifts will be available at the time when the Underlying Fund wishes to use them, or that hedging techniques will be effective. Furthermore, certain currency market risks may not be fully hedged or hedged at all.

Expedited Transactions. Investment analyses and decisions by Underlying Funds may frequently be required to be undertaken on an expedited basis to take advantage of investment opportunities. In such cases, the information available to the Underlying Fund at the time of an investment decision may be limited, and it may not have access to detailed information regarding the investment opportunity, such as physical characteristics, structural or environmental matters, zoning regulations or other local conditions affecting an investment. Therefore, no assurance can be given that the Underlying Fund will have knowledge of all circumstances that may adversely affect an investment. In addition, the Underlying Fund may rely upon independent consultants in connection with its evaluation of proposed investments; however, no assurance can be given that these consultants will accurately evaluate such investments and the Underlying Fund may incur liability as a result of such consultants' actions.

Nature of Investment. Investment in the Fund and Underlying Funds requires a long-term commitment, with no certainty of return. Investments in real estate-related assets and businesses have experienced severe financial difficulties, and these difficulties may never be overcome. Some of the Underlying Funds and their assets will be highly illiquid, and there can he no assurance that we, or any Underlying Fund, will be able to realize a profit on such investments in a timely manner, if at all. There may be little or no near-term cash flow available to the Investors. Partial or complete sales, transfers, or other dispositions of investments which may result in a return of capital or the realization of gains, if any, are generally not expected to occur for a number of years after an investment is made. Since we may only make a limited number of investments and since many of the investments may involve a high degree of risk, poor performance by a few of the investments could severely affect the total returns to Investors. This Offering is a non-specified asset offering and the Investors are not expected to have an opportunity to evaluate or approve specific assets prior to investing.

Consequences of Default. In the event that we default on our obligation to fund any of our commitments to an Underlying Fund when required, our interest in such Underlying Fund may be diminished and/or forfeited.

Subscription for Less Than the Maximum Offering. To the extent that less than the maximum offering amount for any Underlying Fund is committed, the opportunity for diversification of that Underlying Fund's investments will be decreased and the returns on those investments sold will be reduced as a result of allocating all of the Underlying Fund's expenses among such investments.

Effect from Carried Interest. Because Fund Managers usually receive performance based compensation (i.e., have a "carried interest" in the Underlying Fund), they may have an incentive to make riskier or more speculative investments than would be the case in the absence of this arrangement.

Market Conditions. Our strategies and those of the Underlying Funds may, in some investments, be based, in part, upon the premise that real estate assets will be available for purchase at prices that the Adviser or Fund Manager considers favorable. Further, investment strategies may rely, in part, upon more favorable market conditions developing. No assurance can be given that real estate assets can he acquired at favorable prices or that the market for such assets will recover, since this will depend, in part, upon events and factors outside the control of the Adviser and Fund Managers.

Limited Information. We and the Underlying Funds may not receive access to all available information to fully determine the origination, credit appraisal, and underwriting practices utilized with respect to the investments or the manner in which the investments have been serviced and/or operated.

Limitations on Remedies. Although an Underlying Fund as a holder of a real estate loan will have certain contractual remedies upon the default by borrowers under certain investments, such as foreclosing on the underlying real estate or collecting rents generated therefrom, certain legal requirements may limit its ability to effectively exercise such remedies.

Bankruptcy Considerations. Investments made in assets operating in workout modes or under bankruptcy, insolvency or other debtor-protection codes could, if an Underlying Fund inappropriately exercises control over the management and policies of the debtors, be subordinated or disallowed, and the Underlying Fund could be liable to third parties in such circumstances. Furthermore, distributions made to an Underlying Fund in respect of such investments, and distributions by such Underlying Fund to the Fund, could be recovered if such distributions are found to be a fraudulent conveyance or preferential payment or the equivalent under the laws of certain jurisdictions. Bankruptcy laws may delay the ability of an Underlying Fund to realize on collateral for loan positions held by it or may adversely affect the priority of such loans through doctrines such as equitable subordination or may result in a restructure of the debt through principles such as the "cramdown" provisions of the bankruptcy laws.

Liability for Return of Distributions. If an Underlying Fund is otherwise unable to meet its obligations, we may, under applicable law, be obligated to return, with interest, cash distributions previously received by us to the extent such distributions are deemed to constitute a return of our capital contributions or are deemed to have been wrongfully paid to us. In addition, we or our shareholders may be liable under applicable bankruptcy or insolvency laws to return a distribution made during the Underlying Fund's insolvency.

Development Risks. The Underlying Funds may acquire equity and/or debt interests in real estate developments and/or in businesses that engage in real estate development. To the extent that an Underlying Fund invests in such development activities, it will he subject to the risks normally associated with such activities. Such risks include, without limitation, those relating to the availability and timely receipt of zoning and other regulatory approvals, tenant lease up and absorption risk, the cost and timely completion of construction (including risks beyond the control of the Underlying Fund, such as weather or labor conditions or material shortages) and the availability of both construction and permanent financing on favorable terms. These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development activities once undertaken, any of which could have an adverse effect on the financial condition and results of operations of an Underlying Fund and on the amount of funds available for distribution to the Fund. Properties under development or properties acquired to be developed may generate little or no cash flow from the date of acquisition through the date of completion of development and may experience operating deficits after the date of completion.

Diverse Limited Partner Group. The investors in the Underlying Funds may have investment, tax and other interests that conflict with us and our shareholders with respect to our investments in the Underlying Funds. The conflicting interests may relate to or arise from, among other things, the nature of investments made by Underlying Funds, the structuring or the acquisition of investments and the timing of disposition of investments. As a consequence, conflicts of interest may arise in connection with decisions made by the Fund Managers, including with respect to the nature or structuring of investments that may be more beneficial for one investor than for another investor, especially with respect to investors' individual tax situations.

Risks of Investing in REITs. Underlying Funds may be structured as REITs or may invest in the securities of public or private REITs. Investments in REIT securities are subject to special risks, including:

  (i)  Restrictions on ownership (which generally results in a prohibition on ownership of more than 9.9% of a REIT's shares by one investor), which are designed to ensure that the REIT does not violate certain share accumulation restrictions imposed by the Internal Revenue Code on REITs, and which also may deter possible acquisitions of, or changes in control of, a REIT;

  (ii)  Many REITs have small-to-medium sized market capitalizations. While a Fund Manager may believe REIT securities provide significant potential for appreciation, these securities may involve higher risks and greater stock price volatility than do investments in securities of larger companies; and

  (iii)  Tax risks, including the risk of failure to continue to qualify as a REIT and risk of changes in the tax law that may cause REITs to be subject to corporate taxation, may limit a REIT's ability to sell properties at a time when it is otherwise economically advantageous to do so, thereby adversely affecting returns to its stockholders.

Industry or Sector Risk. We and the Underlying Funds may make an investment that is concentrated in a single industry or sector (such as health care facilities, hotels, multi-family homes, industrial property, theatres or gas stations), which investments are also subject to the specific risks of the particular industry or sector in which they operate.

Risk of Early Stage Companies. We may invest in Underlying Funds which in turn invest in companies at an early state of development, which involves a high degree of business and financial risk. Early-stage companies with little or no operating history may require substantial additional capital to support expansion or to achieve or maintain a competitive position, may produce substantial variations in operating results from period to period or may operate at a loss. Such companies may face intense competition, including competition from companies with greater financial resources, more extensive development, marketing and service capabilities, and a larger number of qualified management and technical personnel. Such risks may adversely affect the performance of such investments and result in substantial losses.

FORWARD-LOOKING STATEMENTS

Information contained or incorporated by reference in this Private Placement Memorandum may contain "forward-looking statements" which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate" or "continue" or the negative thereof or other variations or similar words or phrases. The matters described in "Risk Factors" and certain other factors noted throughout this Private Placement Memorandum, and in any exhibits to the registration statement of which this Private Placement Memorandum is a part, constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be incorrect. Important assumptions include our ability to locate acceptable investments, maintain certain margins and profitability, and provide certain returns to our investors. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Private Placement Memorandum should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Private Placement Memorandum.

THE FUND

Madison Harbor Balanced Strategies, Inc. is a non-diversified, closed-end management investment company that has registered as an investment company under the Investment Company Act. We were organized as a corporation under the laws of Maryland on December 16, 2003. We do not intend to register any class of our securities under the Securities Act. We are designed to provide persons who are Accredited Investors, as that term is defined in the Securities Act, and Qualified Clients under the Advisers Act, and the respective rules and regulations under those laws, with access to a diversified portfolio of professionally managed real estate private equity funds.

Our business and affairs are overseen by a five member Board of Directors, three of whom are not "interested persons" of the Fund as that term is defined in the Investment Company Act. Madison Harbor Capital Management, LLC, a Delaware limited liability company which is registered as an investment adviser under the Advisers Act, serves as our investment adviser. Our principal office is located at The Chrysler Building, 405 Lexington Avenue, New York, New York 10174 and our telephone number is (866) 348-6466. The Adviser has engaged a sub-adviser, Conning, to manage the assets of the Managed Account and may engage other sub-advisers to manage other assets in the future. Conning, and any other sub-adviser, will be compensated by the Adviser. See "Management."

We intend to invest the significant portion of our assets in a portfolio of Underlying Funds utilizing a "fund-of-funds" structure. A fund-of-funds is an investment vehicle which, rather than making direct investments in properties, mortgages, securities or operating companies (collectively, "Direct Investments"), makes investments in a number of investment funds, whose managers in turn make Direct Investments. A fund-of-funds provides a means for investors to participate in investments in Underlying Funds by providing a single portfolio comprised of the securities of underlying real estate private equity funds. The benefits of the Fund's structure are the following:

•  Access—An investment in the Fund will enable access to a group of real estate investment managers employing Value Added and Opportunistic investment strategies, whose services generally are not available to the investing public, or who otherwise may place stringent restrictions on the number and type of persons whose money they will manage.

•  Entry—Minimum commitment levels are generally very high for investing directly in real estate private equity funds - typically $5 million to $10 million. Fund-of-funds provide access for many institutional and high net worth individual investors, who have difficulty meeting these minimum investment requirements of individual funds.

•  Expertise—Private fund investing requires extensive sourcing activities, due diligence, legal and tax analysis, and involves a very different process than investment in publicly traded stocks and bonds. Most individual investors lack the experience, the resources, or the expertise required to properly evaluate private fund managers and monitor resulting investments. An investment in a single professionally managed investment vehicle eliminates the need for investors to purchase securities in individual real estate private equity funds.

•  Diversification—Because a fund-of-funds aggregates the investment capital of its shareholders or limited partners for investment into several underlying funds, such investors immediately gain the benefit of spreading their risk among a variety of investment managers, which may reduce the volatility inherent in a single real estate property or real estate fund investment.

•  Regular Reporting—We will provide quarterly investment letters and quarterly reports that inform our shareholders of our holdings, their performance, and their diversification.

Underlying Funds to which assets will be allocated generally will have complete discretion to purchase and sell properties, securities or other investments for their respective funds consistent with the relevant investment advisory agreements, partnership agreements, or other governing documents.

INVESTING IN REAL ESTATE PRIVATE EQUITY

Introduction

U.S. commercial real estate is a significant asset class, comprising over $5.4 trillion in total value, of which approximately $3.2 trillion is of institutional quality (i.e., assets of a quality such that large institutional investors would be willing to hold them for investment). Of the institutional quality segment, $1.0 trillion in value is equity and $2.1 trillion is comprised of debt. Forty-six percent of the institutional grade market is publicly owned, primarily through REITs; the balance is owned indirectly through partnerships, corporations, funds, institutional separate account investments and private REITs. Commercial real estate has historically represented 3% to 5% of institutional investors' investment portfolios.

Individual investors have typically had access to "core" investment strategies through publicly-traded REITs. Core assets include investment strategies such as credit tenant sale/leasebacks (i.e., leases based on the credit quality of a large single tenant) and the purchase of substantially leased, multi-tenanted properties. Individual investors typically have not had access to professionally managed institutional quality private real estate investment opportunities because of the high minimum investments they require—typically $5 million to $10 million. These managers pursue a broader range of strategies which also include "enhanced" return objectives which seek higher returns, but also accept higher risk. Broadly defined, the enhanced strategies include:

•  Value Added. A strategy which generally involves the acquisition of less than fully leased property which may be producing some level of current income but requires some investment of capital and/or management subsequent to acquisition in order to fully realize the value potential of the property. A Value Added investment generally has a medium-term investment horizon (i.e., three to seven years) with a portion of overall profitability anticipated to come from the sale of the asset.

•  Opportunistic. Typically the most intricate strategies, which include development, redevelopment, acquisitions from distressed sellers, restructurings, etc., with a high portion of ultimate value related to the ultimate sale of the property. These strategies generally employ higher risk and leverage, but can generate the highest overall returns. Certain debt and structured-finance investments fall into this category, although the return from such investments is generally more weighted to current return than to the sale of the asset.

The U.S. economy has largely recovered from an over-heated capital market in the late 1990's. Helped by coordinated and stimulative monetary and fiscal policy actions set against a background of low inflation and low interest rates, the Adviser believes that the economy has now completed its corrective phase and, as evidenced by improving trends throughout 2004 and 2005, appears to be on track to perform well in 2006. Looking out further, while the U.S. economy remains the largest and most dynamic in the world, there are general risks that have the potential to affect all asset classes including global capital account imbalances, the struggle to contain government debt and competition from Asian economies.

Commercial real estate is a lagging sector, historically trailing the timing of economic cycles. Accordingly, despite the general economic improvements of 2004 and 2005, the Adviser believes that the real estate fundamentals (in terms of occupancy, rental levels, net income and cash flow) began to show measurable improvement in 2005 and is expected to continue to do so in 2006. Despite the weak fundamentals of the past several years, property valuations have remained strong as investors shifted allocations away from other investment sectors and into commercial real estate because of its relatively attractive return characteristics: higher current income and relatively low volatility. In the Adviser's view, this strength in property valuations, supported in part by lower interest rates, has enabled real estate to weather the broader economic downturn until new demands for space in all properties can be regenerated by a recovered and growing economy.

Access to Professionally-Managed, Institutional-Quality Real Estate Investments

On a relative basis, we believe that many investors remain under-allocated to real estate for two reasons:

•  Capital Requirement. A significant financial investment is required to purchase individual commercial real estate assets, making it an impractical investment for most individual investors.

•  Expertise Requirement. The management-intensive nature of real estate investing makes it non-viable for most non-professional investors.

As a result, most private investors have generally accessed real estate through pooled vehicles such as public and private REITs. Another alternative has been syndications of individual assets and real estate portfolios, generally focusing on the net-leased and core (i.e., fully leased and stabilized) asset classes. Value Added and Opportunistic investing has remained largely the domain of institutional, rather than individual, investors, either through direct investment or through professionally-managed funds and separate accounts. Such opportunities typically require minimum commitments of $5 to $10 million from each investor. We believe the addition of these investment strategies can enhance the performance of any real estate or overall investment portfolio, although there is no guarantee that it will do so. To our knowledge, we are the first registered investment company that allows individual investors the opportunity to access a selection of professional managers seeking enhanced returns from real estate investments.

Managers of private real estate funds that pursue Value Added or Opportunistic strategies are compensated generally through an asset management fee that ranges from 1 to 2% of assets under management and a carried interest of 10 to 20% of the profits. This compensation is usually subject to a preferred return to investors in the range of 6% to 14% and often includes a provision that allows the General Partner to "catch up" to its carried interest once the preferred return has been paid to investors.

Enhanced Return Strategies

Enhanced return real estate investment strategies (comprised of Value Added and Opportunistic investing), generally involve (i) acquisitions (often either from distressed sellers or of currently out of favor property types), (ii) intense asset management, and (iii) a sale as soon as the asset has reached stabilization. The primary objective of enhanced return investing is to generate higher overall returns than can be obtained from core property investments. Often, these investment opportunities are characterized by insufficient management attention, deferred capital investment, or market inefficiencies where existing ownership is under some form of financial pressure.

The Real Estate Risk-Return Spectrum

Timing is also an important factor in enhanced return strategies. While an asset is being repositioned or otherwise improved, cash flow may be limited. Therefore, the importance of achieving the optimal exit valuation is critical in order to achieve the targeted returns. Higher return real estate investment strategies demand a longer-term commitment of capital than do core strategies. While actual holding periods may be shorter, opportunities to liquidate assets may be severely hindered prior to completion of the required improvements.

Value Added and Opportunistic real estate strategies require visionary entrepreneurial managers that are capable of (i) envisioning future value, (ii) calculating risk, and (iii) matching the two appropriately. Professional managers should have the experience to acquire assets at a discount to replacement cost, develop new assets, reposition underutilized properties, recapitalize properties and remarket them on a stabilized basis to core property investors.

It is our opinion that there is a wide disparity in experience and expertise among managers active within enhanced return real estate investment strategies. Accordingly, investors should take great care in their investment approach, with a strong focus on diversification among experienced managers with access to the research, property management, and other relevant expertise, as a way to mitigate risk within their investment strategy.

The Characteristics of Real Estate Returns

Although there is much debate among asset managers as to how much should be allocated to real estate as a part of a diversified investment portfolio, the Adviser believes that real estate provides diversification benefits and that it belongs in most mixed-asset investment portfolios. Further, the Adviser believes that investors should seek access to the higher-grade, institutional-quality segments of the broader real estate market. In the Adviser's view, a well-diversified real estate investment strategy has historically provided:

•  Favorable overall returns: Real estate investment returns have historically compared favorably with other asset classes. As shown in exhibit 1, U.S. commercial real estate (as measured by the NCREIF Property Index) out-performed most other asset classes for the five and ten year periods ending December 31, 2005. The NCREIF index tracks performance without the benefit of leverage, which is inherent in the majority of the other below indices. Historical performance of the real estate industry, as a whole, is not necessarily indicative of its future performance, or that of any of its segments. The actual performance of the Underlying Funds, and thus the Fund, may or may not reflect such historical performance.

Exhibit 1: Overall returns of U.S. private real estate,
as measured by the NCREIF index, versus stocks and bonds, as of December 31, 2005

1  Compounded Annualized Returns.

2  NCREIF is an index of unlevered total returns of Institutional quality real estate.

3  Wilshire REIT Index is comprised of public REITs which are levered 45-60%.

4  Price only.

Source: National Council of Real Estate Investment Fiduciaries, Wilshire Associates, Dow Jones & Company, Standard & Poor's, Federal Reserve Bank, RREEF Research.

The actual performance of the Underlying Funds, and thus the Fund, may or may not reflect such historical performance.

•  Current income: While the yields for many income-oriented investments have generally declined over 20 years (as inflation abated), the income yield from commercial real estate ranged from 6% during the late 1980's, to 8% and 9% for most of the 1990's and is currently in the 7% to 8% range (based on the NCREIF Property Index provided by the National Council of Real Estate Investment Fiduciaries). Because income generally accounts for a more significant portion of total return relative to sale proceeds than in other investment categories, real estate returns historically have exhibited lower volatility than other equity asset classes. Historical performance of real estate industry income yields, as a whole, is not necessarily indicative of its future performance, or that of any of its segments. The actual performance of the Underlying Funds, and thus the Fund, and the level of income yields they achieve, may or may not reflect such historical performance.

While the yields for many income-oriented investments have generally declined over 20 years (as inflation abated), since the early 1990s, the income yield from commercial real estate has generally exceeded that of stocks and bonds.

Exhibit 2: Comparative Income Yields for Stocks, Bonds and Real Estate (1983-2005)	Historical performance of the real estate industry as a whole, or income yields or volatility of real estate in particular, is not necessarily indicative of its future performance, or that of any of its segments. The actual performance of the Underlying Funds, and thus the Fund, and the level of income yields they achieve, may or may not reflect such historical performance.
Source: National Association of Real Estate Investment Trusts, National Council of Real Estate Investment Fiduciaries, Standard &Poor's, Federal Reserve Bank.

The actual performance of the Underlying Funds, and thus the Fund, may or may not reflect such historical performance.

•  Low return volatility. Commercial real estate returns have historically exhibited lower volatility than the general equity market as its current income component tends to support its residual value. In addition, since leases for commercial properties are typically for five or more years, and the expiration of leases within any one property are usually staggered over multiple years, rental income tends to be a weighted moving average of historical and current market rents. As a result, real estate returns are generally not in sync with current economic conditions. However, the stability of physical asset returns comes at a cost of poor liquidity, which favors long-term investors who can amortize transaction costs over multiple periods. Such historical low volatility is not necessarily indicative of future volatility. The actual performance of the Underlying Funds, and thus the Fund, may or may not reflect these general characteristics.

Exhibit 3: Real Estate Returns & Volatility compared to Stocks and Bonds
(1Q 1994 – December 31, 2005)

		Mean Return (%)[1]	Volatility (Std. Dev.)	Sharpe Ratio[2]
Private Real Estate	NCREIF Property Index	11.3	4.3	1.68
	S&P 500	12.2	19.6	0.41
STOCKS:	Russell 2000 Stock index	11.1	18.1	0.39
	NAREIT - Equity REITs	14.7	16.6	0.64
BONDS:	Lehman Gov't Bond Index	6.3	6.5	0.34

1  Annualized.

2  Assumes a risk free rate of 4.11%.

Sources: National Association of Real Estate Investment Trusts, National Council of Real Estate Investment Fiduciaries, RREEF Research, Standard & Poor's, Russell, Federal Reserve Bank.

The actual performance of the Underlying Funds, and thus the Fund, may or may not reflect such historical performance.

Since 1980, in each year that the S&P 500 delivered a negative return, private real estate has delivered a positive return.

Exhibit 4: Real Estate Diversification Benefits

Source: NCREIF, Standard & Poor's.

The actual performance of the Underlying Funds, and thus the Fund, may or may not reflect such historical performance.

Lower Volatility

The private real estate market, as measured by the NCREIF Property Index (which is reported by the National Council of Real Estate Investment Fiduciaries), has exhibited less volatility in total annual return than public real estate securities as measured by the NAREIT Equity Index (which is reported by the National Association of Real Estate Investment Trusts). We believe this relates to the susceptibility of the public real estate market to macro-economic capital flows, as well as to the fact that the NCREIF Property Index tracks performance without the benefit of leverage, which is included in the NAREIT Index.

Exhibit 5: NCREIF Property Index vs. REITs

Source: National Association of Real Estate Investment Trusts, National Council of Real Estate Investment Fiduciaries.

The actual performance of the Underlying Funds, and thus the Fund, may or may not reflect such historical performance.

•  Low correlation of returns: We believe private commercial real estate investments can be a good diversification tool relative to unexpected volatility in other asset classes. Although most investments are somewhat dependent on the economic cycle, the supply and demand equation for commercial real estate historically has been different from that of equities and bonds. Property markets are driven by different variables such as local zoning laws, demographics, rents and the property supply/demand cycle. The implication, therefore, is that investors can reduce the volatility of their portfolios (increase return for a given risk or decrease risk for a given return) by including property.

  As noted in the Exhibit 6 below, private real estate returns, as measured by the NCREIF index (which is an unlevered index) show low correlation to either equity or bond indices. The exhibit also illustrates that public REITs have a much higher correlation with the broader equity indices than private real estate. Such historical lack of correlation is not necessarily indicative of a future lack of correlation. The actual performance of the Underlying Funds, and thus the Fund, may or may not reflect these general characteristics.

Low Correlation of Returns

Private real estate tends to be uncorrelated to most other asset classes, thus providing strong diversification benefits and mitigating portfolio risk. Private real estate, as measured by the NCREIF Property Index has a very low correlation of return with most other major investment indices, including the NAREIT Index. As the expiration of leases in a portfolio are usually staggered over multiple years, rental income tends to be a weighted moving average of historical and current market rents. As a result, real estate returns are generally not in sync with current economic conditions.

Exhibit 6: Return Correlation: Stock, Bonds & Real Estate (January 1, 1984 - December 31, 2005)	Historical correlations are not necessarily indicative of future correlation. The actual performance of the Underlying Funds, and thus the Fund, may or may not reflect these general characteristics.
Source: RREEF Research

Source: RREEF Research

1  Returns updated through December 2005.

Summation

The Adviser believes that despite the generally improving economy and a lagging real estate market recovery, real estate dislocations will continue to exist. Accordingly, the Adviser believes that investors should be focused on institutional-quality properties with upside potential and longevity of returns with the benefit of professional managers. Further, investors should be prepared to capitalize on real estate investment opportunities that may arise due to actions on the part of distressed sellers or changes taking place with dislocations in tenancies. The investment strategies of the Fund have been designed for individual investors to:

•  Take advantage of and participate in what is expected by the Adviser to be an improving real estate market over the next several years;

•  Have access to the high-grade institutional segment of the private real estate equity market;

•  Have the benefit of an actively managed, broadly diversified portfolio of real estate fund interests managed by best-in-class managers; and

•  Provide attractive net returns in absolute and relative terms and offers (a) current income and the growth normally characterized by a healthy, growing economy and improved demands for commercial real estate, and (b) the ability to capitalize on opportunities in the real estate capital markets due to factors such as rising interest rates or tenancy dislocations.

INVESTMENT OBJECTIVE AND STRATEGIES

Investment Objective

Our investment objective is to seek long-term capital appreciation as well as current return and to mitigate risk through diversification. There can be no assurance that we will achieve our investment objective or avoid substantial losses. We are not intended to provide investors with a complete investment program.

We target aggregate returns from the Underlying Funds, net of all of our operating expenses, at an annual rate of return of 12% over the life of the fund and we expect to make quarterly cash distributions to shareholders, with such distributions targeted to a minimum annual rate of return of 6% by the second anniversary of the date of the Final Closing; such returns may not be achieved and the investments may or may not produce any current return. Further, we target aggregate distributions to our shareholders to exceed their initial invested capital no later than the sixth anniversary of the date of that Final Closing.

We will seek the risk mitigation benefits of diversification by investing in a number of Underlying Funds that use a variety of real estate investment strategies. The Adviser believes that a well diversified portfolio of private real estate investments will provide attractive risk-adjusted returns that have low performance correlations with other asset classes, such as common stocks and bonds.

While awaiting deployment into the Underlying Funds, capital will be invested in the Managed Account. The Managed Account will invest in short-term US Treasury obligations and other REIT-qualifying investments.

There can be no assurances that we will achieve our investment objective or the targets identified above, or that the Underlying Funds will achieve their respective investment objectives. There can also be no assurance that we, or the Underlying Funds, will be able to avoid substantial losses.

Our investment objective and, unless otherwise indicated, our investment strategies are not fundamental and may be changed by the Board without the approval of shareholders.

Principle Investment Strategies of the Underlying Funds

We will seek a balance of capital appreciation and current return as well as diversification among real estate investment strategies. We will pursue our investment objective primarily by making investments in 10 to 15 Underlying Funds that offer the potential for capital appreciation and/or current return. The Underlying Funds, in turn, seek superior risk-adjusted returns by making and managing equity and debt investments in real estate assets, portfolios, joint ventures and operating companies. We will generally not invest in Underlying Funds that pursue "Core" strategies. We define a Core strategy as one in which the investor pursues properties that are perceived to have minimal leasing risk and limited redevelopment or Value Added opportunity. The Adviser believes that Core strategies in real estate generally target lower total returns and are generally available to investors through investment in REIT common equity shares in the public markets. We currently expect to invest our assets in Underlying Funds that will employ strategies seeking either greater current return or greater appreciation than Core strategies primarily by implementing one of the following strategies:

•  Opportunistic Strategies—We expect to invest between 40% and 60% of our assets in funds with "Opportunistic" strategies. Opportunistic strategies are generally characterized as higher risk/reward investments in non-stabilized assets, including investments in real estate properties, subordinated loans in real estate and real estate entities. An Opportunistic strategy may, or may not, produce any current return. Funds pursuing Opportunistic strategies generally target an annual rate of return on equity net to the Fund of 15% or more, although such returns may or may not be achieved by the Underlying Funds. These funds may utilize considerable financial leverage (i.e., borrowing money) to achieve their objective.

•  Value Added Strategies—Between 40% and 60% of our assets will be invested with managers employing strategies that seek a blend of income and appreciation, primarily through equity investment in commercial properties with "Value Added" possibilities. Value Added strategies generally have lower risk and lower returns than Opportunistic ones but seek more stable current return. Underlying Funds pursuing Value Added strategies generally target an annual rate of return on equity net to the Fund between 12% and 14% of which 6% to 7% is current return; such returns may not be achieved by the Underlying Funds, and the investments may or may not produce any current return. The Adviser believes that investments with Value Added strategies will provide additional current return while balancing the risk profile of the overall Fund.

We seek an overall balanced return of current income and appreciation by making investments into a diversity of real estate investment strategies. Each of the specifically focused investment strategies employed by a real estate investor or manager has its own attribute of return characteristics. The profit in real estate investments can be captured either through current income, property appreciation, or both.

•  Current Return. Of the managers who seek primarily to generate current return we will primarily consider those that focus on mezzanine investments and structured real estate financial products, as we characterize them. Mezzanine investments are typically senior to traditional equity and subordinate to traditional first mortgages or investment grade corporate debt. Structured Real Estate Financial Products are generally investments in subordinated loans, including investments in commercial mortgage backed securities and collateralized debt obligations. These funds may utilize considerable financial leverage to achieve their objective.

•  Current Return and Residual Value. Of the managers who seek to generate a blend of current return and capital appreciation within their own fund, we will primarily consider those that make equity investments in commercial real estate properties that generate current income at the time of purchase. These properties, in the opinion of the manager, may be leased at rates that are below market, or may be in need of capital improvement or repositioning.

•  Residual Value. Managers who pursue profit primarily through appreciation typically focus on purchasing assets from distressed sellers, real estate development, or the purchase of assets in depressed leasing markets, speculation in land appreciation and conversion of leased income producing properties to condominium ownership.

Balanced Attribution of Return

We intend to achieve a balance between current return and appreciation by investing in a variety of funds whose return attributions range from primarily current income to primarily capital gain.

The Adviser seeks to construct our portfolio with a mix of these strategies taking into consideration the return characteristics, the attractiveness of valuations in the sector of focus of each of the managers and its opinion as to the potential improvement or risk of deterioration in each sector.

The Adviser will attempt to further diversify our investments among a number of elements, including:

•  Strategy—by investing in Underlying Funds that employ a mix of Opportunistic and Value Added strategies;

•  Manager—by utilizing its investment process, the Adviser will identify what it believes to be best-in-class managers; for diversification, the Adviser, at the time of initial commitment, will commit no more than 20% of our assets in any one Underlying Fund nor 20% of our assets with any one Fund Manager;

•  Asset type—by investing in Underlying Funds with equity investments in real estate assets, debt investments in real estate assets and equity investments in real estate-related businesses;

•  Property type—by investing in Underlying Funds that make investments in office, retail, residential, industrial, hotel and other property types;

•  Geography—by investing in Underlying Funds that invest in various geographic areas, including the United States, as well as internationally; and

•  Duration—by seeking to invest in Underlying Funds which utilize different time horizons for their investments to reach full value potential.

The following is an overview of the strategies that are used by the Underlying Funds in which the Fund may invest:

Opportunistic Strategies

Funds pursuing Opportunistic strategies ("Opportunistic Funds") do so by seeking situations where assets or interests in real estate assets can be acquired at prices below estimates of value or where value can be enhanced through intensive operational and/or financial management. These Opportunistic Funds pursue assets held by financial institutions, developers, public and private companies and public and private security holders. In addition, Opportunistic Funds may invest in real estate operating companies with a product and/or geographic expertise in situations where it is believed by the Fund Manager that additional growth capital will enhance these companies' performance.

Opportunistic Funds generally try to avoid widely marketed auctions of assets and tend to focus on privately negotiated transactions and off-market situations. By their nature, Opportunistic Funds review a vast variety of situations in disparate geographic regions. Typically, they target situations that are less competitive due to financial, regulatory or tax complications and in these situations expect to leverage the experience and expertise of the senior fund managers in structuring complex transactions into lower effective purchase prices. Often Opportunistic Funds will form working partnerships with regional and product specialists in order to provide the fund with specialized management expertise and greater deal sourcing capability. Opportunistic Strategies include:

•  Asset and Portfolio Acquisitions—In addition to buying single assets, Opportunistic Funds often pursue portfolio acquisitions where it is believed that the value advantage of doing so is favorable. Depending on economic conditions, at times financial institutions can be sellers of real estate portfolios because of liquidity needs, asset reallocations or under-performance. The properties can be purchased directly or in joint venture with local or product specialists who the funds believe have strong asset management or product expertise. In most cases these investments are acquired in part with third-party debt financing. Depending on global economic conditions, the availability of these types of transactions vary by country and region.

•  Redevelopment Projects—Opportunistic Funds often pursue transactions that involve redevelopment or repositioning of a real estate asset or portfolio of assets. These investments may involve assets neglected by an undercapitalized owner/manager that can be renovated or redeveloped into institutional-quality property, or properties where a change of use or major design change will improve the financial performance of the asset. For example, change of use may involve converting an enclosed shopping mall into an open-air, grocery-anchored community shopping center, or converting a residential rental apartment building into a condominium.

•  Development Projects—Depending on the strength of local economies reflected by, among other things, household formation, income growth, and job growth, at times there are shortages of commercial and/or residential space in certain markets. Moreover, in certain foreign countries there has historically been a lack of modern offices, retail, residential and industrial properties. Opportunistic Funds may at times seek to capitalize on these imbalances, typically by entering into a select number of development joint ventures in these undersupplied markets.

•  Real Estate Operating Company Investments—Opportunistic Funds at times make investments in operating companies that either own and manage real estate assets or provide management and other services to real estate owners. These investment strategies involve the financing or recapitalization of existing or newly formed private companies and may also involve investments in existing public companies. Private companies offer the advantages of public companies, such as dedicated management teams, economies of scale without the conflicts of interest, while, at the same time, providing multiple exit possibilities, ranging from asset liquidation to initial public offerings or mergers with other companies.

Value Added Strategies

Real estate investors pursuing Value Added Strategies invest in strategies where the manager or property operator's expertise can enhance the return of the investment; however the risk profile is below that of a typical Opportunistic Strategy.

•  Equity Investments in Commercial Properties. Managers pursuing value added equity investments seek properties that are well located but are in need of redevelopment, repositioning or recapitalization to maximize operating income and long-term value. In general, they seek to acquire portfolios of high-quality real estate that will generate cash flow and to add value to that portfolio by actively managing each property's market positioning, leasing and tenanting strategy, physical attributes and amenities, operating expenses and capital structure. The Value Added Funds may also pursue limited risk development projects and invest in selected stabilized income producing assets that because of location, favorable acquisition pricing, deficiencies in current capital structure, anticipated changes in capital market conditions, or other factors, have attractive upside potential. Properties may be acquired directly in fee or leveraged fee or through joint ventures with experienced real estate operating partners. Third-party debt on any one leveraged investment typically ranges between 50% and 70% of that investment asset's value.

  Value Added Funds are primarily focused on domestic investments, generally located in major U.S. metropolitan markets with favorable demographics, diversified economies and strong barriers to entry. Some exposure to secondary markets may also exist. Within these markets, the Value Added Funds seek well-established, supply-constrained submarkets exhibiting strong fundamentals likely to support rental rate growth as the U.S. economy improves.

  Value Added Funds evaluate various geographic locations to attempt to mitigate negative effects of major weather and natural disasters, economic changes in various regions, population movements, job growth patterns and cost of living adjustments. Value Added Funds monitor the portfolio to prevent disproportionate exposure to any specific sector that may be sensitive to market and economic cycles. Further, once the properties are repositioned, Value Added Funds seek to manage tenant turnover in order to mitigate market re-leasing risk and minimize capital expenditures.

•  Structured Real Estate Financial Products—Structured Real Estate Financial Products are generally investments in subordinated loans and are created from real estate debt portfolios including Commercial Mortgage Backed Securities ("CMBS"), REIT debt, investments in real estate collateralized debt obligations ("CDOs"). Funds often seek to accumulate real estate fixed income securities that are mispriced due to complexities that are not easily understood by the larger marketplace. These funds may utilize considerable financial leverage to achieve their objective, often by seeking to match fund these securities by the issuance of a CDO with the fund retaining the CDO equity.

•  Mezzanine Investments—Mezzanine investments are typically customized to each situation and take the form of debt or preferred equity, typically in return for equity participation or conversion rights and a range of control rights. The mezzanine interests are typically senior to traditional equity and subordinate to traditional first mortgages or investment grade corporate debt. The fund managers will attempt to pre-plan workout risks and opportunities prior to the fund's investment. Mezzanine investments generally invest in the range of 65% to 85% of the value of the underlying asset. Loans may be sourced from financial institutions and private portfolios that are backed by real estate. Sellers of these loans often prefer privately negotiated transactions in order to dispose of loans quickly and quietly to minimize public attention.

  Mezzanine transactions are typically originated and then leveraged by syndicating or selling lower-yielding senior portions to securitization vehicles or to commercial banks, pension funds or insurance companies. These funds may jointly originate loans with senior lenders as well as purchase subordinate interest in financings originated by third parties. The amount of leverage provided to achieve targeted returns will vary. In the case of less financially stable properties, the funds may seek to increase total return through capital appreciation of the underlying real estate and use lower leverage.

Use of Leverage

The Adviser generally intends to limit our use of financial leverage, i.e., our ability to borrow money, which will be used primarily to facilitate the funding of capital calls and our other short-term cash needs.

In addition, the Underlying Funds are expected to use leverage in their investments, and there will be no cap on the amount of such leverage, except as noted in their operating agreements. The income and net assets of a leveraged entity (such as the Underlying Funds) will tend to decrease in response to negative conditions at a greater rate than if borrowed money were not used, because this leverage will increase the exposure of such investments to adverse economic factors such as significantly rising interest rates, severe economic downturns or deteriorations in the condition of the real estate investment or its market. Lenders or other holders of senior positions will be entitled to a preferred cash flow prior to the Underlying Fund's receiving a return on leveraged investments, and, in the event an investment is unable to generate sufficient cash flow to meet the principal or interest payments on its indebtedness, the value of the Underlying Fund's equity investment in such investment could be significantly reduced or even eliminated. Moreover, if indebtedness is cross-collateralized, the Underlying Fund risks losing not only the equity value in the asset that is unable to generate sufficient cash flow to satisfy its indebtedness, but also the other pledged assets. Failure to obtain leverage may have a negative effect on the Underlying Funds, and therefore on us.

Under the requirements of the Investment Company Act, we must have an asset coverage ratio of at least 300% immediately after any borrowing, including borrowing under any leverage borrowing program we implement. For this purpose, asset coverage ratio means the ratio which the value of our total assets, less liabilities and indebtedness not represented by senior securities (which includes borrowings), bears to the aggregate amount of borrowings represented by our senior securities. Any potential credit agreement will likely limit our ability to pay dividends or make other distributions on the Shares unless we comply with the 300% asset coverage test. In addition, any potential credit agreement will likely not permit us to declare dividends or other distributions or purchase or redeem Shares: (1) at any time that any event of default under any potential credit agreement has occurred and is continuing; or (2) if, after giving effect to the declaration, distribution, purchase or redemption we would not meet a 300% asset coverage test.

The use of leverage involves special risks. See "Risk Factors—General Risks of Investing in the Fund—Borrowing".

Underlying Funds

The Adviser will invest a significant portion of our capital into a number of Underlying Funds, some of which are listed below. All Underlying Funds will pursue real estate strategies that meet our investment criteria and have been approved by the Investment Committee pursuant to the Investment Process of the Adviser (See "Adviser's Investment Approval Process"). The Adviser has

selected these Underlying Funds based on the results of the Adviser's Investment Process. Each of the managers of the Underlying Funds listed below has accepted capital commitments from us. The Adviser may approve other Underlying Funds and will determine its allocations to each Underlying Fund (including whether to invest) subsequent to the Final Closing of this offering. Specifically, the Adviser expects to allocate our assets among approximately 10 to 15 Underlying Funds, inclusive of the seven described below.

UNDERLYING FUNDS

Five Arrows Realty Securities IV, LP
Guardian Realty Fund II, LP
Keystone Property Fund II, LP
Legacy Partners Realty Fund I, LLC
Legg Mason Real Estate Capital II, Inc.
MMA/Transwestern Mezzanine Realty Partners II, LLC
RREEF America REIT III, Inc.

Commitments to Underlying Funds will be limited, at the time of initial commitment, to no more than (a) 20% of our assets into any one Underlying Fund, or (b) 20% of our assets into any investments managed (or co-managed) by one Fund Manager. However, as a result of fluctuations in values of the Underlying Funds and distributions from and liquidations of the Underlying Funds, we anticipate that, over time, the percentage of our assets in one or more of the Underlying Funds may exceed 20%.

SUMMARY OF CURRENT APPROVED AND SUBSCRIBED UNDERLYING FUNDS

The Underlying Funds provide diversification in managers, investment strategies, property types, geographic focus, and investment type. During the offering and subsequent to the Final Closing of the Fund, we will approve additional Fund investments.

1  RREEF is not yet closed, this is a target size.

An investment in Madison Harbor Balanced Strategies would be alongside an aggregate commitment estimated to be over $230 million from the general partners of these Underlying Funds. Furthermore, our investment is alongside approximately $3.0 billion of capital invested primarily by institutional investors.

The summaries of the Underlying Funds provided below are not intended to provide a complete description of all material aspects of the Underlying Funds or the terms of our investments in them. Rather, they are intended to outline certain significant aspects of the Underlying Funds. You should be aware that the information provided herein is accurate only as of the date of this Private Placement Memorandum. We undertake no duty to update any of the disclosure regarding the Underlying Funds provided herein.

In addition, the information contained in these summaries regarding each Underlying Fund is derived exclusively from disclosure provided by each Underlying Fund in its respective Private Placement Memorandum, or otherwise provided to us by each respective Underlying Fund, and each Underlying Fund is solely responsible for the accuracy and adequacy of the information regarding such Underlying Fund contained herein.

Five Arrows Realty Securities IV, L.P.

On July 8, 2005, we entered into a subscription agreement with Five Arrows Realty Securities IV, L.P. ("FARS IV"), pursuant to which we committed to invest $2,000,000, of which a balance approximately $743,000 has been called. A detailed description of this fund is provided below.

Focus:  Entity level investing into operating company platforms that utilize value-added strategies

Sponsor's Formation Date:  1981

Sponsor's Assets Under
Management:  $303 million

Key Management:  John McGurk, Matt Kaplan, Pike Aloian and Jim Quigley

Stated Minimum Investment:  $10 million

Commitment Period:  3 years from Initial Closing Date

Term of Fund:  8 years with two one-year extensions

Summary. Rothschild Realty Inc. (the "Sponsor") was founded in 1981 by John D. McGurk. The Sponsor is a unit of Rothschild Group's global merchant banking platform with approximately $303 million of equity capital focused on preferred equity investments in real estate operating companies across multiple investment platforms located throughout the United States.

The Sponsor has over two decades of experience building, investing in and growing real estate opportunities. The Sponsor has built a successful track record over the course of multiple investment cycles. The Managing Principals are a core team of skilled investment professionals who have worked together for over 10 years undertaking real estate investments and acting as financial advisors on a large number of real estate and securities transactions. The Managing Principals were responsible for Five Arrows I, II and III's successful track records.

Investment Philosophy. The Sponsor believes that Five Arrows IV is uniquely positioned to achieve positive risk-adjusted returns in the current real estate investment environment based on the Manager's proven ability to identify opportunities, structure and execute transactions and actively monitor and manage investments. In addition, Five Arrows IV will take advantage of the Manager's existing transaction pipeline, network of domestic and international relationships, capital markets expertise, and execution capabilities. Rothschild and the employees of the Manager will invest $10 million in Five Arrows IV.

The Managing Principals form the core of an eight-person professional team that has a unique combination of real estate, capital markets and management skills. The Manager believes that these skills are essential to the successful implementation of Five Arrows IV investment objectives. These professionals have direct experience in a number of real estate oriented capacities including investment management, acquisition, development, leasing, construction, underwriting and financing. The team has broad capital markets experience including corporate financing and restructuring, equity underwriting, debt financing and mergers and acquisitions. Further, the Managing Principals have experience managing and building successful organizations. The Managing Principals have also acted as fiduciaries, as investment professionals and have collectively occupied 20 board seats on 16 different boards of directors.

The current market environment creates a large number of opportunities for private placements of debt and equity capital to entities active in the ownership, management and enhancement of real estate both in the U.S. and internationally. FARS IV will pursue a broad range of investments with the following attributes:

Proven management teams—Central to each FARS IV investment is a high-quality management team with a proven track record of generating superior returns on investments.

Business plans focused on superior opportunities—Management teams must have a highly developed, focused business plan, within their realm of expertise, directed at a specific real estate opportunity. This opportunity, directed at a specific product type and/or region, should produce returns in excess of industry norms.

Pricing at or below "Net Asset Value"—Equity and equity-linked investments will generally be priced to provide FARS IV with an investment basis at or below the Manager's estimate of each company's NAV (including property ownership, management contracts, land, working capital and any other future cash flows).

Investment Committee.

John D. McGurk, President. Mr. McGurk founded Rothschild Realty Inc. in 1981 and supervises all of Rothschild Realty Inc.'s activities. Mr. McGurk previously was a regional vice president for The Prudential Insurance Company of America where he oversaw its New York City real estate portfolio of loans, equity holdings, joint ventures and projects under development. He is a member of the Urban Land Institute, Pension Real Estate Association and Real Estate Board of New York, is Chairman of Charter Oak Partners, is a director of both Advance Realty Group and Merritt Properties and is a member of the Trustee Committee of The Caedmon School. He graduated from Loyola University in 1965 and received an M.B.A. from the University of Southern California in 1971.

D. Pike Aloian, Managing Director. Mr. Aloian joined Rothschild Realty Inc. in 1988 and is responsible for the origination, economic analysis, closing and on-going review of Rothschild Realty Inc.'s real estate investments. From 1980 to 1988, he was a vice president at The Harlan Company, where he was responsible for property acquisition, development and financing. Mr. Aloian is a director of Advance Realty Group, EastGroup Properties, CRT Properties, Merritt Properties, Victory Real Estate Investments and Brandywine Realty Trust. He currently is an adjunct professor of the Columbia University Graduate School of Business. Mr. Aloian graduated from Harvard College in 1976 and received an M.B.A. from Columbia University in 1980.

Matthew W. Kaplan, Managing Director. Mr. Kaplan joined Rothschild Realty Inc. in 1992 where he is responsible for its securities investment activities as the Portfolio Manager of the Five Arrows Realty Securities Partnerships. From 1990 to 1992, he served in the Corporate Finance Department of Rothschild Realty Inc.'s affiliate, Rothschild Inc. Mr. Kaplan is a director of CNL Hospitality Properties, Encore Hospitality and of Parkway Properties, Inc. Mr. Kaplan has been a director of Ambassador Apartments Inc., CNL Financial Services and WNY Group. From 1988 to 1990, he was a management consultant at Touche Ross & Co. Mr. Kaplan graduated cum laude from Washington University in 1984 and received an M.B.A. from The Wharton School in 1988.

James E. Quigley III, Senior Vice President/Treasurer. Mr. Quigley joined Rothschild Realty Inc. in 1988 and has served as Senior Vice President and Treasurer of Rothschild Realty Inc. since 1990, where he has been responsible for internal accounting, tax reporting and control, portfolio management, and has been involved with the acquisition and development of the outlet mall portfolio. From 1987 to1988, he was an accountant with Coopers & Lybrand, where he specialized in auditing real estate entities. He is a Certified Public Accountant, a member of the American Institute of Certified Accountants and the New York State Society of Certified Public Accountants and is a director of Merritt Properties, Victory Real Estate Investments and Encore Hospitality. He has been a director of Morningstar Storage Centers and Pacific Gulf Properties. Mr. Quigley graduated from Siena College in 1985 and received an M.S. from State University of New York in 1987.

Guardian Realty Fund II, LLC

On July 22, 2005, we entered into a subscription agreement with Guardian Realty Fund II, LLC, ("Guardian"), pursuant to which we committed to invest $1,500,000, of which a balance of approximately $330,000 has been called. A detailed description of this fund is provided below.

Focus:  Investment in actively managed commercial office real estate-related investments in the Washington, D.C. Metropolitan Area.

Sponsor's Formation Date:  1966

Sponsor's Assets Under
Management:  $448 million

Key Management:  Marvin Lang, Anthony LaBarbera

Stated Minimum Investment:  $5 million

Commitment Period:  3 years from Initial Closing Date

Term of Fund:  7 years with up-to three one-year extensions

Summary. Guardian originally founded in 1966 by Allan Lang, father of current Chairman Marvin Lang has been in the business of acquiring and developing Class B and B+ commercial office buildings in the Washington D.C. area for nearly 40 years. In 1992 Marvin Lang and Tony LaBarbera formed Guardian Realty Management Inc. (the "Sponsor" or "GRM"). Guardian currently has $448 million of real estate assets under management; and is located in Gaithersburg, Maryland.

Mr. Lang and Mr. LaBarbera have been working together for over 10 years and each has over twenty years of experience in the real estate industry. GRM has a team of 66 real estate professionals with a track record of maintaining and operating a successful real estate portfolio. The managing member believes that the high standards GRM applies to its hiring and retention of professionals has resulted in a high level of tenant satisfaction at each of Guardian's individual assets.

Investment Philosophy. Guardian believes that the Washington, D.C. Metropolitan Area is a highly desirable commercial office location in the United States and that real estate-related investments in this area present an opportunity to achieve positive risk-adjusted returns because of the area's diversified economy. The area's economic base is made up of a combination of traditional and reliable employment creators (such as, for example, the federal government, government contractors, the legal and accounting professions, business associations and lobbyists), as well as more cutting edge industries (such as, for example, the biotechnology, telecommunications and homeland security sectors).

Guardian will target investments on an opportunistic basis. Investment efforts will target the creation of a portfolio of real estate assets in a variety of deal sizes, but with most buildings containing 100,000 square feet or less of rentable space. The managing member anticipates that these investments will produce both current income and capital gains.

The investment strategy will target stabilized or near-stabilized commercial office assets with value enhancement potential located in the Washington, D.C. Metropolitan Area. Commercial office assets will primarily include properties that are entirely office or predominantly office with a portion of retail space, and flex-office properties which combine office, warehouse and light assembly activities. The managing member considers assets that have been placed in service for at least one year and are no less than 95% leased to be stabilized assets. The Managing Member considers assets that have been placed in service for at least one year and are no less than 80% leased to be near-stabilized assets. The managing member anticipates that Guardian will purchase near stabilized assets, only when a determination has been made that tenant availability is expected to permit occupancy to reach at least 95% within a relatively short period of time. Guardian will actively pursue opportunities to acquire existing buildings that, while currently generating income, are either underperforming in the market due to poor management or are currently leased at below market rates with anticipated roll-over space potential. As Guardian has done in the past, Guardian intends to seek to increase the value of the properties through re-tenanting, repositioning, and refurbishing.

Investment Committee. Marvin R. Lang, Managing Director and Chairman of the Board. Mr. Lang has over 35 years experience purchasing, developing and lending in commercial real estate. He has built, bought and/or sold over 25 office buildings, developed several multi-family residential projects and developed 2,000 single-family lots in Washington, D.C., Maryland and Virginia. Mr. Lang was a founder and former Vice Chairman of Standard Federal Savings Bank. From 1977 to 1992, the Bank originated and purchased residential and commercial mortgages and serviced in excess of $35,000,000,000 in mortgages. Mr. Lang is a licensed real estate broker in Washington, DC and Maryland, and has been a member of the National Association of Real Estate Appraisers and National Association of Review Appraisers.

Anthony G. LaBarbera, Managing Director and President. Mr. LaBarbera has over 20 years' experience in the commercial real estate business. Mr. LaBarbera is responsible for asset management, operations, capital placement, and transaction structuring. Mr. LaBarbera has directed over $600,000,000 of commercial real estate transactions including acquisitions, sales, financing (first mortgage institutional debt, private placements, mezzanine loans, construction loans and development lines of credit) and leasing. From 1986 to 1992, Mr. LaBarbera was the Chief Financial Officer for DANAC Corporation, a mid-size regional commercial developer/builder/owner. From 1980 to 1986, Mr. LaBarbera was in the Real Estate and Financial Institutions Group of Arthur Andersen & Co.'s Washington, D.C. office, and in 1985 was promoted to Senior Audit Manager.

William F. Carbaugh, Senior Vice President of Leasing and Counsel. Mr. Carbaugh has over 10 years' experience in commercial real estate and is responsible for leasing operations, including broker relations and lease negotiations. Prior to joining GRM, Mr. Carbaugh was an attorney with Venable, Baetjer and Howard, LLP's commercial real estate group. His practice included real estate finance, leasing and land acquisition. In addition, Mr. Carbaugh was Senior Counsel with Marriott International, Inc. for four years.

Richard W. Bickerton, Vice President of Management Services. Mr. Bickerton has over 12 years experience in commercial real estate and property management. Mr. Bickerton is responsible for Property Management for the entire office-building portfolio and personally manages several properties. He is involved with contract administration, tenant retention, tenant build-out, budgeting, due diligence for acquisitions, supervising property managers, administrative and project personnel, engineers, carpenters, day porters and painters. Mr. Bickerton was a Senior Property Manager with Insignia/ESG in Washington, DC for four years and, previously was a Property Manager for The Mark Winkler Company in Alexandria, VA for two years. In addition, Mr. Bickerton worked as a Regional Property Manager for The Charles E. Smith Companies in Arlington, VA for four years.

Steven E. Gulley, Vice President and Chief Financial Officer. Mr. Gulley has over 15 years of experience in real estate and related services industries. He is responsible for accounting, finance, treasury and financial reporting functions. From 2002 to 2004, Mr. Gulley was Senior Vice President and CFO for EMCOR Facilities Services, a national provider of facilities management services. From 1995 to 2001, Mr. Gulley held various roles at Charles E. Smith Residential Realty, Inc., a publicly-held real estate investment trust acquired by Archstone-Smith in 2001. In 2001, he was Acting Chief Financial Officer of Smith and from 1997 to 2000, he was Vice President and Controller. From 1993 to 1995, Mr. Gulley was an Audit Manager in the Financial Services Industry Practice at Price Waterhouse LLP. From 1992 to 1993 he was Controller at a privately held commercial construction firm. From 1987 to 1992, Mr. Gulley held various positions in the Washington, D.C. office of Price Waterhouse LLP.

Brian R. Lang, Vice President of Acquisitions/Development. Mr. Lang is responsible for new projects and supervising third party general contractors, architects and engineers. He is also a member of the acquisitions team that identifies potential office building acquisitions and is responsible for investment broker relations. From 1995 to 1997, Mr. Lang worked for Deloitte & Touche in New York, performing modeling and due diligence on more than $500,000,000 of collateralized mortgage obligations. In addition, he participated in Deloitte & Touche's construction audit group.

Keystone Property Fund II, L.P.

On August 17, 2005, we entered into a subscription agreement with Keystone Property Fund II, L.P. ("Keystone"), pursuant to which we committed to invest $1,500,000, of which a balance of approximately $390,000 has been called. A detailed description of this fund is provided below.

Focus:  Investment in and rehabilitation of commercial office real estate-related investments in the Delaware River Valley

Sponsor's Formation Date:  1991

Sponsor's Assets Under
Management:  $210 million

Key Management:  William H. Glazer Marc Rash, CPA, Esquire

Stated Min. Investment:  $500,000

Commitment Period:  3 years from Final Closing Date

Term of Fund:  7 years with two one-year extensions

Summary. The Keystone Property Group ("KPG" or the "Sponsor") was founded in 1991 by William Glazer. The Sponsor is a real estate firm with asset management, property management, construction management and development services. KPG has invested approximately $53 million of equity capital into 22 investments focusing on office properties in the Delaware River Valley.

The Sponsor's management and investment team has experience in acquisitions, redevelopment, brokerage and property management. The Sponsor has a proven track record of adding-value to class B/C/D office properties through redevelopment into class A-/B+ assets. The Sponsor will be responsible for identifying, evaluating, structuring and negotiating investments, overseeing the ongoing management of the investments by property managers and for management or oversight of financings, recapitalizations, securitizations and dispositions.

Investment Philosophy. The Sponsor intends to continue the real estate investment strategy that has been developed by KPG over the past 11 years and implemented in Keystone Property Fund I, L.P. Keystone has created value by delivering stable cash flow and quality assets with a low "all-in" cost basis. This philosophy requires that (i) assets are acquired at a meaningful discount to their competitive set, (ii) capital dollars are invested with an entrepreneurial vision to create institutional grade assets and (iii) assets are recapitalized to enable investors to redeploy some or all of their initial invested capital. The Sponsor and its employees will be committing $5 million to the Fund.

As the Sponsor seeks to deliver attractive risk-adjusted returns to the Fund's partners, the Fund will employ the proven and focused investment strategies which are the foundation of Keystone's successful track record including: redevelopment, land development, change of use, bringing rents to market, sale/leasebacks and partial sales. By identifying well located assets whose improvements have been substantially depreciated and which suffer from deferred maintenance and functional obsolescence, Keystone looks to invest capital dollars to redevelop the systems, infrastructure, facades and common areas of neglected assets. Properties which formerly could not command the rental rates otherwise available in their respective markets can be reinvented to compete with the highest grade assets. Keystone seeks to create institutional grade assets which have the highest finish level with the lowest cost basis. This strategy enables Keystone to be the most competitive when trying to attract credit tenants who demand high tenant improvement allowances for the most aggressive pricing. In addition, by planning to acquire properties in critical mass in various markets, the General Partner intends to leverage the strength of Keystone's asset investment strategies with sound portfolio strategies including: management efficiencies, buying power, tenant retention/expansion, and well planned exit strategies. While these assets can always be sold on a one-off basis, the Fund will be creating additional value by assembling portfolios within the various markets. These portfolios can be sold off as individual groups, or sold as a whole to institutional buyers and/or REITS.

Investment Committee. William H. Glazer, President. Mr. Glazer founded Keystone in 1991. Since then, Mr. Glazer has forged Keystone's growth from a brokerage firm in 1991, to an investment and development firm in 1993, to today's real estate firm that includes asset management, property management, construction management and development. Keystone's growth is a result of Mr. Glazer's ability to identify profitable assets and create value. Mr. Glazer holds a B.A. from the University of Pennsylvania.

Marc Rash, CPA, Executive Vice President. Mr. Rash is the Corporate Counsel for Keystone. He brings to Keystone over 20 years of real estate experience, including the redevelopment of apartments, shopping centers and industrial/office space. Before joining Keystone, Mr. Rash was an agent with the IRS, specializing in auditing large corporations and high net worth individuals. Mr. Rash graduated from the University of North Carolina with a B.S. in Accounting and he received a Juris Doctorate from Delaware Law School. Mr. Rash is a member of the Pennsylvania Bar Association and the American Institute of Certified Public Accountants.

Herman Gerwitz, Chief Financial Officer. Mr. Gerwitz is responsible for all financial operations of Keystone. He marshals Keystone's banking relationships, oversees reporting to lenders and partners, and coordinates with outside accounting agencies and auditors for tax reporting and planning. Prior to joining Keystone in 1998, Mr. Gerwitz spent 20 years as a partner with Frank Frank & Cohen and Rudney Solomon Cohen & Felzer. Mr. Gerwitz received a B.B.A. from Temple University with masters coursework in taxation at Widener University. He is a member of the American and Pennsylvania Institutes of Certified Public Accountants.

Stanley P. Halbert, CPA. Mr. Halbert is a licensed CPA with over 40 years of extensive experience in providing planning, financial consulting services, cash flow forecasting and industry benchmarking to clients in real estate development, contracting and distribution industries. Mr. Halbert began his career working for a National CPA firm. In 1966 he then founded his own CPA firm and was Chairman until 1999 when he sold the business to Century Business Services, Inc. (NASDAQ—"CBIZ").

Legacy Partners Realty Fund I, LLC

Focus:  Value Added investing in the Northern California, Southern California, Denver, and Seattle markets

Manager's Formation Date:  1998 (predecessor formed in 1968)

Manager's Assets Under
Management:  $2.4 billion

Key Management:  Barry DiRaimondo, Paul J. Meyer, John Greer, Debra Smith

Stated Minimum Investment:  $5.0 million for institutions; $2.0 million for individuals

Summary. Legacy Partners Commercial, Inc. ("Legacy") has formed Legacy Partners Realty Fund I, LLC (the "Legacy Fund") which focuses on value added opportunities in "Class A" office and R&D properties. On May 6, 2005, we entered into a subscription agreement with the Legacy Fund, pursuant to which we committed to invest $2,000,000, of which approximately $1,058,000 has been called. The Legacy Fund will invest in four primary western US markets: the San Francisco Bay Area, Southern California, Seattle and Denver (the "Target Markets") at a time in the local real estate cycle when deteriorated market fundamentals have created distress. The firm specializes in properties valued between $10 and $50 million. Legacy has raised approximately $330 million for the Legacy Fund, and will invest 5% of the capital of the Legacy Fund, up to a maximum of $10 million.

Legacy is a full service commercial real estate investment management and development company headquartered in Foster City, California. The company traces its roots back more than 35 years to the establishment of Lincoln Property Company's western region ("Lincoln West") in 1968. Legacy was formed in 1998 when the management bought out the property interests of Lincoln West.

Since 1995 Legacy has acquired or developed more than 20 million square feet of office, R & D and industrial properties valued at over $2.5 billion. The firm's managerial expertise spans multiple phases of the investment process, including acquisition, financing, legal, construction, renovation, management, leasing and disposition. Today, Legacy manages a portfolio consisting of 71 properties with an aggregate gross value of $2.4 billion. The fund will be managed by an existing management team that is focused solely on the four target markets and has successfully executed Legacy Partner's strategy over the past two real estate cycles.

The fundamental business premise of the Legacy Fund is to participate in the recovery of real estate markets which suffered from the bursting of the tech bubble in the late 1990's. Accordingly, the firm seeks to purchase high quality properties currently available at 50 - 65% of replacement cost and dispose of assets once markets are expected to recover at 70% to 85% of replacement cost. The expected holding period for the Legacy Fund's individual assets will be five to seven years.

Investment Philosophy. Legacy is a high quality real estate operator who believes that consistently better results can be produced by limiting activities to a discrete number of core markets, so that a major presence, economies of scale and operating efficiencies can be developed and exploited. Accordingly, all the firm's activities are in the four Target Markets. The firm's acquisition criteria can be boiled down to a few elements:

Markets with more than 50 million square feet of office space, possess residential and mass transportation infrastructure, flourishing business districts, entertainment and a critical mass of services. Legacy Partners believes that the size of a market directly correlates to its ability to house self-sustaining growth industries. Markets that lack this critical mass are either heavily dependent on a small number of large users or dependent on outside markets for growth, significantly increasing risk in either case.

Legacy generally seeks well-located properties in in-fill areas adjacent to or with immediate access to highly efficient transportation infrastructure, and where land use is constrained by geography or zoning and use restrictions. It is Legacy's belief that the volatility in the availability of supply has been the largest factor undermining sustained market strength in the office and R&D sector.

Functionally current buildings with value added opportunity—meaning properties with no less than 75% average occupancy over a three year period and with a cost of no more than 10% of the property's value to renovate and rehabilitate (excluding tenant improvements).

Investment timing has become a major focus of the firm as it has been realized that the cyclicality of real estate is exaggerated in high-growth markets. Legacy has gone to considerable effort to understand the drivers of tenancy expansion in technology driven markets and the optimal timing to make acquisitions and dispositions. Legacy believes that high growth markets have relatively long recovery and growth periods and very short periods of both spiking and rapidly declining rents. Legacy will seek to purchase properties late in the recovery or early in the growth period, seeking those buildings that are leased at bottom or near-bottom rents. Additionally, Legacy expects to structure the fund's investments to allow it to roll these rents to market levels over the ensuing three- to five-year period into what Legacy believes will be a vastly improved market, resulting in higher rents and lower vacancies. This is what Legacy calls the "Buy Zone"—a period of time when rents flatten, pricing efficiencies can still be attained and rent growth is anticipated within the next few years.

In addition to utilizing the typically available industry research, Legacy has retained Rosen Consulting Group to advise it on economic and real estate related market trends and on the implications and recommended strategies for addressing or capitalizing on those trends. Further, Legacy has a comprehensive in-house database that integrates all portfolio data, including occupancy levels, tenant history, vacant spaces, length of time on the market, collections, rent levels, lease expirations and other information.

Investment Team. Legacy's activities are directed by one of the most experienced real estate investment teams in the Western US. Collectively, the eleven senior managers of the firm have an average of 20 years of experience per executive and an average of 14 years with the firm. The senior management includes the following:

Barry DiRaimondo, President, has been with Legacy for over 16 years and has over 20 years of real estate experience. He oversees the commercial division, including the ownership and disposition strategies on all Legacy-owned assets through his direction of the Asset Management Team, oversees acquisitions and development in all the Target Markets and will serve as co-portfolio manager of the Legacy Fund.

Paul J. Meyer, CFO, has been with Legacy for over 19 years, oversees the capital markets function for Legacy's portfolio of properties, and is co-Portfolio Manager of the fund. He is also responsible for Portfolio Management, MIS, Administrative Operations and ownership accounting for the company, and oversees the debt and equity financing, banking relationships, refinance and restructuring activities, partner, client and owner relationships and investor reporting.

John Greer, President of Real Estate, has been with Legacy for over two years, and was previously employed with Legacy from 1984 to 1989. He is responsible for managing all of the commercial real estate activities.

Debra Smith, EVP Property Management, has been with Legacy for over 15 yeas and is responsible for its marketing activities. She works closely with the management team in establishing planning and directing the marketing and leasing activities for the Legacy commercial portfolio, and promoting Legacy Partners visibility in the marketplace.

Legg Mason Real Estate Capital II, Inc.

On May 6, 2005, we entered into a subscription agreement with Legg Mason Real Estate Capital II, Inc. ("LMREC II"), pursuant to which we committed to invest $1,500,000, of which a balance of approximately $150,000 has been called. A detailed description of this fund is provided below.

Focus:  Real estate mezzanine debt across a variety of product types located primarily in the U.S.

Sponsor's/Manager's
Formation Date:  1970/2000

Sponsor's/Manager's Assets
Under Management:  $360 billion/$232 million

Key Management:  Glenn A. Sonnenberg, Wallace O. Sellers, Brian C. Buchhagen

Stated Minimum Investment:  $2 million for institutions; $250,000 for individuals

Commitment Period:  30 months from the initial closing date with extensions permitted

Term of Fund:  7 years with one one-year extension

Summary. Legg Mason, Inc. (together with its subsidiaries, "Legg Mason") is sponsoring the formation of LMREC II to make and purchase real estate loans and non-participating equity. Such investments may include non-participating mezzanine loans, first and second mortgages, pooled subordinate tranches of short-term, variable-rate loans ("Short-Term Pools") and non-participating preferred equity investments, as well as investments directly related thereto, all collateralized or supported by, or made in, smaller and mid-sized commercial real estate projects located throughout the United States and in Canada (collectively, the "Investments"). The Investments will be managed for LMREC II by Legg Mason Real Estate Investors, Inc. (the "Manager"), a subsidiary of Legg Mason, Inc. The Manager intends for LMREC II to assemble a geographically diverse portfolio of real estate-related assets. The Manager and Legg Mason are targeting capital commitments of $300 – $400 million to LMREC II. Legg Mason, its sponsor, has committed five percent of the aggregate commitments in LMREC II, up to a maximum of $20 million.

Legg Mason, Inc., headquartered in Baltimore, Maryland, is a financial services holding company that provides asset management, securities brokerage, investment banking and related financial services through its wholly owned subsidiaries. As of December 31, 2004, Legg Mason managed approximately $360 billion in third-party funds. The experience, network and reputation of Legg Mason's affiliates in investment banking and asset management, together with the experience, network, and reputation of the Manager and its principals, is expected to provide LMREC II with national access to investment opportunities.

Investment Philosophy. LMREC II's investment approach is focused, concentrating on the mezzanine level of the real estate capital structure. The Manager believes this approach affords the best risk-adjusted returns.

There are three primary reasons LMREC II will focus on the mezzanine tier or middle portion of the risk spectrum. First, the Manager believes that demand for this type of capital currently exceeds, and will continue to exceed, supply, particularly as large institutional lenders often overlook or ignore opportunities in the $3 million to $15 million range, which will be LMREC II's primary focus.

Second, LMREC II will have subordinate, "first loss" capital of an owner at risk ahead of LMRECII's investment. Third, LMREC II expects to be able to impose significant controls on the borrower/partner and to have remedies available if the borrower/partner defaults on its obligations. In summary, LMRECII's investment strategy aimed at the mezzanine tier is intended to deliver returns, approximating those of investments in direct real estate equity, but with a lower overall level of risk.

The Manager anticipates that most of LMREC II's Investments will be made in types of properties that have "value added" or "value creation" potential. Strategically consistent situations include those where re-leasing or redevelopment opportunities exist that could improve the property's position in the marketplace, such as converting a "Class B" building into a "Class A" building, or situations where the property is being acquired by a new owner from prior owners that under-managed or mismanaged the property, experienced below market rent or occupancy, lacked requisite experience, or lacked capital to effectuate improvements necessary to maintain the property's market place competitiveness. LMREC II's investments may also include lending in situations where a variable rate loan is desirable until attractive fixed financing is available, and properties being acquired by new owners where available first mortgage financing is insufficient to meet total financing requirements and the borrower/partner is seeking additional capital from a non-traditional financing source

Investment Team. The senior members of the investment team have successfully invested approximately $800 million on behalf of institutional and individual investors in several investment funds that had investment strategies that were substantially similar to those of LMREC II.

The investment committee is responsible for making investment decisions for LMREC II and for supervising the actions taken by the Manager on behalf of LMREC II. The members of the investment committee consist primarily of directors and officers of LMREC II. The initial members of the investment committee are Messrs. Glenn A. Sonnenberg, Wallace O. Sellers, Jr., Richard J. Himelfarb, Thomas E. Robinson, Richard A. Jacobs and David M. Fick.

Glenn A. Sonnenberg is President of the Manager and LMREC. Prior to joining the Manager in 2000, he was Managing Director of Prudential Carbon Mesa ("PCM"), where he was the senior executive for the WMF Funds. From 1995 to 1997, Mr. Sonnenberg was President and CEO of ING Real Estate Investors ("ING"), which managed both Mountain AMD (a venture with over $300 million in assets) and other assets totaling over $1 billion.

Wallace O. Sellers, Jr. is Executive Vice President of the Manager. Prior to joining the Manager in 2000, Mr. Sellers was a Principal in PCM. Mr. Sellers was Vice President and the senior portfolio manager for ING, where he worked with Mr. Sonnenberg.

Brian C. Buchhagen is Managing Director of the Manager. Prior to joining the Manager in 2000, Mr. Buchhagen was a Principal with PCM. Previously, Mr. Buchhagen was a Vice President with ING, where he worked with Messrs. Sonnenberg and Sellers. Previously, Mr. Buchhagen was an Asset Manager with Lennar Partners, Inc. and The Morgan Stanley Real Estate Fund.

Richard J. Himelfarb is an Executive Vice President and a director of Legg Mason, Inc. He has senior management responsibility for Legg Mason Wood Walker's ("LMWW"'s) Investment Banking Department and Legg Mason's real estate finance subsidiaries. Prior to joining Legg Mason in 1983, he served as outside general counsel to the firm.

Thomas E. Robinson is Co-Head of the Real Estate Investment Banking Group of LMWW. Prior to joining LMWW in 1997, he was President and Chief Financial Officer of Storage USA, Inc., a publicly traded real estate investment trust. Previously, Mr. Robinson served as National Director of REIT Advisory Services for the national accounting firm of Coopers & Lybrand, LLP.

David M. Fick is Managing Director, Real Estate Research Group of LMWW, where he analyzes the real estate investment trust industry, currently focusing on the retail real estate sector. Mr. Fick has 20 years of real estate industry experience.

MMA/Transwestern Mezzanine Realty Partners II, L.L.C.

Focus:  Mezzanine debt investments in the $3 to $25 million range secured by a variety of real estate property types.

Manager's Formation Date(1):  2001

Mezzanine Assets Under
Management:  $165 million

Key Management:  Thomas McCahill, James Mazzarelli, Stephen Quazzo and Douglas Lyons

Stated Minimum Investment:  $5 million

Summary. On January 14, 2005, we entered into a subscription agreement with MMA/Transwestern Mezzanine II, a real estate mezzanine fund, pursuant to which we committed to invest $1,478,000 into that fund, of which a balance of approximately $467,000 has been called. The fund was formed by MONY Realty Capital, Inc. ("MONY Realty") and Transwestern Investment Company, L.L.C. ("Transwestern") and formerly known as MONY/Transwestern Mezzanine Realty Partners II, L.L.C. In July 2004, MONY Realty was sold to AXA Financial ("AXA") and, in February 2005, AXA sold its interest in MONY Realty to Municipal Mortgage and Equity, LLC ("MMA"), a debt and equity financing provider that is listed on the NYSE. The fund has accepted approximately $300 million of capital commitments.

On January 18, 2006, we were notified by the fund that MMA had terminated the employment of Messrs. McCahill and Mazzarelli. MMA and Transwestern have been meeting with Advisory Board of the fund to determine appropriate leadership for the fund. Transwestern has notified us that a decision will be announced prior to its annual meeting on March 16, 2006. In the meantime, Messrs. McCahill and Mazzarelli will continue in their roles as managers of the fund until March 16, 2006.

AXA through its purchase of MONY Life has made a $50 million capital commitment to MMA/Transwestern Mezzanine II.

Transwestern, based in Chicago, was established in 1996 as a principal-oriented real estate investment firm affiliated with a real estate services company, Transwestern Commercial Services, L.L.C. ("TCS"). TCS is one of the largest, privately-held, full-service real estate service companies in the United States. TCS has 1,100 team members and operates in 23 cities across the United States. TCS manages or leases approximately 100 million square feet of commercial properties on behalf of over 280 clients. Transwestern has made over 315 property investments totaling over $5 billion through a series of real estate institutional partnerships. Through September 30, 2004, 190 of these investments have been sold for an aggregate sales price of $2.5 billion, generating an internal rate of return of approximately 19%. In April 2002, Transwestern formed Aslan Realty Partners II, L.P. ("Aslan II"), an

(1)  MONY/Transwestern Mezzanine Realty Partners, L.P., the first mezzanine fund sponsored and managed by MONY Realty and Transwestern, was formed December 31, 2001.

equity real estate fund organized for the purpose of investing in domestic value added real estate assets. Aslan II has received capital commitments totaling $680 million from a diverse group of institutional and high net worth investors. Aslan II has made a $50 million capital commitment to MMA/Transwestern Mezzanine II.

MONY Realty and Transwestern have worked together since 1997. MONY Realty and Transwestern sponsored their first mezzanine investment fund, MONY/Transwestern Mezzanine Realty Partners, L.P. ("Fund I"), in 2001. Fund I had a final closing in December 2002 and received total capital commitments of $151.9 million. Fund I made 34 mezzanine loan investments totaling $262 million and is now fully invested. Fund I's investment portfolio is well-diversified, both geographically and by product-type, and includes residential, office, retail, and mixed-use assets. In addition to Fund I, MONY Realty and Transwestern have formed several other joint ventures, including a $160 million joint venture that acquired 1.2 million square feet of office properties and joint ventures that developed and sold two office and industrial projects.

Investment Philosophy. MMA/Transwestern Mezzanine II will pursue mezzanine investments in the $3 to $25 million range, where the owner's equity is at least 10% of total value (post-investment). Consistent with its goal of maximizing investment returns, MMA/Transwestern Mezzanine II:

•  will generally target a three- to five-year holding period for mezzanine investments

•  investments will be self-liquidating. If an investment is structured as debt, MMA/Transwestern Mezzanine II has the right to demand payment at maturity. If an investment is structured as equity, MMA/Transwestern Mezzanine II has the right either to force ownership to redeem its interest or otherwise force a capital event.

•  will target "equity" returns while structuring its investments with "debt-like" characteristics, including significant ownership equity that is subordinated to MMA/Transwestern Mezzanine II's mezzanine investment. The MONY/Transwestern team is unique in that each sponsor brings a different perspective to MMA/Transwestern Mezzanine II. MMA/Transwestern Mezzanine II combines the loan origination, loan structuring, and underwriting capabilities of MONY with the principal investment expertise and local market knowledge of Transwestern.

Investment Team. MMA/Transwestern Mezzanine II's Board of Directors consists of two members designated by MONY Realty and two members designated by Transwestern.

Thomas M. McCahill, President and head of the Executive Committee of MONY Realty, James J. Mazzarelli, Managing Director and member of the Executive Committee of MONY Realty, Stephen R. Quazzo, Co-Founder, CEO and Managing Director of Transwestern, and Douglas W. Lyons, a Managing Director, are being replaced. They have agreed to remain active in their duties until the fund's annual meeting in March. The Fund expects to select replacements prior to the annual meeting.

RREEF America REIT III, Inc.

On August 22, 2005, we entered into a subscription agreement with RREEF America REIT III, Inc., pursuant to which we committed to invest $1,500,000, none of which has been called.

Focus:  Real estate equity, debt and debt securities diversified across the U.S.

Manager's Formation Date:  1975

Manager's Assets Under
Management:  $23.6 billion at June 30, 2005

Key Management:  Stephen M. Steppe Douglas D. Sturiale Robert J. Cook

Stated Minimum Investment:  $1,000,000

Summary. RREEF America REIT III, Inc.—An open-ended fund that makes equity investments in value added real estate ventures nationwide. The Fund's activities include direct acquisitions, physical improvements, market re-positionings, active management and sales of well-located apartment, industrial, retail and office properties in major metropolitan markets. The Fund also invests in new speculative development projects.

The Adviser will approve and cause us to invest in additional Underlying Funds subsequent to the date of this Private Placement Memorandum.

ADVISER'S INVESTMENT APPROVAL PROCESS

The Adviser generally employs a five-step process in structuring and monitoring our portfolio. Each fund investment recommendation must survive several layers of review, subjecting the candidate fund (each, a "Candidate Fund") to rigorous scrutiny of its merits.

•  Investment Strategy Design—The Adviser designed our investment objective and strategies based on its judgment and experience in the real estate industry and capital markets and its review of a qualitative forecast of developing market, economic and financial trends.

•  Initial Candidate Fund Screen—The Adviser conducts an initial screen of the universe of potential Underlying Funds to select a number of Candidate Funds, which primarily fit within our overall strategy and investment criteria and are expected to be raising capital during our commitment period.

•  Manager Underwriting and Approval—The Adviser conducts detailed underwriting of the Candidate Funds based on qualitative and quantitative standards including a review of historical returns, attribution of returns, as well as a due diligence review of each Candidate Fund's decision-making process, investment procedures, valuation process and financial reporting. Based upon the Adviser's detailed evaluation and due diligence review, the Investment Committee will determine whether to approve a Candidate Fund for investment.

•  Portfolio Construction—The Adviser recommends an investment allocation among a select group of approved Underlying Funds. In the aggregate, the Investment Committee will seek to achieve our investment objective with regard to target return and diversification. We will not initially commit more than 20% of our assets in any one Underlying Fund or any one Fund Manager.

•  Asset Management and Portfolio Management—The Adviser will actively manage our investment in each Underlying Fund by tracking adherence to its investment program and its overall performance. The Adviser will typically maintain regular contact with the Fund Managers, participate in investor meetings, and review reports provided by the Underlying Funds including period financial reports. Further, the Adviser will determine whether to harvest (i.e., sell) investments in Underlying Funds, based on its judgment on the performance and other conditions at such fund as well as evolution of macro and micro economic conditions affecting the Underlying Fund's investments. The Adviser continuously monitors portfolio performance and implements available measures to improve portfolio value.

The following provides greater detail of each of the steps of the Investment Adviser's five-step process.

Investment Strategy Design

The Adviser has utilized a research-based methodology based on its judgment regarding macro- and micro-economic issues that drive the property business, such as interest rates, lending trends, development trends and forecasts, insurance, employment, economic growth, regional issues, global geopolitical and currency issues, capital access, as well as political and public policy matters which affect supply and demand characteristics of property markets like economic subsidies and zoning. Utilizing this judgment, the Adviser creates a target investment allocation of how it will invest the net proceeds across various investment strategies, leverage strategies, asset types, property types, geographic regions and durations (the "Macro-Allocation").

Based on its experience and expertise in real estate and the capital markets, the Adviser has applied its research-based Macro-Allocation to develop its Investment Strategy of investing in 10 to 15

Underlying Funds, each with its own special expertise and stated investment objective and strategy, so as to have a diversity of investments in Underlying Funds with respect to the following:

•  Strategy  Balanced by employing a mix of Value Added and Opportunistic strategies;

•  Manager  Utilize investment process to identify best-in-class managers; initially commit no more than 20% of our assets to any one Underlying Fund or any one Fund Manager;

•  Asset type  Real estate equity, debt, and entity-level investments;

•  Property type  Investments across all property types, including office, multifamily residential, retail, hotel, etc.;

•  Geography  Primarily domestic with selective exposure to international opportunistic strategies; and

•  Duration  A balance of short-term, intermediate, and long-term investment strategies.

Screen of Initial Candidate Funds

The Adviser conducts an initial screen of the universe of real estate private equity funds to select a number of Candidate Funds, particularly focusing on funds in which (a) the Adviser believes that its Fund Manager is of the highest quality, (b) the Candidate Fund is generally expected to pursue an investment strategy that is compatible with our investment objective and strategies, and (c) the Candidate Fund is expected to be in the market raising capital during our investment period. At this initial screen stage the Adviser's basic criteria include, but are not limited to:

•  Successful track record of real estate investing;

•  Alignment of interests with its investors;

•  Stable, experienced team of professionals;

•  Operational and/or industry expertise;

•  Effective internal investment process;

•  Strong financing and structuring skills;

•  Proprietary deal flow; and

•  Ability to create value.

Typically, the Adviser will meet with the Fund Manager of a Candidate Fund and review the Candidate Fund's Private Placement Memorandum, which may include confidential performance data as well as public information. The Adviser seeks to identify Fund Managers whom the Adviser believes understand and accept the responsibilities of being a fiduciary, possess superior expertise and are best positioned to execute successful real estate investments. Based on its initial review of the Candidate Fund as well as the Adviser's perspective gained from its experience and network, the Adviser will qualify those Candidate Funds that satisfy the Fund's basic investment criteria for potential investment.

Manager Underwriting and Approval

Due diligence is conducted on selected funds from the pool of Candidate Funds in order to identify those which we will ultimately approve for investment by us (each, an "Approved Underlying Fund"). Pursuant to the Investment Process described herein, the Adviser has approved a number of Candidate Funds for investment by us and inclusion in the Investment Portfolio (each, a "Pre-Approved Underlying Fund").

The Adviser conducts both quantitative and qualitative aspects of the evaluation with each candidate during this stage of the process, combining a highly analytical approach with a subjective review. The Adviser places a premium on the value of people and experience as well as investing and delivering results as promised during the capital raising process. Therefore, leveraging the collective knowledge and experience of the Adviser, we will draw upon prior experience, relationships, and market knowledge to identify the most promising Fund Managers. The Adviser will conduct a due diligence investigation of the Managers of the Candidate Funds ("Fund Managers") which typically includes the following steps.

•  Questionnaire—Require the Managers of each Candidate Fund to answer a detailed due diligence questionnaire that provides extensive background on the Fund Manager, its principals and employees, and its prior performance.

•  Due Diligence—Meetings with the principals and staff of the Candidate Fund Manager in order to conduct an in-depth review of track record, prospective investment strategies, due diligence and decision-making processes and investment procedures, risk tolerances, investment reporting, depth of talent and experience, compliance, tax, legal, finance, operations, and other relevant matters. Thorough review of information such as Private Placement Memoranda, audits, management letters and past performance.

•  Reference Checks—Interviews with prior relationships of the Candidate Fund Managers to confirm the ability of the Fund Managers and their investment professionals to successfully execute and manage their investment strategies both pre- and post-acquisition.

The overall goal of the Adviser's underwriting and approval process is to select those funds and Managers that the Adviser believes are best positioned to execute successful real estate investments. In its consideration of potential fund approval, the Adviser conducts multiple management visits, financial analysis, interviews and reference checks, utilizing the below investment criteria.

Investment Criteria for Reviewing Candidate Funds

Objectives, Strategy and Process

•  Investment Philosophy—The investment philosophy of the Fund Manager's principals, and their rationale behind historical and current portfolio holdings; idea generation and use of research in achieving overall investment objective; ability to manage additional assets; and distribution policies and practices.

•  Return Attribution—Understand how the Fund Manager will generate the target investment return and the risks or events to which the investment strategy is exposed.

•  Investment Process—An understanding of the investment process (which includes transaction sourcing, due diligence, management and disposition) being employed by the Candidate Fund's Manager and to assure that such manager's investment process is consistent with the management strategy to which the Fund is seeking to gain exposure.

•  Risk Tolerance—Review of the Fund Manager's historical tolerance for risk through a review of historical leverage levels, fundamental risk and asset concentration employed by its previous investments and implementation of risk mitigation measures.

•  Alignment of Interests—Determine whether the Fund Manager and employees collectively and individually share in the risk and rewards of the investment strategy including determination of alignment of interest based on whether key investment personnel are required to invest in, or participate in profits of the Candidate Fund.

Organization

•  Leadership, Mission and Values—Determination of whether or not management has a clear and realistic vision for the Fund Manager and whether it can articulate a reasonable plan for achieving its goals. Determine whether the Fund Manager possesses the high professional standards that the Adviser demands of its Underlying Fund Managers. The Adviser will make its determination based upon its own experience in the real estate and capital markets as well as reference checking with market participants who have conducted business with the Fund Manager and competitors of the Fund Manager.

•  Team Structure and Organizational Experience—Review of employment term of key investment personnel and historical turnover versus competitors, the financial motivation of the key investment personnel in order to make an assessment of the likelihood of continuity, and management succession plans. Careful review of the management team of the Fund Manager to ensure balance as well as appropriate experience and background; determination of the depth of the key investment personnel in terms of experiential and background qualities.

•  Corporate Governance—Detailed review of board composition and activity, independent board members as well as board of directors composition and voting requirements for both the board and investment committee.

•  Succession Planning—Review of organizational plan in the event of separation or incapacity of key personnel and members of the General Partner.

•  Infrastructure—Review of quality and experience of key investment personnel, the historical stability of the Fund Manager's principals and employees, quality of administrative systems and support staff. Focus on the financial capability of the Fund Manager to attract and retain appropriate resources and personnel to support its operations, service its investors, and invest in its capabilities.

Track Record

•  Absolute and Relative Returns—An analysis of each Fund Manager's past performance (measured by internal rate of return and multiple on equity invested) as compared to the historical performance of similar managers during similar market conditions.

•  Consistency of Returns with Strategy—Review of the historical ability of the Fund Manager to maintain its stated investment mandate in terms of type and geographic allocation, and investment horizon (time of investment and exit) throughout the life of each of the Fund Manager's previous investments.

•  Risk Management—Understand the risk tolerances of the Fund Manager regarding exposures to industries, product types, lease roll-over, credit, etc. and assessing the thoroughness of procedures relating to compliance, fiduciary administration, fraud, legal matters and operations. The Adviser will seek Managers who have a clear understanding of the risks undertaken, a clear analytical framework to continually monitor risk, programs that mitigate risk, and a culture that encourages all employees to actively engage in the practice of sound risk management.

•  Prior Investors—Review of institutional investors, including lead investors and other members of the Advisory Board. Examination of whether investors continued to invest in successive funds sponsored by the Fund Manager. Detailed reference checking with investors on issues such as reporting quality and transparency, manager availability and candor, etc.

•  Repeatability—The Adviser will come to a judgment as to repeatability of the strategies and track record employed by the Fund Manager.

Fund Structure and Reporting

•  Fees and Expenses—Review of fees and expenses relative to investment strategy and peer group to judge their reasonableness and to ensure that they motivate and compensate the Manager to seek attractive risk adjusted returns and to protect assets and provide good fiduciary care.

•  Valuation Policies—Review of policies and procedures used by Candidate Funds in the valuation of their underlying assets.

•  Financial Reporting and Investor Servicing—Review of audited financial statements of previous investments or funds, supplemental disclosures, management letters and other relevant financial reports and information provided to investors in order to develop an opinion as to thoroughness, consistency, timeliness and transparency. Evaluation of the type, comprehensiveness and frequency of information and reports that are distributed to clients, including transaction histories, portfolio holdings and valuation summaries. In addition, review of internal information and reports dealing with the quality and timeliness of services and customer complaint records, along with general observations of operations and activities.

•  Tax Considerations—Review of the anticipated investment strategies of the Candidate Fund, taking into consideration the implications of such investment program on our tax status as a REIT. Determine the level of commitment to structure investments to be tax efficient and REIT compliant.

•  Legal Documentation and Timing—Review of fund documents to evaluate whether the terms and conditions contained therein are acceptable.

Portfolio Construction

The objective of Portfolio Construction is to select and recommend a specific investment allocation from the pool of approved Underlying Funds. These Underlying Funds are expected to meet, in the aggregate, our investment strategies. In determining the relative allocation of the Fund's capital to each Underlying Fund, the Adviser considers the risk and return characteristics of each of the Fund Managers' investment strategies, including the characteristics of return, the expected volatility of returns, investment and disposition patterns, and leverage characteristics. In general, the Adviser attempts to select managers exhibiting varied and complimentary styles of investment and patterns of historical performance, if available. Further, the Adviser may include certain Fund Managers who concentrate on a particular market or strategy. Fund Managers pursuing such focused strategies often develop greater in-depth knowledge of their markets and the risks inherent therein than would a generalist manager.

Commitments to any one Underlying Fund, or any one Fund Manager, will be limited to no more than 20% of our assets at the time of initial commitment.

Unless otherwise specified, percentage limitations on investments will be applied at the time of investment. Therefore, these percentages could be exceeded due to fluctuations in the value of the Fund's portfolio investments or the liquidation of investments to fulfill repurchase requests, which the Board in its sole discretion authorized, or to pay expenses. Our investment limitations are not applied to the portfolio investments held by the Underlying Funds in which we may invest.

Asset Management and Portfolio Management

The focus of asset management and portfolio management is on adherence by the Underlying Fund Manager to stated strategy, investment pace, and overall investment performance. The Adviser will conduct regular, detailed reviews of each investment for us. Such reviews will include a quantitative analysis of the performance of each of the Fund Managers in order to evaluate the level of diversification and return provided by such investment. These reviews will also include an analysis of qualitative factors and will seek to determine that a significant change of circumstances has not occurred that could adversely affect performance. Such qualitative factors include a change of the Fund Manager's strategy or risk management discipline, a substantial variation in assets under management, personnel, or personal circumstances involving key individuals.

As the Adviser monitors our investments and reviews its economic research, it will periodically review whether to sell any particular investment, subject to the terms of and the existence of any market for the particular investment. Reasons for selling an investment could include, but are not limited to, (i) achieving the Investment Committee's initial objective for an investment or achieving a return that the Investment Committee believes warrants a sale or (ii) determining that the quality of investments in an Underlying Fund has deteriorated or that the fundamentals associated with those investments are deteriorating or are expected to deteriorate, causing the Investment Committee to believe that the Underlying Fund will lose value in the future. In making a decision on whether or not to sell, the Adviser monitors a variety of factors regarding the Underlying Funds, their Fund Managers and their investments including employee turnover, harvesting decisions, reporting and portfolio management, performance of the underlying investment properties or securities as well as debt duration and mix of maturities of the Underlying Funds. Once the Investment Committee has approved the sale of an investment in an Underlying Fund, it will either be liquidated in the case of an open-end fund or sold in the secondary market in the case of a closed-end fund. As the universe of secondary buyers of closed-end funds is limited, there can be no assurance that the Adviser will be able to locate a secondary buyer on a timely basis or at a value that the Investment Committee is willing to sell the investment.

Investment Committee

The Board has empowered the Adviser, through its Investment Committee, to make all decisions with respect to investments, divestitures, changes in investment strategy, and utilization of leverage. Investment Committee decisions shall be unanimously approved by the members of the Investment Committee. The Investment Committee shall be initially comprised of Richard W. Maine (Chairman), Edward M. Casal and Russell H. Bates.

FEES AND EXPENSES

Management Fee. Pursuant to the Investment Advisory Agreement, we will pay the Adviser, on a quarterly basis, in advance, a management fee at an annual rate equal to the sum of (i) 1.0% of the NAV of the Managed Account, and (ii) 2.0% of the NAV of funds invested in Underlying Funds. For purposes of determining the Adviser's fee, the NAV of each of the Managed Account and amounts invested in Underlying Funds will be the value of total assets of each, minus a pro rata portion of the sum of accrued liabilities (including accrued expenses) of the Fund and any declared but unpaid dividends on the Shares. See "Net Asset Valuation." The Management Fee will be earned at the beginning of each quarter and payable once the NAV calculation is finalized for the most recently closed quarter. The Adviser has agreed to reduce its management fee during the period from January 1, 2006 through December 31, 2006, to the extent that the subscription period remains open, to 0.15% of the net asset value of the Managed Account and 2.0% of the net asset value of funds deployed to Underlying Funds The Adviser has engaged a sub-adviser, Conning, to manage the assets of the Managed Account and may engage other sub-advisers to manage other assets in the future. Any sub-adviser will be compensated by the Adviser.

Other Expenses. Each shareholder will bear his or her pro rata portion of the fees and expenses payable by us, including, but not limited to, the Adviser's management fee, the fees paid to our administrator and custodian, legal fees, accounting fees and audit expenses, the fees and expenses of those of our directors who are not "interested persons" of the Fund within the meaning of the Investment Company Act, directors and officers insurance, travel expenses incurred on our behalf, and the organizational costs of the Fund. In addition, you will indirectly bear your pro rata portion of the fees and expenses of the Underlying Funds (including all management and performance fees payable to the Underlying Funds' investment managers). Assuming net assets of $300 million, these expenses are estimated to be 0.25% of our NAV, although actual expenses may be higher than anticipated, and the expense ratio may be higher if net assets are less than $300 million. However, in the event that our total ongoing operating expenses in any particular fiscal year of operations, excluding management fees, exceed 1.00% of our net asset value as determined at the end of that fiscal year, the Adviser will reimburse the Fund for any such expenses incurred above 1.00% of our net asset value. The amount of the Adviser's first reimbursement will be calculated for the period from the commencement of our operations on January 28, 2005, through the end of our first full fiscal year on March 31, 2006.

Distribution Expenses. Investments may be subject to a sales charge of up to 6.0% (consisting of a sales commission of up to 5.0% and a dealer manager fee of up to 1.0%), subject to waivers for certain types of investors. Any such sales load or charge is in addition to our offering price, and will not reduce the proceeds we receive from this offering. Pursuant to the distribution agreement the Distributor bears all of its expenses of providing its services under that agreement. In addition, the Adviser may pay from its own resources additional compensation to the Distributor(s) in connection with the placement of the shares or servicing of the investors.

Investor Servicing Fee. The Adviser may pay from its own resources additional compensation to the Distributor(s) in connection with the servicing of investors; this amount is currently anticipated be up to 0.65% of net asset value annually.

FINANCIAL HIGHLIGHTS

The table below sets forth selected financial information that has been derived from the financial statements in the Fund's annual and semi-annual reports for the period January 28, 2005 (commencement of operations) through March 31, 2005 and the six-month period ended September 30, 2005, respectively. The information for the period ended March 31, 2005 has been audited by KPMG LLP ("KPMG"), the Fund's independent registered public accounting firm. KPMG's most recent report is contained in the Fund's annual report dated as of March 31, 2005. A copy of the annual report may be obtained without charge by contacting the Fund at:

Madison Harbor Balanced Strategies, Inc.
405 Lexington Avenue
New York, NY 10174
Telephone: (212) 380-5500
Facsimile: (212) 380-5555

	Six-month period ended September 30, 2005 (unaudited)	For the period from January 28, 2005 (commencement of operations) to March 31, 2005
Per share data (for a share outstanding throughout the period):
Net asset value, beginning of period	$1,003.05	$1,000.00
Net investment income	7.20	3.05
Net loss from security transactions	(2.76)	0.00
Total from operations	4.44	3.05
Distributions paid to shareholders	(9.63)	0.00
Net asset value, end of period	$997.86	$1,003.05
Total return[1]	0.44%	0.31%
Net assets, end of period	$14,942,925	$10,201,057
Ratios to average net assets:
Expenses, including expense reimbursement[1,2]	0.32%	0.17%
Expenses, excluding expense reimbursement[1,2]	1.79%	1.23%
Net investment income[1]	0.72%	0.31%
Portfolio turnover rate[1]	11.24%	0.00%

1  Not annualized. Past performance is not a guarantee of future results.

2  Does not include expenses of Underlying Fund investments.

THE OFFERING

We are offering investors the opportunity to subscribe to purchase our Shares. We are offering up to 300,000 Shares through Distributors and we may also accept offers to purchase Shares that we receive directly from investors. As of December 31, 2005, we sold approximately 16,790 of the 300,000 Shares we are currently offering, from which we received net proceeds of approximately $16,790,000. To the extent that a Distributor's voting discretion and/or dispositive power over our Shares exceeds 25% of our Shares outstanding, such Distributor may be deemed to control the Fund, within the meaning of the Investment Company Act of 1940. As such, the Fund's primary Distributor, Wells Fargo Investments, may be deemed to control the Fund within the meaning of the Investment Company Act of 1940.

We conducted an initial closing on January 28, 2005 (the "Initial Closing Date") and nine subsequent closings through December 31, 2005 (the "Tenth Closing Date"). The Adviser in its sole discretion may conduct additional closings subsequent to the Tenth Closing Date, though the Adviser is not obligated to do so. The Adviser currently anticipates conducting additional closings subsequent to the Tenth Closing Date of which the eleventh closing is expected to occur on or about February 28, 2006 (the "Eleventh Closing Date") and any additional closings subsequent to the Tenth Closing Date are expected to occur on or prior to December 31, 2006 (the "Subsequent Closing Dates," each a "Subsequent Closing Date" and the last of such the "Final Closing Date"), though the number and dates of such additional closings remain subject to change in the Adviser's sole discretion. The minimum subscription is $25,000. The Fund has the right to waive the minimum at its discretion.

Each Investor will be required to complete, execute and deliver to us an executed copy of the Subscription Agreement, which will form a binding contract of the investor. Pursuant to the Subscription Agreement an investor's subscription amount is required to be paid on or before the Subsequent Closing Date for an investor's Shares. Shares may be purchased only by persons who represent to us that he, she or it qualifies as both "Accredited Investors" as that term is defined in the Securities Act and the rules thereunder and "Qualified Clients" as that term is defined under the Advisers Act. Accredited Investors are generally individuals having (i) a net worth (or joint net worth with the investor's spouse) immediately prior to the time of purchase in excess of $1 million; (ii) an income in excess of $200,000 (or joint income with the investor's spouse in excess of $300,000) in each of the two preceding years and has a reasonable expectation of reaching the same income level in the current year; or (iii) an account managed by an investment adviser registered under the Advisers Act and the adviser is subscribing for Shares in a fiduciary capacity on behalf of the account. Qualified Clients are persons who (i) have a net worth of more than $1.5 million, (ii) have $5 million in investments (if an individual) or $25 million in investments (if an institution), or (iii) have at least $750,000 under the management of the Adviser and its affiliates. Persons who are both Accredited Investors and Qualified Clients are considered "Eligible Investors."

Payments transmitted by subscribers to us, or to the Distributors, for investment in Madison Harbor Balanced Strategies, Inc. (the "Fund") will be deposited in a bank escrow account with SEI Global Fund Services pending the Eleventh Closing Date, or if received thereafter, the next scheduled Subsequent Closing Date. Funds deposited into the escrow account will be invested in accordance with applicable law until the Eleventh Closing Date, or if received subsequent thereto, the next scheduled Subsequent Closing Date. At the time of the Eleventh Closing Date, and each Subsequent Closing Date, all funds deposited in the escrow account will be released to the Fund and may be invested in Underlying Funds in the Adviser's sole discretion. In the event that the Fund rejects a subscriber's Subscription Agreement or a subscriber elects to withdraw his or her subscription prior to the next scheduled Subsequent Closing Date, we will promptly deliver to such subscriber all funds received. No interest will be paid on an investor's escrowed funds in the event of such a rejection or withdrawal. In addition, subscribers may not withdraw their subscriptions after the applicable closing date as of which their funds have been released from escrow and invested in the Fund.

The Adviser may elect to terminate the offering at any point subsequent to the Eleventh Closing Date and all proceeds from the offering received subsequent to the Eleventh Closing Date will be refunded to investors with any interest earned thereon and without any deductions.

The Underlying Funds in which we invest will likely experience operating losses in the early years of their operations as they call capital from investors and begin to build their respective portfolios. Therefore, until they fully execute their strategies, it may take several years for the Underlying Funds to appreciate (or depreciate) in value. As such, our proportionate allocated share of such operating losses will likely result in a decline in the recorded values of our Underlying Fund investments in the early years of the Fund's life. This phenomenon, know as the "J-Curve", is typically associated with private equity investing.

In making our investments in Underlying Funds, we have made the judgment that, as the Underlying Funds fulfill their investment programs, they will realize gains in the later years of their operations that will offset the earlier operating losses. However, there can be no assurance that such judgments will prove correct or, more generally, there can be no assurance regarding the future performance of any investment in an Underlying Fund.

The Fund's Net Asset Value is determined quarterly, as set below under "Net Asset Valuation." As of December 31st 2005, our net assets were $16,582,987, as compared to total contributed capital by our shareholders of $16,790,000, which equates to a Net Asset Value per share of $987.67.

USE OF PROCEEDS

We will receive net proceeds of approximately $299,150,000, after deducting organizational and initial offering expenses estimated to be approximately $850,000, in the event we sell 300,000 Shares, which represents all of the shares we are currently offering. As of December 31, 2005, we sold approximately 16,790 of the 300,000 Shares we are currently offering, from which we received net proceeds of approximately $16,790,000. Each Share sold will be allocated its proportional share of these costs. We intend to allocate the net proceeds of the offering in accordance with our investment objective and strategies as soon as practicable following the date of the Final Closing.

We anticipate that we will be fully committed (i.e., have actually invested or committed to invest the proceeds in specific Underlying Funds) within one year from the date of the Final Closing. While we expect to be fully committed within one year of the Final Closing, we will not necessarily be fully invested as of such date. Specifically, when we commit to invest a significant portion of our available capital in one or more Underlying Funds, that committed capital will generally only be invested in an Underlying Fund upon receipt of a request for capital from a Fund Manager. A substantial amount of our available capital will therefore be committed to Underlying Funds, but not actually invested in those Underlying Funds, for a significant period of time after the completion of this offering.

MANAGED ACCOUNT

Until net proceeds are deployed into the Underlying Funds, capital will be invested into a managed account of U.S. Treasury obligations and other suitable REIT-qualifying investments. The Managed Account will be managed by a sub-adviser, Conning Asset Management Company, in such a way as to maximize the potential yield of the account while (i) preserving principal and (ii) recognizing our liquidity needs. While our assets are invested in the Managed Account, we anticipate it will earn yields appropriate for such investment accounts. We will liquidate portions of our Managed Account as we (i) receive capital calls from any Underlying Fund to which we have committed capital, or (ii) invest capital into an open-end Underlying Fund.

MANAGEMENT

Members of the Board will serve for indefinite terms, and no annual meetings of shareholders will be held. However, our shareholders will have the right to remove one or more members of the Board for cause upon the affirmative vote of the holders of not less than two-thirds of the Shares. The business and affairs of the Fund will be managed by the Adviser subject to the supervision of the Fund's Board.

Information regarding each director and officer of the Fund is set forth below. The business address of each director and officer is The Chrysler Building, 405 Lexington Avenue, New York, NY 10174.

Board of Directors

The Board consists of five members, two of whom are considered "interested persons" of the Fund within the meaning of the Investment Company Act due to their affiliation with the Adviser.

Name, Address, and Age	Position(s) Held with Registrant	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by Director

Richard W. Maine, Age 64	Chairman of the Board, Chairman of the Investment Committee, and Portfolio Manager	Since Inception	Portfolio Manager of Private Real Estate Funds	One	None

Edward M. Casal, Age 48	President, Chief Executive Officer, and Chief Investment Officer	Since Inception	Real Estate Investment Banker	One	None

Cydney C. Donnell, Age 46	Director	Since Inception	Portfolio Manager of Real Estate Securities and Business School Professor	One	European Investors Holding Co., Inc., American Campus Communities, Inc.

Stanley Perla, Age 62	Director	Since Inception	Real Estate Investor, Accountant, Retired Auditor	One	Lexington Corporate Properties Trust, American Mortgage Acceptance Company

Leland R. Speed, Age 73	Director	Since October 2004	Chairman of the Board of two publicly-traded real estate investment trusts	One	Parkway Properties, Inc. (Chairman), EastGroup Properties, Inc. (Chairman)

Independent Directors

Cydney C. Donnell, 46, is an Executive Professor at the Mays Business School at Texas A&M University where she teaches courses in the Finance Department. She currently serves on the Board of Directors of American Campus Communities, Inc., a public real estate investment trust and New York Stock Exchange listed company, where she is a member of the nominating and corporate governance committees. She previously served as a Managing Director at European Investors/EII Realty Securities, Inc., where she was responsible for the firm's investments in real estate securities. From 2002 to 2003, Ms. Donnell served as Chair of the Investment Committee of EII and, from 1992 to 2005, she served on the Board of European Investors Holding Company, the parent company of EII. Her areas of experience in addition to real estate finance include oversight of investment and asset management in Manhattan, the Midwest and Texas. Prior to joining EII, she was a real estate lending officer at Republic Bank Corporation in Dallas from 1983 to 1986.

While at EII, Ms. Donnell devoted her time to managing real estate securities on behalf of US pension funds, foundations, endowments and high net worth clients. She is recognized in the industry, having participated in Wall Street Transcript Roundtables, and having been quoted in such publications as The Wall Street Journal, Forbes, Business Week, and Barron's. She has acted in the capacity of industry spokesperson, speaking to and on behalf of the industry in forums including the New York Stock Exchange and various real estate associations.

Ms. Donnell graduated Magna Cum Laude from Texas A&M University and received an MBA from Southern Methodist University. She has long been associated with the National Association of Real Estate Investment Trusts, serving for many years on the Board of Governors. She is an active volunteer in the Association of Former Students of Texas A&M University and recently served on its Board of Directors. In addition, she served in various leadership capacities for the Junior League of the City of New York.

Stanley Perla, 62, is a licensed Certified Public Accountant, recently retired from the firm of Ernst & Young LLP. He had been with Ernst & Young for thirty-five years, the last twenty-five of which he was a partner. His area of expertise for the past 40 years has been real estate and he was also responsible for the auditing of public and private companies. He served as Ernst & Young's National Director of Real Estate Accounting as well as on Ernst & Young's National Accounting and Audit Committee. Mr. Perla currently serves as Vice President—Director of Internal Control for Vornado Realty Trust (NYSE: VNO) a New York City-based fully-integrated real estate investment trust, which owns and manages approximately 75 million square feet of real estate.

Mr. Perla also serves as a director, and chairman of the audit committee, of Lexington Corporate Properties Trust (NYSE: LXO), a real estate investment trust that focuses on single-tenant net leased commercial properties throughout the United States, and American Mortgage Acceptance Company (ASE: AMC), a real estate investment trust that focuses on multifamily housing finance in the United States. He is an active member of the Real Estate Board of New York and the National Association of Real Estate Companies. Mr. Perla also served on the real estate committees of the New York State Society of Certified Public Accounts and the American Institute of Certified Public Accountants. Mr. Perla has been a frequent speaker on real estate accounting issues at numerous real estate conferences.

Mr. Perla received his BBA in Accounting and his MBA in Taxation, both from Baruch College.

Leland R. Speed, 74, serves as Chairman of the Board of Directors of Parkway Properties Inc. (NYSE: PKY), a Jackson, Mississippi real estate investment trust that owns office properties throughout the southern United State and Chicago, is Chairman of the Board of Directors of EastGroup Properties Inc. (NYSE: EGP), a Jackson, Mississippi real estate investment trust that owns and develops industrial properties in major markets throughout the sunbelt region of the United States, and has been involved in the real estate industry since 1958. Mr. Speed also serves as the Executive

Director of the Mississippi Development Authority where he works with the state governor to focus on recruiting new jobs to the state, expanding existing businesses and unifying the states economic development efforts.

Prior to forming Parkway and EastGroup, Mr. Speed was a developer with Eastover Development Corporation in Mississippi working on warehouse and single-family land development. During that time he also co-owned Speed, Mounger and Bartlett Securities, a general securities business specializing in industrial-aid financing.

Mr. Speed is past chairman of Downtown Jackson Partners, Jackson's non-profit downtown development corporation as well as past chairman of the Metro Jackson Chamber of Commerce, Goodwill Industries, and the United Way of the Capital Area. Mr. Speed is a member and past chairman of the Board of Trustees of Mississippi College, chairman of the Jackson State University Development Foundation and past chairman of Metro Chamber of Commerce.

Mr. Speed received his MBA from Harvard Business School and his BS in Industrial Management from Georgia Institute of Technology.

Directors who are Interested Persons of the Fund

Richard W. Maine, Chairman of the Board, Chairman of the Investment Committee and Portfolio Manager, 64, is also the Chief Executive Officer of the Adviser. In addition, he is a Managing Partner of Madison Harbor Partners, an affiliate of the Adviser. Prior to joining Madison Harbor Capital in 2003, Mr. Maine was President of Landmark Realty Advisors LLC and Managing Partner of Landmark Partners, Inc. from 1996, serving on its investment committee with overall responsibility for organizing and leading the real estate secondary market operations and the acquisition of over $1 billion in secondary transactions. Previously, he served as chief investment officer for Connecticut General Life Insurance Company's $50 billion investment portfolio and, subsequently, held a similar position at Connecticut Mutual Life Insurance Company. During Mr. Maine's 25-year career at Connecticut General (later CIGNA), he directly oversaw a commercial mortgage portfolio of $12 billion with annual commitments of $2 billion and a $3 billion real estate equity portfolio of 200 properties for four institutional clients with combined direct annual real estate equity investments of $400 million. From 1991 to 1995, Mr. Maine served as president and chief executive officer of Hyperion Realty Advisors, which acquired a distressed real estate portfolio involving liquidating $500 million in 160 mortgage and equity assets.

With over 39 years of experience in the institutional real estate finance industry, Mr. Maine is recognized as one of its leaders. He was a senior member of Connecticut General's REIT management team during 1970-81; is credited with organizing the industry's first asset management and portfolio management functions in 1970 and 1975 respectively; participated in the first institutional phase of leveraged buyouts beginning in 1978; led the institutional buying of Collateralized Mortgage Backed Securities (CMBS) in 1979; organized the institutional market for secondary private placement bonds in 1981; and led the management and disposition of the first distressed real estate portfolio in 1991.

Mr. Maine is a graduate of Middlebury College. He has a CRE designation as a member of the Counselors of Real Estate and is also a member of the Pension Real Estate Association and the Urban Land Institute where he has served on various advisory panels. He is the immediate past chairman of the Executive and Finance Committee of the Local Initiative Support Corporation (LISC) and chairman of its nonprofit retail development affiliate, The Retail Initiative (TRI). Mr. Maine is a co-chairman of 1000 Friends of Connecticut, Inc., a statewide smart growth civic association which aquired All Aboard, Inc., an entity co-founded by Mr. Maine. He is also a trustee of The New Hampton School.

Edward M. Casal, President, Chief Executive Officer, and Chief Investment Officer, 48, is also the President of the Adviser. In addition, he is co-Managing Partner of Madison Harbor Partners, an affiliate of the Adviser. Mr. Casal has over 25 years of experience in domestic and international corporate finance and real estate investment banking. Mr. Casal has advised public and private real estate clients and their Boards with regard to transactions with an aggregate value in excess of $20 billion. Mr. Casal has originated and transacted both entity-level and real estate property-level transactions including equity and debt financings, secondary real estate transfers, acquisitions, dispositions and mergers, review of corporate strategic alternatives, unsolicited tender offers, spin-offs, split-offs, restructurings, valuations, lease negotiations and fairness opinions.

Prior to founding the Madison Harbor Partners, Mr. Casal spent 18 years at UBS Investment Bank, beginning with one of its predecessor companies, Dillon, Read & Co. Inc. From 1985 to 1991 Mr. Casal advised domestic and international clients with regard to a wide range of real estate investment opportunities including joint venture assignments on behalf of institutional investors, restructuring of lease transactions, property sales and acquisitions. From 1992 until the merger with UBS in 1997, he directed the firm's real estate advisory, financing and agency activity in North America primarily focused on real estate transactions for corporations and merger and acquisition transactions for public and private real estate companies. From 1997 to 2001 Mr. Casal served as Executive Director of the UBS Warburg global real estate investment banking team primarily responsible for new business origination and led all of the firm's real estate strategic advisory and M&A assignments in North America. Mr. Casal began his Wall Street career at Goldman, Sachs & Co. where he served in the municipal finance, equity research and real estate departments and his principal investing career with Alan Patricoff Associates, a venture capital firm.

Mr. Casal is a graduate of Tulane University (where he received the Wall Street Journal award for excellence in Finance) and has an MBA from the Harvard Graduate School of Business. He is a member of the Urban Land Institute and the International Council of Shopping Centers.

Compensation of Directors

Each member of the Board who is not an "interested person" of the Fund, as defined under the Investment Company Act, will receive $10,000 annually and $500 per Board meeting (or committee thereof) attended, paid by the Fund. Members of the Board are also entitled to reimbursement of their actual out-of-pocket expenses incurred in connection with their attendance at meetings of the Board or committees thereof. We do not maintain any retirement or other benefit plan for our officers or directors.

Name of Person, Position	Aggregate Compensation From Fund[1]	Pension or Retirement Benefits Accrued As Part of Fund Expenses	Estimated Annual Benefits Upon Retirement	Total Compensation From Fund and Fund Complex Paid to Directors

Richard W. Maine, Chairman of the Board, Chairman of the Investment Committee and Portfolio Manager	None	None	None	None

Edward M. Casal, President, Chief Executive Officer and Chief Investment Officer	None	None	None	None

Cydney C. Donnell, Director	$13,500	None	None	$13,500

Stanley Perla, Director	$12,000	None	None	$12,000

Leland R. Speed, Director	$12,000	None	None	$12,000

1 From inception through December 31, 2005.

The Board has an Audit Committee consisting of the directors who are not "interested persons" of the Fund as that term is defined by the Investment Company Act: Ms. Donnell, Mr. Perla, and Mr. Speed. The primary duties of the Audit Committee are: (i) to recommend to the full Board of Directors the auditors to be retained for the Fund's fiscal year; (ii) to meet with the Fund's independent auditors as necessary; (iii) to review and approve the fees charged by the auditors for audit and non-audit services; and (iv) to report to the full Board on a regular basis and to make recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate. Mr. Perla serves as the Chairman of the Audit Committee as well as the "Audit Committee Financial Expert."

The Board has a Nominating and Compensation Committee comprised of the independent directors to whose discretion the selection and nomination of directors who are not interested persons, as defined in the Investment Company Act, will be committed. The members of the Nominating and Compensation Committee are Ms. Donnell and Mr. Speed.

In addition, the Board has a Valuation Committee, which will recommend the quarterly Net Asset Valuation to the Board. The members of the Valuation Committee are Ms. Donnell, Mr. Maine and Mr. Casal.

Other Officers

Russell H. Bates, Executive Vice President and Secretary, 39, is also the Executive Vice President of the Adviser. In addition he is a Partner of Madison Harbor Partners, an affiliate of the Adviser. Mr. Bates has fourteen years of experience in business and law, most recently as a commercial real estate investment banker. Assignments have included over $4 billion in equity and debt financings, mergers, spin-offs, restructurings, valuations and fairness opinions.

Prior to founding Madison Harbor Partners, Mr. Bates was a Director with UBS Investment Bank in its global real estate investment banking group where he was primarily responsible for execution of banking, underwriting, advisory and associated products and services within the real estate, lodging, gaming and leisure sectors. While there he represented clients on numerous public merger transactions including an international hostile takeover, asset sales, private joint venture transactions, and preferred equity capital raising. Prior to joining UBS, he served as a Vice President of Real Estate Investment Banking at Friedman Billings Ramsey where he completed numerous initial public offerings and follow-on offerings for equity and mortgage real estate investment trusts (REITs). Concurrently, he served as Senior Investment Officer for FBR Asset Investment Corporation, a REIT that made mezzanine loans as well as bridge equity investments in private real estate companies prior to an IPO. In this capacity, he originated and managed the mezzanine lending program, evaluated potential investments for its investment committee and had portfolio responsibility for its mortgage loan holdings.

Prior to his investment banking career, Mr. Bates was an attorney with the US Securities and Exchange Commission with its Division of Corporation Finance focusing on Real Estate and Securitization transactions. In addition, Mr. Bates spent four years with PepsiCo, Inc. as a manager focusing on acquisition integration.

Mr. Bates is a graduate of Baylor University and the Southern Methodist University School of Law and is a member of the Urban Land Institute, the International Council of Shopping Centers and the State Bar of Maryland.

Christopher J. Brown, Chief Financial Officer and Chief Compliance Officer, 40, is also the Chief Financial Officer of the Adviser. In addition, he serves as Chief Financial Officer of Madison Harbor Capital, LLC, the parent company of the Adviser. Mr. Brown joined Madison Harbor in February 2005 after accumulating over eighteen years of experience in the financial services industry. Most recently, Mr. Brown served as the Chief Financial Officer of Victory SBSF Capital Management, a New York City-based, value-style, investment advisor which managed client assets of approximately $4 billion through a variety of investment vehicles. While at SBSF, Mr. Brown had responsibility for all finance, accounting and operations matters including financial reporting, budgeting, forecasting, audit and regulatory exam oversight, expense control, compensation management, IT, HR, and disaster recovery. Mr. Brown was also directly responsible for all operational matters related to the administration of

SBSF's separately managed account business, which consisted of over two thousand clients. During his tenure at SBSF, Mr. Brown also served as the Treasurer for the SBSF Funds, Inc., a family of registered mutual funds. In this capacity, he had responsibility for all accounting, administration and compliance matters. Mr. Brown was also the chief accounting officer for several hedge funds, investment partnerships and private equity vehicles.

Mr. Brown was also a member of the Management Committee of SBSF's parent company, Victory Capital Management, the asset management arm of KeyCorp. While serving on this committee, Mr. Brown was directly involved in the development and implementation of Victory's strategic business plan, which directed the management over $50 billion of client assets in separately managed accounts, mutual funds and investment partnerships.

Prior to joining Victory Capital Management, Mr. Brown was a Manager in the Financial Services Audit Practice at KMPG. While at KPMG, Mr. Brown managed teams of professionals which conducted audits of mutual funds, investment advisors, investment partnerships and broker dealers.

Mr. Brown is a cum laude graduate of Boston College, where he majored in Accounting and Physics. He was awarded a Bachelors of Science degree in 1987. Mr. Brown became a licensed Certified Public Accountant in 1989 and is currently a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Other Key Principals of the Adviser

Mark V. Petersen, Managing Director, 50, is responsible for directing the marketing functions for the primary funds sponsored by the Madison Harbor Capital, the parent company of the Adviser. Mark has over 25 years experience in real estate, banking and finance. He has been involved in raising over $7 billion of new capital during his career.

Prior to joining Madison Harbor in 2005, Mr. Petersen spent over 15 years in various capacities with CNL Capital Markets, Inc. and its affiliates. Most recently he served as Senior Vice President for CNL Securities Corp. and was responsible for developing the various channels of distribution for CNL-sponsored investment products. He was also involved in developing sales strategies and building client relationships for CNL Capital Markets, Inc. Previously, he was responsible for the day-to-day operations, sales strategies and client relationships for CNL Institutional Advisors, Inc. From 1985 to 1990, Mr. Petersen was responsible for raising capital for two nationally known money management and investment companies. Mr. Petersen spent seven years as a commercial banker originating commercial real estate and small business loans. He began his career as a National Bank Examiner with the Comptroller of the Currency.

Mark holds a BBA with high honors from the University of Texas at Arlington and an MBA in Finance from Baylor University. He serves on the Advisory Board for the Hankamer School of Business at Baylor University and is a regular guest lecturer for Baylor University's Department of Real Estate. He is a member of the Pension Real Estate Association, Society of Pension Professionals and the Financial Planning Association.

Investment Adviser

The Fund has engaged Madison Harbor Capital Management, LLC, to provide professional investment management for the Fund pursuant to the Investment Advisory Agreement dated October 1, 2004. The Adviser is a Delaware limited liability company organized on December 18, 2003. The Adviser is registered as an investment adviser under the Advisers Act. The business address of the Adviser and its officers and directors is The Chrysler Building, 405 Lexington Avenue, New York, NY 10174. Subject to the authority of the Board of Directors, the Adviser will be responsible for overall management of the Fund's business affairs.

The Adviser is wholly-owned by Madison Harbor Capital, LLC, a Delaware limited liability company formed in 2004, which in turn is owned by Madison Harbor Partners, LLC, a Delaware limited liability company formed in 2004, which is owned by Richard W. Maine, Edward M. Casal and Russell H. Bates, each of whom is an officer of the Fund, and its financial partner, Evolvence Capital Investments Limited, a British Virgin Islands corporation. As noted in their biographies above, the founding partners of the Adviser collectively have over 77 years of experience in commercial real estate investing and investment banking. In particular, since 1994, Mr. Maine has managed three funds which purchased over $1 billion of ownership interests in private real estate funds and partnerships. Prior to forming Madison Harbor Capital, LLC, Mr. Casal and Mr. Bates have over a five-year professional relationship and Messrs. Maine, Casal and Bates have worked together on numerous real estate transactions.

The Adviser has engaged a sub-adviser, Conning Asset Management Company, a subsidiary of Swiss Re, to manage the assets of the Managed Account and may engage other sub-advisers to manage other assets in the future. Conning, and any other sub-adviser, will be compensated by the Adviser.

Investment Advisory Agreement. We have entered into an Investment Advisory Agreement with the Adviser to manage the investment of our assets and to provide such investment research, advice and supervision, in conformity with our investment objective and policies, as may be necessary for our operation. The Investment Advisory Agreement provides that the Adviser shall, subject to the supervision of the Board, identify, monitor and dispose of our investments and provide management and administrative services as we may reasonably request. We also use the services of an administrator (See "Administrator").

The Adviser is responsible for our day-to-day activities, including, for example:

•   Identification of investment opportunities;

•  Underlying Fund evaluation, selection and due diligence;

•  Investment monitoring, asset management and portfolio management; and

•  Fund administration.

Under the Investment Advisory Agreement, we are obligated to bear all costs and expenses directly allocable and identifiable to us or our business or investments, including, but not limited to: fees and expenses of the Board; fees of the Adviser; fees and expenses of registering the Fund and its securities under any applicable federal and state securities laws; interest; taxes; fees and expenses of our legal counsel and independent accountants; fees and expenses of our Administrator, transfer agent and custodian; expenses of printing and mailing Share certificates (if any); reports to shareholders; notices to shareholders; proxy statements; reports to regulatory bodies; brokerage and other expenses in connection with the execution, recording and settlement of transactions; expenses in connection with the acquisition and disposition of portfolio investments or the registration of privately issued portfolio securities; costs of third party evaluations or appraisals of the Fund (or its assets) or its actual investments; expenses of membership in investment company and other trade associations; expenses of fidelity bonding and other insurance premiums; expenses of shareholders' meetings; fees payable to the National Association of Securities Dealers, Inc. (the "NASD"), if any, in connection with this offering; indemnification costs and expenses; fees and expenses of legal counsel, if any, to the members of the Board who are not interested persons of the Fund (within the meaning of the Investment Company Act); and our other business and operating expenses.

The Investment Advisory Agreement provides for indemnification by the Fund of the Adviser, its affiliates and their officers, directors, employees, members and agents from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) incurred by them in connection with, or resulting from, their actions or inactions in connection with the performance of, or under, the Fund's Investment Advisory Agreement. Indemnification is only available to the extent the loss, claim, damage, liability or expense did not result from willful misfeasance, bad faith or gross negligence in the performance by the persons seeking indemnification of their duties under the Investment Advisory Agreement, or the reckless disregard of their obligations and duties under the Investment Advisory Agreement.

The Investment Advisory Agreement provides that it will continue in effect for the life of the Fund. In accordance with the requirements of the Advisers Act, however, the Board must reapprove the Investment Advisory Agreement on an annual basis.

In evaluating the Investment Advisory Agreement, the Board reviewed materials furnished by the Investment Adviser, including information regarding the Adviser, its affiliates and its personnel, operations and financial condition. The Board also discussed with representatives of the Adviser the Fund's operations and the Investment Adviser's ability to provide advisory and other services to the Fund. The Board likewise considered, among other things, the following material factors during their review of the Investment Advisory Agreement:

•  the nature of the services to be provided by the Adviser, including the process to be used in connection with its analysis of the Underlying Funds and their investment managers;

•  the proposed fees to be charged by the Adviser for its services, including a comparative analysis of fees and expense ratios of investment companies with similar objectives and strategies managed by other investment advisers;

•  the experience of the investment advisory and other personnel providing services to the Fund; and

•  the cost of services to be provided by the Adviser relative to the profits to be realized by the Adviser and its affiliates as a result of its relationship with the Company.

The directors who are not "interested persons" of the Fund met in an executive session during which they considered the capability of the Adviser and its experience managing other similar products and concluded the Adviser had experience and personnel sufficient to manage the Fund. They considered the comparative fees and expenses and concluded that the fees to be charged by the Investment Adviser were reasonable. After having the opportunity to request and review such additional information as they deemed necessary and considering the foregoing, the Board concluded that approval of the Investment Advisory Agreement was in the best interests of the Fund's shareholders.

Based upon the wide variety of information considered by the Board in evaluating the Investment Advisory Agreement, and the complexity of the Investment Advisory Agreement itself, the Board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to the factors they considered. In addition, different members of the Board may have given different weight to different factors.

Subsequent to the Board's approval, the Fund's sole shareholder, Madison Harbor Capital Management, LLC, likewise approved the Investment Advisory Agreement. However, in general the Board noted the particular expertise of the personnel of the Adviser in the real estate sector, and the appropriateness of the Adviser's fee structure.

Administrator

Our administrator is SEI Investments Global Funds Services (the "Administrator"). The Administrator performs administrative services necessary for the operation of the Fund, including maintaining certain books and records of the Fund and preparing reports and other documents required by federal, state, and other applicable laws and regulations, and provides us with administrative office facilities. For these services, we will pay a monthly fee at an annual rate of 0.10% of the Fund's average weekly assets for the first $250 million of assets; 0.08% thereafter (minimum annual fee of $110,000).

Expense Reimbursements

In the event that expenses of the Fund in any particular fiscal year of operations, excluding the Adviser's management fees, exceed 1.00% of the Fund's net asset value as determined at the end of the fiscal year, the Adviser will reimburse the Fund for any such expenses incurred above 1.00% of the Fund's net asset value. Due to the Fund's limited operations for the period ended March 31, 2005, the amount of the Adviser's first reimbursement will be calculated for the period from the commencement of the Fund's operations on January 28, 2005, through the end of its first full fiscal year on March 31, 2006. As of January 31, 2005, the total estimated expense reimbursement due from the Adviser amounted to approximately $325,000.

All offering costs to date have been advanced on behalf of the Fund by the Adviser or its affiliates. The Adviser and its affiliates have agreed not to seek reimbursement of such costs in excess of 0.85% of the gross proceeds of all offerings. Since inception, the Fund has reimbursed the Adviser $142,715, an amount equal to 0.85% of the gross proceeds of the Fund's offerings of $16,790,000. Such costs were fully amortized by January 31, 2006. Future costs will be expensed as reimbursed to the Adviser.

Sub-Advisory Agreement

Madison Harbor Capital Management, LLC (the "Adviser") and Conning Asset Management Company ("Conning" or the "Sub-Adviser") are parties to a sub-advisory agreement (the "Sub-Advisory Agreement") dated January 14, 2005 pursuant to which, subject to the oversight of our Board of Directors and the Adviser, Conning will perform portfolio management services in accordance with our investment objectives, policies and restrictions. Conning will invest and reinvest the assets of the Managed Account by purchasing and selling short-term and other REIT-qualifying securities. Conning's fee for its services will be paid by the Adviser, and not the Fund.

The following employees of Conning provide portfolio management services to the Fund:

Walter J. Blasberg, 57, CFA, is Managing Director and Head of Client Business Development at Conning Asset Management. Mr. Blasberg was with Continental Asset Management for 21 years prior to the firm being acquired by TCW in 1995. He was named President of Continental Asset Management in 1989 and became its Chief Executive Officer in 1994. Previously, Mr. Blasberg specialized in options at Icahn & Co. Mr. Blasberg has addressed many industry groups across the country and has made numerous presentations on asset/liability management for insurance companies. Mr. Blasberg is a graduate of the University of Vermont with a BA in Political Science. He is a member of the New York Society of Security Analysts, the Institutional Options Society, and the Fixed Income Analysts Society.

Daniel J. Mainolfi, 43, CFA, is a Managing Director and Portfolio Manager at Conning Asset Management where he is responsible for managing general and separate accounts assets for life/health and property-casualty clients. Prior to joining Conning in 1992, Mr. Mainolfi was employed for seven years at Atlantic Capital & Research, an investment subsidiary of Monarch Capital Corporation. While at Atlantic, Mr. Mainolfi managed fixed income assets backing both the general and separate account businesses. He is a graduate of Babson College with a degree in Finance and Investments.

Sean M. Hughes, 39, CFA, is an Assistant Vice President at Conning Asset Management where he is responsible for managing fixed income portfolios. Prior to joining Conning in 2001, Mr. Hughes was an ALM Analyst within Swiss Re Investors' asset-liability management unit. He was previously employed by Corporate Healthcare Financing, Inc. (Performax) as an Account Manager and Director of Plan Management Services and by Fortis, Inc. as an Associate Underwriter. Mr. Hughes is a graduate of Franciscan University with a BA in Psychology and earned an MBA from Johns Hopkins University. He is also a member of the Hartford Society of Financial Analysts.

The Sub-Advisory Agreement was approved by our Board of Directors at meeting held on January 14, 2005. In its consideration of the Sub-Advisory Agreement, the Board of Directors focused on information it had received relating to, among other things: (a) the nature, quality and extent of the sub-advisory and other services to be provided to the Fund by the Sub-Adviser; (b) comparative data with respect to sub-advisory fees or similar expenses paid by other private funds with similar investment objectives; (c) the Fund's projected operating expenses and expense ratio compared to private funds with similar investment objectives; (d) information about the services to be performed and the personnel performing such services under the Sub-Advisory Agreement; (e) the organizational capability and financial condition of the Sub-Adviser; and (f) the possibility of obtaining similar services from other third party service providers or through an internally managed structure.

Based on the information reviewed and its discussions, the Board of Directors, including a majority of the directors who are not "interested persons" of the Fund, as that term is defined in the Investment Company Act of 1940, as amended, concluded that the investment sub-advisory fee rates were reasonable in relation to the services to be provided and that the approval of the Sub-Advisory Agreement was in the best interest of the Fund and its shareholders.

The Sub-Advisory Agreement may be renewed in a manner required by the Investment Company Act of 1940 and only so long as such renewal and continuance is specifically approved by those Directors of the Fund who are not "interested persons" of the Fund, or any party hereto. The Sub-Advisory Agreement may be terminated by Conning or the Fund at any time, without the payment of penalty, on sixty (60) days written notice and will automatically terminate upon the termination of the Investment Advisory Agreement between the Fund and the Adviser.

Conning manages assets of approximately $60 billion and is a wholly-owned subsidiary of Swiss Re, one of the world's leading reinsurers. Conning's principal address is located at One Financial Plaza, Hartford, CT 06103-2627.

Custodian and Transfer Agent

SEI Private Trust Company serves as the Fund's custodian in accordance with the provisions of the Investment Company Act and the rules and regulations thereunder. As such, with the exception of the securities in the Managed Acccount (see below), SEI Private Trust Company will be responsible for holding our cash and portfolio securities. SEI Investments Global Funds Services will serve as the transfer agent and distribution paying agent for the Shares. For their custodian services, SEI Private Trust Company receives customary fees from the Fund. SEI Investments Global Fund Services has sub-contracted transfer agency and paying agency services to Citigroup Financial Forum, which receives a minimum annual fee from the Fund of $26,000.

In addition, the Fund has entered into a custody agreement pursuant to which the securities of the Managed Account will be held by Wachovia Bank, National Association in accordance with the provisions of the Investment Company Act and the rules and regulations thereunder. The address of the custodian is 123 South Broad Street, Mail Stop 4942, Philadelphia, PA 19109. The fees for such services are customary.

CONFLICTS OF INTEREST

The Adviser and its affiliates and employees may engage in a broad spectrum of activities, including sponsoring and managing investment funds, engaging in broker-dealer activities, and other activities. In the ordinary course of business, these institutions or individuals may engage in activities when their interests or the interests of their clients may conflict with the interests of the Fund and the Investors.

Allocation of Management Time and Services. We will not have our own employees and will rely upon the Adviser and its affiliates for management of the Fund and its assets. Conflicts of interest may arise in allocating management time, services or functions between the Fund and other entities for which the Adviser and its affiliates may provide similar services. The officers and employees of the Adviser will devote such time to our affairs as they, in their sole discretion, determine to be necessary for the conduct of our business.

Certain Relationships with Underlying Funds. Mr. Maine, through non-voting interests in funds managed by his prior employer, Landmark Partners, Inc., has existing relationships with a number of sponsors of, and investment advisers and other service providers to, Underlying Funds. In providing services to the Fund, the Adviser and its affiliates may face conflicts of interest with respect to these activities with such sponsors or other persons, on the one hand, and the Fund, the Investors, or the Underlying Funds in which we invest, on the other hand. These relationships may present conflicts of interest in determining whether to offer certain investment opportunities to the Fund.

Affiliated Transactions. The Investment Company Act restricts certain transactions between us and any of our "affiliated persons" (as defined in the Investment Company Act), including, among others, our officers, directors, the Adviser, persons affiliated with the Adviser, and certain other persons. In many cases, the Investment Company Act prohibits transactions unless we first apply for and obtain an exemptive order from the SEC. Delays and costs involved in obtaining necessary approvals may decrease the profitability of such transactions or make it impracticable or impossible to consummate such transactions. We may in the future engage in such activities, but do not have a present plan to do so. We do not intend to engage in such transactions unless we have obtained an order from the SEC or determined that an order is not required.

INVESTMENT RESTRICTIONS

Except as described below, we, as a fundamental policy, may not, without the approval of the holders of a majority of the outstanding Shares:

1)  issue senior securities or borrow money other than as permitted by the Investment Company Act;

2)  make loans of money or property to any person, except through loans of portfolio securities, the purchase of fixed income securities consistent with our investment objective and policies or the entry into repurchase agreements;

3)  underwrite the securities of other issuers, except to the extent that in connection with the disposition of portfolio securities or the sale of our own securities we may be deemed to be an underwriter;

4)  directly purchase or sell real estate or interests therein provided that we may hold and sell any indirect investment in real estate acquired in connection with our investments in the Underlying Funds;

5)  purchase or sell commodities or commodity contracts for any purposes except as, and to the extent, permitted by applicable law without the Fund becoming subject to regulation by the Commodities Futures Trading Commission as a commodity pool; or

6)  change our classifications as a closed-end investment company or cease to be an investment company.

TRANSFER AND RESALE OF SHARES

No Public Market. Our Shares are not traded on any securities exchange, are not expected to trade on any other market, and are subject to substantial restrictions on transferability and resale, as described below.

No Registration. Our Shares are not registered pursuant to the Securities Act and are not expected to be registered at any time in the future. Therefore, all sales, resales, and other transfers of Shares must be exempt from registration under the Securities Act.

No Right of Redemption. No shareholder will have the right to require the Fund to redeem any Share or portion thereof. Because no public market exists for Shares, and none is expected to develop, shareholders will not be able to liquidate their investment prior to the liquidation and termination of the Fund other than as a result of repurchases of Shares by the Fund, or, in limited circumstances, as a result of transfers of Shares to other Eligible Investors, both as described below.

Repurchases of Interests. Subsequent to the first anniversary of the date of the initial Closing of the Fund, we intend to make offers to repurchase Shares pursuant to written tenders by our shareholders. We intend to make such tenders once per year within 60 days of sending shareholders an annual report, which will be included as part of our SEC filing on Form N-CSR; however, these repurchases will be made at such times and on such terms as may be determined by the Board, in its complete and exclusive discretion. The first such repurchase is therefore expected to occur during the second or third quarter of 2006. We anticipate that all repurchase offers will be made in accordance with the requirements of Rule 13e-4 of the Securities Exchange Act of 1934. Such repurchases will generally be limited to no more than 5% of the outstanding Shares each year. In determining whether we should repurchase Shares or fractions thereof from our shareholders pursuant to written tenders, the Board will consider the recommendation of the Adviser. The Board also will consider the following factors, among others, in making such determination:

•  the effect of such repurchases on our qualification as a REIT;

•  the liquidity of our assets (including fees and costs associated with withdrawing from Underlying Funds and/or disposing of assets);

•  our investment plans and working capital requirements;

•  the relative economies of scale with respect to our size;

•  our history in repurchasing Shares or portions thereof;

•  the availability of information as to our NAV;

•  the condition of the securities markets; and

•  the anticipated tax consequences of any proposed repurchases of Shares or portions thereof.

The Adviser expects that it will recommend to the Board that we should offer to repurchase Shares from our shareholders once each year, typically in the second calendar quarter of the year. Though the decision whether to repurchase Shares is at the Board's sole discretion, the Adviser further anticipates that it will recommend that the repurchases will generally be in a range between 2% and 5%, but at no time more than 5%, of the outstanding Shares, subject to Board approval, our available liquidity and compliance with the REIT qualification rules. The Adviser further anticipates that it will recommend to the Board that we repurchase such Shares at a price equal to 90% of the NAV. We may repurchase less than the full amount of Shares that a Shareholder requests to be repurchased. If we do not repurchase a shareholder's Shares, the shareholder may not be able to dispose of his or her Shares, even if the Fund underperforms.

The Board will require that we repurchase Shares or portions thereof from our shareholders pursuant to written tenders only on terms they determine to be fair to us and to all of our shareholders. Repurchases of Shares from our shareholders by us may be paid, in the discretion of the Adviser, in cash, or by the distribution of securities in kind, or partly in cash and partly in kind. We expect, however, not to distribute securities in kind except in the unlikely event that making a cash payment would result in a material adverse effect on us or on our shareholders not tendering their Shares. Repurchases will be effective after receipt and acceptance by us of all eligible written tenders of Shares from our shareholders. Any in-kind distribution of securities will be distributed to all tendering shareholders on a proportional basis.

When the Board determines that we will repurchase Shares or fractions thereof, tender offer materials will be provided to each of our shareholders describing the terms thereof, and containing information shareholders should consider in deciding whether and how to participate in such repurchase opportunity. Shareholders who are deciding whether to tender their Shares or fractions thereof during the period that a repurchase offer is open may ascertain an estimated net asset vale of their Shares from the Adviser during such period.

We will not repurchase Shares, or fractions thereof, if such repurchase:

•  will cause us to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction;

•  will cause any shareholder to beneficially own more than 9.9% of our Shares;

•  will cause us to be "closely held" within the meaning of section 856(h) of the Code;

•  will cause us to fail to qualify as a REIT for federal income tax purposes;

•  will cause us to fail to qualify as a "domestically controlled" REIT within the meaning of section 897(h)(4)(B) of the Code;

•  will cause us to be a "pension-held REIT" within the meaning of Section 856(h)(3)(D) of the Code; or

•  will cause our Shares to be beneficially owned by fewer than 100 persons.

In the event that the Adviser or any of its affiliates holds Shares in the capacity of a shareholder, the Shares may be tendered for repurchase in connection with any repurchase offer we make on the same basis as any other shareholder.

Ability Of Heirs To Tender Upon Death Of Shareholder. In addition, pursuant to the terms of the Shares as described herein, the heirs of a deceased shareholder may tender any Shares held by the decedent back to the Fund at a price equal to 100% of the NAV at any time during the period commencing immediately upon the death of the shareholder and ending one year subsequent to such shareholder's death. The Fund, however, shall not be obligated to purchase any such tendered Shares unless the Adviser, in its sole discretion, determines that the Fund has adequate liquid assets to purchase all of the tendered shares. To the extent the Adviser determines that the Fund has insufficient liquidity to purchase a decedent's shares that have been tendered to the Fund, the repurchase period shall be tolled until such time as the Adviser determines that the tendered shares may be purchased. In the event that Shares are tendered by multiple decedents at or around the same time, such Shares shall be repurchased by the Fund in the order of their receipt.

Transfers

The Shares are transferable, subject to the same limitations described above with respect to repurchases of Shares, as well as the additional limitations described below. Specifically, Shares may not be transferred, and a purported transfer will not be given effect, unless a proposed transfer will not cause us to violate the securities, commodities or other laws or regulations of the United States or any other relevant jurisdiction, will not cause any person to beneficially own more than 9.9% of our Shares, will not cause us to be "closely held," will not cause our Shares to be beneficially owned by fewer than 100 persons, will not result in the loss of our status as a REIT, will not cause us to be a "pension-held

REIT," and will not result in us failing to qualify as a "domestically controlled" REIT for U.S. federal income tax purposes.

Pursuant to our Articles of Incorporation, at least 15 days' written notice of a proposed transfer of Shares must be given to the Adviser in advance of the transfer and must include evidence satisfactory to the Adviser that the proposed transfer is exempt from registration under the Securities Act and that the proposed transferee is both an "Accredited Investor" as defined in the Securities Act and a "Qualified Client" as defined in the Advisers Act. Notice of a proposed transfer of Shares must also be accompanied by a properly completed subscription agreement for the proposed transferee and by any other information reasonably requested by the Adviser. A shareholder transferring Shares may be charged reasonable expenses, including attorneys' fees and accountants' fees, incurred by us in connection with the transfer.

Our Articles of Incorporation give the Board, or the Adviser acting on behalf of the Board, the power to refuse to give effect to or to prevent a transfer of Shares that violates any of the above restrictions, including, without limitation, the right to cause us to redeem such Shares (to the extent allowed by law), the right to refuse to give effect to such transfer on our books, or the right to institute proceedings to enjoin such transfer. If a transfer of Shares occurs in violation of any of the above transfer restrictions, the number of Shares that cause the transfer restriction to be violated will automatically be transferred to the Trustee of a Trust for the benefit of certain Charitable Beneficiaries selected by us, effective as of the day prior to the date of transfer, and the purported transferee (the "Prohibited Owner") will have no rights with respect to the Shares transferred to the Trust, except as described below. Under our Articles of Incorporation, a Prohibited Owner may not benefit economically from the ownership of Shares and does not have the right to receive dividends, to vote, or to possess any other rights with respect to any Shares transferred to the Trust. During the time that a Prohibited Owner's Shares are held by the Trust, all dividends and other distributions paid by us will be held for the benefit of the Charitable Beneficiaries, and the Prohibited Owner will have no right to such dividends or distributions. Within 90 days of receiving a notice from us that there has been a transfer of Shares to the Trust, the Trustee will sell such Shares to a person, selected by the Trustee, whose ownership will not violate the transfer restriction on the Shares. Upon a sale of Shares held in the Trust, the interest of the Charitable Beneficiaries in such Shares will cease, and the proceeds from the sale will be divided among the Prohibited Owner and the Charitable Beneficiaries as follows. Upon the sale of a Prohibited Owner's Shares held in the Trust, the Prohibited Owner will have the right to receive the lesser of (i) the price paid by the Prohibited Owner for the Shares (or, if the Prohibited Owner did not pay for the Shares, as in the case of Shares passing by inheritance, 90% of NAV of the Shares on the date of sale) or (ii) the amount received by the Trustee upon the sale of the Shares. Any net sales proceeds in excess of the amount paid to the Prohibited Owner will be payable in equal shares to the Charitable Beneficiaries.

CODE OF ETHICS

The Fund and the Adviser have adopted codes of ethics pursuant to Rule l7j-1 under the Investment Company Act and pursuant to Rule 204A-1 under the Advisers Act, respectively, that restrict the personal securities transactions of certain associated persons of the Fund, the Distributor and the Adviser. The primary purpose of such codes is to ensure that personal trading by their respective employees does not disadvantage us and our shareholders. The Adviser's portfolio managers and other investment personnel who comply with the code of ethics' pre-clearance and disclosure procedures may be permitted to purchase, sell or hold certain types of securities which also may be purchased or sold by or are held in the fund(s) they advise. The codes of ethics can be reviewed and copied at the Commission's Public Reference Room in Washington, DC. Information on the Public Reference Room can be obtained by calling the Commission at 1-202-942-8090. The codes of ethics are also available on the EDGAR Database on the Commission's Internet site at http://www.sec.gov or may be obtained after paying a duplication fee, by electronic request to the following E-mail address: publicinfo@sec.gov or by writing the Commission's Public Reference Section, Washington, D.C. 20549-0102.

CONTROL PERSONS

Upon completion of the Offering, no person is expected to have voting control over the Fund. However, to the extent that a Distributor's voting discretion and/or dispositive power over our Shares exceeds 25% of our Shares outstanding, such Distributor may be deemed to control the Fund, within the meaning of the Investment Company Act of 1940. As such, the Fund's primary Distributor, Wells Fargo Investments, may be deemed to control the Fund within the meaning of the Investment Company Act of 1940.

Summary of Beneficial Ownership:

Name	Affiliation	Shares	% of Fund
Wells Fargo	Distributor	10,015	59.6%
Satre Revocable Trust U/A Dated 11/2/1990	None	1,000	6.0%
Wells Fargo Bank IRA C/F Barber	None	1,000	6.0%

Summary of Ownership by Officers and Directors:

Name of Officer or Director	Position with Registrant	Shares Owned
Richard W. Maine	Chairman of the Board	75
Edward M. Casal	Chief Exective Officer	25
Russell H. Bates	Executive Vice President	25
Mark V. Petersen	None (Principal of the Adviser)	25

DESCRIPTION OF CAPITAL STOCK

The following summary of our common stock does not purport to be complete and is subject to, and qualified in its entirety by, our Articles of Incorporation. Reference is made to our Articles of Incorporation for a detailed description of the provisions summarized below.

Our authorized capital stock is 300,000 Shares, $0.0001 par value. Each Share is entitled to one vote. All Shares have equal rights as to earnings, assets and dividends and all outstanding shares of common stock are fully paid and non-assessable.

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by Registrant or for its Account	(4) Amount Outstanding Exclusive of Amount Shown Under (3)
Common Stock	300,000	—	16,790

Subject to the provisions of relevant law and our continued qualification as a REIT for federal income tax purposes, we intend to pay quarterly dividends and to make distributions to shareholders in amounts such that all or substantially all of our REIT taxable income in each year, subject to certain adjustments, is deemed to be distributed to shareholders in such year, with equal amounts being distributed with respect to each Share. All distributions will be made at the discretion of the Board and will depend on our earnings, cash flow, financial condition, REIT status and such other factors as the Board may deem relevant from time to time. We provide no assurances as to our ability or obligation to pay dividends in any quarter or future year.

In the event of any liquidation, dissolution or winding up of the Fund, whether voluntary or involuntary, our shareholders shall be entitled, after payment or provision for payment of our debts and other liabilities, to share ratably in our remaining net assets. No person holding a Share or a fraction of a Share has the right to require us to redeem the Share or fraction thereof.

We do not currently anticipate issuing certificates for our Shares. In the event we do issue such certificates, however, each certificate for Shares will bear substantially the following legend: "The securities represented by this certificate are subject to restrictions on transfer and ownership for the purpose of the Corporation's maintenance of its status as a real estate investment trust (a "REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code") and for the purpose of the Corporation's compliance with the securities laws of the United States. Except as otherwise provided pursuant to the Corporation's Articles of Incorporation, no Person may (i) Beneficially Own Shares of the Corporation in excess of nine and nine-tenths percent (9.9%) of the outstanding Shares of the Corporation; (ii) Beneficially Own Shares of the Corporation if such ownership would result in the Corporation being "closely held" under Section 856(h) of the Code; (iii) Beneficially Own Shares of the Corporation if such ownership would cause the Shares of the Corporation to be owned by fewer than one hundred (100) persons within the meaning of Section 856(a)(5) of the Code; (iv) Beneficially Own Shares of the Corporation if such ownership would result in the failure of the Corporation to qualify as a "domestically controlled REIT" within the meaning of Section 897(h)(4)(B) of the Code; (v) Beneficially Own Shares of the Corporation if such ownership would otherwise cause the Corporation to fail to qualify as a REIT; (vi) Beneficially own Shares of the Corporation if such ownership would cause the Corporation to be treated as a "pension-held REIT" under Section 856(h)(3)(D) of the Code; or (vii) Transfer all or any part of the Shares of the Corporation to any Person unless such Transfer is exempt from registration under the Securities Act and such Transfer is made to a Person that is both an "Accredited Investor" as defined in the Securities Act and a "Qualified Client" as defined in the Advisers Act. Any Person who Acquires Beneficial Ownership of Shares of the Corporation immediately must notify the Corporation in writing or, in the event of a proposed or attempted Transfer, Acquisition, purported change in Beneficial Ownership, or other event or transaction that would result in a change in Beneficial Ownership, the person who would Acquire Beneficial Ownership of Shares must give written notice to the Corporation at least fifteen (15) days prior to such proposed or attempted Transfer, Acquisition, purported change in Beneficial Ownership, or other transaction or event. Any Transfer, Acquisition, purported change in Beneficial Ownership, or other event or transaction which results in a violation of the ownership or transfer limitations set forth in the Corporation's Articles of Incorporation shall be void ab initio and the Prohibited Owner shall not acquire any rights in such Shares of the Corporation. The Shares of the Corporation purported to have been transferred in violation of the transfer and ownership limitations referred to herein shall be automatically transferred to a Trustee of a Trust for the benefit or one or more Charitable Beneficiaries. All capitalized terms used in this legend have the meanings ascribed to such terms in the Corporation's Articles of Incorporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each Shareholder who so requests."

In addition, pursuant to the terms of the Shares, the heirs of a deceased shareholder may tender any Shares held by the decedent back to the Fund at a price equal to 100% of the NAV at any time during the period commencing immediately upon the death of the shareholder and ending one year subsequent to such shareholder's death. The Fund, however, shall not be obligated to purchase any such tendered Shares unless the Adviser, in its sole discretion, determines that the Fund has adequate liquid assets to purchase all of the tendered shares. To the extent the Adviser determines that the Fund has insufficient liquidity to purchase a decedent's shares that have been tendered to the Fund, the repurchase period shall be tolled until such time as the Adviser determines that the tendered shares may be purchased. In all cases, Shares tendered by deceased shareholders shall be repurchased by the Fund in the order of their receipt.

VOTING

We do not anticipate holding annual meetings of shareholders. However, to the extent a shareholder meeting is held and shareholders are asked to vote on a proposal, each shareholder will have the right to cast a number of votes based on the number of Shares held. Shareholders will be entitled to vote on any matter on which shareholders of a registered investment company would be entitled to vote. Except for the exercise of their voting privileges, shareholders will not be entitled to participate in the management or control of our business, and may not act for or bind us.

PORTFOLIO TURNOVER

Because the investments of the Fund generally require relatively long periods of time to reach maturity and the Fund will generally distribute the proceeds it receives from the Underlying Funds, it is expected that the Fund's investment turnover will be low. Notwithstanding the foregoing, the Adviser may liquidate any investment at any time and may reinvest any returned capital to fund any requirements of commitments to any Underlying Fund made during our commitment period in accord with its investment objective and strategies thereafter. There is, however, no policy limitation on our ability to sell an investment after a short period of time.

NET ASSET VALUATION

The Board, with the assistance and recommendation of the Valuation Committee, will determine our NAV at the end of each quarter within 30 days following the end of the quarter. The Valuation Committee shall utilize: (1) the current cash activity, (2) the most recent financial statements for the Underlying Funds, and (3) adjustments by the Valuation Committee for significant events subsequent to the most recent financial statements for the Underlying Funds.

Generally, the Valuation Committee will be utilizing financial statements for the Underlying Funds for the previous quarter since the Valuation Committee will be receiving statements during the current quarter. The Valuation Committee will review the statements and adjust accordingly if during the current quarter significant events occurred that may have a material impact on NAV.

Under the Investment Company Act, we are required to value assets for which a market price is readily available at that market price. For all other securities and assets, "fair value" is determined in good faith by the Board. There is no readily available market value for most of the assets in our portfolio, thus most of our assets are valued at fair value.

The Board has approved procedures pursuant to which we will value our investments in Underlying Funds at fair value. In accordance with these procedures, fair value as of each quarter-end ordinarily will be the value determined and reported by each Underlying Fund in accordance with the Underlying Fund's valuation policies and available at the time of our valuation and adjusted for subsequent events. As a general matter, the fair value of our interest in an Underlying Fund will represent the amount that we could reasonably expect to receive from an Underlying Fund if our interest were redeemed at the time of valuation (although it is generally expected that most of the Underlying Funds in which we may invest will not provide us with redemption rights). Based on information reasonably available at the time the valuation is made and that we believe to be reliable, valuation will be modified where appropriate. In the event that an Underlying Fund does not report a quarter-end value to us on a timely basis, or at all, we will determine the fair value of such Underlying Fund based on the most recent value reported by the Underlying Fund, as well any other relevant information available at the time we value our portfolio.

Prior to investing in any Underlying Fund, the Adviser will conduct a due diligence review of the valuation methodology utilized by the Underlying Fund, which generally utilize market values when available, and otherwise utilize principles of fair value that the Adviser reasonably believes to be consistent with those used by us for valuing our own investments. Although the procedures approved by the Board provide that the Adviser will review the valuations provided by the Fund Managers to the Underlying Funds for fairness, none of the Adviser, the Valuation Committee or the Board will be able to confirm independently the accuracy of valuations provided by such Fund Managers (which are unaudited).

Our valuation procedures require the Valuation Committee to consider all relevant information available at the time we value our portfolio. The Valuation Committee and/or the Board will consider such information, and may conclude in certain circumstances that the information provided by the Fund Manager of an Underlying Fund does not represent the fair value of our interest in the Underlying Fund. Following procedures adopted by the Board, the Valuation Committee would consider whether it was appropriate, in light of all relevant circumstances, to value such a position at its NAV as reported by the Underlying Fund at the time of valuation, or whether to adjust such value to reflect a premium or discount to such reported NAV. Any such decision would be made in good faith, and subject to the review and supervision of the Board.

The valuations reported by the Fund Managers of the Underlying Funds, upon which we calculate our quarter-end NAV and NAV per Unit, may be subject to later adjustment, based on information reasonably available at that time. For example, fiscal year-end NAV calculations of the Underlying Funds are audited by those Underlying Funds' independent auditors and may be revised as a result of such audits. Other adjustments may occur from time to time. These valuations may be adjusted by the Valuation Committee in its sole discretion as it deems appropriate to reflect the fair market value of the Underlying Funds and their assets reduced to reflect the Fund Manager's carried interest in the Underlying Fund, where applicable. Circumstances that would justify an adjustment of the valuations reported to the Valuation Committee that was not reflected in the valuations supplied by the Underlying Funds include, but are not limited to, any factor or set of factors that, when viewed in the totality of the circumstances, would compel an investment professional to conclude that there had occurred an objectively verifiable change in the circumstances of the issuer or in the environment that is not likely to be reversed in any relevant time frame and renders the reported valuation as an obsolete, misleading measure of current value for which there is a readily determined and more reliable measure.

Such adjustments or revisions, whether increasing or decreasing the NAV of the Fund at the time they occur, will not affect the amount of the repurchase proceeds of the Fund received by shareholders who had their Shares repurchased prior to such adjustments and received their repurchase proceeds. As a result, to the extent that such subsequently adjusted valuations from the Fund Managers or revisions to NAV of an Underlying Fund adversely affect our NAV, the outstanding Shares will be adversely affected by prior repurchases to the benefit of shareholders who had their Shares repurchased at a NAV per Share higher than the adjusted amount. Conversely, any increases in the NAV per Share resulting from such subsequently adjusted valuations will be entirely for the benefit of the outstanding Shares and to the detriment of shareholders who previously had their Shares repurchased at a NAV per Share lower than the adjusted amount.

The procedures approved by the Board provide that, where deemed appropriate by the Valuation Committee and consistent with the Investment Company Act, investments in Underlying Funds may be valued at cost. Cost would be used only when cost is determined to best approximate the fair value of the particular security under consideration. Cost may not be appropriate when the Fund is aware of sales of similar securities to third parties at materially different prices or in other circumstances where cost may not approximate fair value (which could include situations where there are no sales to third parties). In such a situation, our investment will be revalued in a manner that the Valuation Committee, in accordance with procedures approved by the Board, determines in good faith best reflects approximate market value of our holding.

In general, fair value represents a good faith approximation of the current value of an asset and will be used when there is no public market or possibly no market at all for the asset. The fair values of one or more assets may not be the prices at which those assets are ultimately sold. In such circumstances, the Valuation Committee and/or the Board will reevaluate its fair value methodology to determine, what, if any, adjustments should be made to the methodology.

Expenses of the Fund, including the Adviser's investment management fee and the costs of any borrowings, are accrued on a quarterly basis on the day NAV is calculated and taken into account for the purpose of determining NAV.

The fair values of interests in Underlying Funds, as determined under the procedures above, necessarily contain elements of judgment, which are based on the information available to the Adviser, the Valuation Committee and the Board. To the extent that the Adviser does not generally have access to all necessary financial and other information relating to the Underlying Funds, the Valuation Committee cannot determine independently the NAVs of those funds. There is no assurance that other persons valuing the same interests would not reach a different conclusion as to value.

The Fund's Net Asset Value is determined quarterly, as set forth under the section entiled "Net Asset Valuation." As of December 31st 2005, our net assets were $16,582,987, as compared to total contributed capital by our shareholders of $16,790,000, which equates to a Net Asset Value per share of $987.67.

DISTRIBUTIONS

Distributions to investors, when available, will be made on a quarterly basis. We anticipate that distributions generally will be equal to all income distributions made available to us from Underlying Funds, plus all returns of capital made available to us by Underlying Funds, less (a) any returns of capital from Underlying Funds that are reinvested into other Underlying Funds or into the Managed Account, and (b) any amounts withheld to fund repurchases of Shares, to fund anticipated future capital calls to Underlying Funds, or to pay our expenses.

We may reinvest returns of capital distributed from Underlying Funds into other Underlying Funds or the Managed Account in a manner consistent with our Investment Objective or in order to assure that we have sufficient capital to meet our capital commitment obligations.

The Adviser's goal is to design the investment allocations to the various Underlying Funds and to manage the redemption of capital invested in open-end funds so that the expected aggregate distributions to the investors will exceed their initial invested capital no later than the sixth anniversary of our closing. There can be no assurances that such distributions will actually be made.

We intend to elect to be treated as a REIT for federal income tax purposes in connection with the closing of this Offering. Federal income tax law requires that a REIT distribute at least 90% of its REIT taxable income annually. See "Federal Income Tax Considerations—Taxation as a REIT."

To satisfy the requirements to qualify as a REIT and to avoid paying income or excise tax on our income as a REIT, we intend to make regular current distributions of all or substantially all of our REIT taxable income to shareholders. Any future distributions we make will be at the discretion the Board and will depend upon, among other things, our continuing ability to qualify as a REIT and our actual results of operations, including the revenue we receive from our investments; our operating expenses; and unanticipated expenditures.

CONSENT DIVIDENDS

We may declare "consent dividends" as may be necessary or appropriate to avoid the imposition of any federal income or excise tax on our undistributed REIT taxable income. In general, we anticipate using the consent dividend procedure only when (i) we have received taxable income, but have an insufficient amount of cash to make an actual dividend distribution (typically due to requirements that we include in taxable income original issue discount, partnership income, or other types of "phantom" income before the actual receipt of such income), (ii) need to distribute the taxable income in order to obtain REIT tax treatment or avoid adverse tax consequences, and (iii) have no other appropriate options. A consent dividend is a hypothetical distribution (as distinguished from an actual distribution) that is treated for federal income tax purposes as if it were distributed in money by us to our shareholders on the last day of our taxable year, received by our shareholders on that day, and immediately contributed by our shareholders as paid-in capital to us on that day. Each potential investor will be required, as part of the Subscription Agreement, to execute a power of attorney with respect to matters related to consent dividends.

Transferees of Shares will be required to execute a similar power of attorney upon the commencement of their ownership of the Shares, but we will not be able to compel such execution or otherwise cause a transferee to participate in a consent dividend. In the event a transferee fails to execute an appropriate power of attorney or otherwise agree to a consent dividend (a "Non-Participating Shareholder"), we will be required to make an actual distribution to the Non-Participating Shareholder whenever we implement a consent dividend with respect to those shareholders who have executed a power of attorney or otherwise agreed to a consent dividend. Because no actual shares will be issued pursuant to the hypothetical distribution and contribution to capital described above, the Non-Participating Shareholder will be benefited, and the other shareholders will suffer a collective detriment, by the amount of any such actual distribution. Notwithstanding the foregoing discussion, because the Shares are illiquid assets for which there is currently no secondary market (and for which no such market is expected to develop), and because we intend to affirmatively seek transferees to execute a consent dividend power of attorney or otherwise agree to any consent dividend, we do not expect there to be substantial transfers of Shares to Non-Participating Shareholders.

REPORTING

We send to shareholders an audited annual report within 60 days after the close of our fiscal year, which is March 31st. We also send shareholders an unaudited quarterly report within 60 days after the close of our first and third quarters, as well as a semi-annual unaudited report within 60 days after the close of our second quarter.

Our annual reports, along with other information, are filed with the Secuirities and Exchange Commission as part of Form N-CSR within 70 days after the close of our fiscal year. Our semi-annual reports, along with other information, are filed with the Securities and Exchange Commission as part of Form N-CSR within 70 days after the end of our semi-annual period, September 30th. Schedules of our investments, along with other information, are filed as part of Form N-Q within 60 days after the close of our first and third quarters. In adddition, we file certain financial and other information on a semi-annual basis, after the close of our second and fourth quarters, on Form N-SAR within 60 days after the end of such periods. The aforementioned filings are available on the SEC's website at http://www.sec.gov.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations associated with our REIT status and with the ownership and disposition of the Shares. The following discussion is not exhaustive of all possible tax considerations that may be relevant to our REIT status. Moreover, the discussion contained herein does not address all aspects of taxation that may be relevant to a shareholder in light of such shareholder's personal tax circumstances, including, for example, certain types of shareholders subject to special treatment under federal income tax laws, including: (1) a tax-exempt organization, (2) a broker-dealer, (3) a foreign corporation or a natural person who is not a citizen or resident of the United States, (4) a trust, estate, regulated investment company, real estate investment trust, financial institution, insurance company or S corporation, (5) a person subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"), (6) a person that holds the Shares as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction, (7) a person that holds the Shares through a partnership or similar pass-through entity, (8) a person with a "functional currency" other than the U.S. dollar, (9) a person beneficially or constructively holding 10% or more (by vote or value) of the beneficial interests in our Shares, (10) a U.S. expatriate, or (11) a person otherwise subject to special tax treatment under the Code. Except as otherwise specifically set forth below, this discussion deals only with investors that hold our Shares as a "capital asset" within the meaning of section 1221 of the Code. This discussion does not address the state, local or non-U.S. tax considerations associated with ownership of our Shares.

The statements in this discussion are based upon, and qualified in their entirety by, current provisions of the Code (including changes to the Code as a result of the enactment of the American Jobs Creation Act of 2004), existing, temporary and proposed Treasury Regulations promulgated under the Code, existing administrative rulings and practices of the Internal Revenue Service (the "IRS"), and judicial decisions. We cannot give any shareholder any assurances that future legislation, administrative, or judicial actions or decisions, which may be retroactive in effect, will not affect the accuracy of any of the statements in this Offering.

The American Jobs Creation Act of 2004 (the "2004 Act") was enacted on October 22, 2004. This legislation made a number of changes to the REIT rules, generally taking effect in our taxable year beginning January 1, 2005. The Gulf Opportunity Zone Act of 2005, signed into law on December 21, 2005, made a number of technical and clarifying corrections to the 2004 Act with respect to the REIT rules.

Each shareholder is urged to consult his or her own tax advisor regarding the specific tax consequences to such shareholder of the ownership and disposition of Shares, including the federal, state, local, foreign and other tax consequences of such ownership and disposition, as well as the impact of potential changes in the applicable tax laws. This discussion is not intended to be, and should not be construed as, tax advice.

Tax Consequences of REIT Election

We plan to make an election to be taxed as a REIT under Sections 856 to 860 of the Code, beginning with our taxable year ending December 31, 2005. The sections of the Code and Treasury Regulations applicable to qualification and operation as a real estate investment trust are technical and complex. Although we believe that we will be organized and will operate in a manner necessary to satisfy the requirements for taxation as a REIT under the Code, as discussed below, and will receive an opinion of counsel to the effect that we will qualify to be treated as a REIT, we cannot assure any shareholders that we will be able to meet the applicable tests for qualification as a REIT for all periods. See "Failure to Qualify as a REIT," below, for a discussion of the consequences of our failure to qualify as a REIT.

Taxation as a REIT

We generally will not be subject to federal corporate income tax on our net income to the extent that this income is distributed currently to our shareholders if we meet the applicable REIT distribution requirements and the other requirements for qualification as a REIT. The REIT provisions of the Code generally allow a REIT to deduct the amount of any current distributions made to its shareholders in calculating the amount of its taxable income. The benefit of this tax treatment is that it substantially eliminates the "double taxation" imposed on the net income of regular "C" corporations. Regular "C" corporations are subject to federal income tax on the amount of their net income (calculated without a deduction for any distributions made to shareholders), and the shareholders of "C" corporations are subject to a second tax on this income when it is distributed to them as a dividend. Accordingly, income generated by us and distributed currently to our shareholders generally will be subject to taxation solely at the shareholder level upon distribution, which will result in such income being subject to a lower aggregate federal income tax rate than it would if earned by a regular "C" corporation and distributed to its shareholders. We will, however, be required to pay certain federal income taxes, including in the following circumstances:

•  We will be subject to federal income tax at regular corporate rates on any taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which such income is earned;

•  We will be subject to the "alternative minimum tax" on our undistributed items of tax preference;

•  We will be subject to a 100% tax on net income from certain sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business (known as "prohibited transactions");

•  If we fail to satisfy the 75% gross income test or the 95% gross income test, both described below, but nevertheless qualify as a REIT, we will be subject to a tax equal to the greater of either (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test for the taxable year or (2) the amount by which 95% of our gross income exceeds the amount qualifying under the 95% gross income test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability;

•  If (i) we fail to satisfy certain of the REIT asset tests (as described below) but nevertheless maintain our qualification as a REIT because certain other requirements have been met and (ii) we do not qualify for a statutory de minimis exception, we may be subject to a tax equal to the greater of (a) $50,000 or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated during the specified period by the assets that gave rise to the failure;

•  If we should fail to satisfy one or more requirements for REIT qualification, other than the 95% and 75% gross income tests and other than certain of the REIT asset tests, but nevertheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a $50,000 penalty tax for each failure;

•  If we have (a) gain from the sale of other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property;

•  If we acquire an asset from a regular "C" corporation that is not a REIT in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the transferor corporation, and we subsequently sell the asset within ten years, we will be required to pay tax at the highest regular corporate tax rate on any "built-in gain" to the extent that the fair market value of the asset exceeds our adjusted tax basis in the asset, in each case, determined as of the date on which we acquired the asset. The results described in this paragraph assume that we will not elect to pay an immediate tax when the asset is acquired in lieu of this treatment;

•  With respect to a residual interest in a real estate mortgage investment conduit, or REMIC, the ownership of which is attributed to us or to a REIT in which we own an interest, we will pay tax at the highest corporate rate on the amount of any "excess inclusion income" for the taxable year allocable to the percentage of our Shares that are held by "disqualified organizations." For a definition of "excess inclusion income," see "REMICs," below. A "disqualified organization" includes: the United States; any state or political subdivision of the United States; any foreign government; any international organization; any agency or instrumentality of any of the foregoing; any other tax-exempt organization, other than a farmer's cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and any rural electrical or telephone cooperative;

•  If we fail to distribute during the calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount actually distributed to shareholders;

•  We may elect to retain and pay income tax on some or all of our long-term capital gain, which gain currently is subject to tax at corporate rates. In that case, a U.S. holder of Shares would include its proportionate share of our undistributed net long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax that we paid on such gain, would be allowed a credit for its proportionate share of the tax deemed to have been paid and an adjustment would be made to increase the basis of the U.S. holder in its Shares; and

•  We may be subject to a 100% excise tax on transactions with any taxable REIT subsidiary not conducted on an arm's length basis.

Requirements for Qualification as a REIT

Introduction

In order to qualify as a real estate investment trust for federal income tax purposes, we must elect to be treated as a REIT and must satisfy certain statutory tests relating to, among other things, (i) the sources of our income, (ii) the nature of our assets, (iii) the amount of our distribution, and (iv) the ownership of our Shares.

The Code defines a REIT as a corporation, trust or association:

1)  that is managed by one or more trustees or directors;

2)  the beneficial ownership of which is evidenced by transferable shares or transferable certificates;

3)  that would be taxable as a regular domestic corporation, but for its election to be taxed as a REIT;

4)  that is not a financial institution or an insurance company under the Code;

5)  that is beneficially owned by 100 or more persons;

6)  not more than 50% in value of the outstanding shares of which are owned, actually or constructively, by five or fewer individuals, as defined in the Code to include some entities, and after applying certain attribution rules, during the last half of each year;

7)  that has in place an election to be taxable as a REIT for the current taxable year, which election has not been terminated or revoked;

8)  that meets other tests, described below, regarding the nature of its income and assets, and the amount of its distributions; and

9)  that has a taxable year that is the calendar year.

In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status and comply with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder.

Income Tests

General. A REIT must satisfy annually two tests regarding the nature of its gross income in order to maintain its real estate investment trust status. First, at least 75% of a REIT's gross income, excluding gross income from prohibited transactions, for each taxable year generally must consist of defined types of income that the REIT derives, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. We refer to this test as the 75% gross income test. Qualifying income for purposes of the 75% gross income test generally includes:

•  "rents from real property" (as defined below);

•  interest from debt obligations secured by mortgages on real property or on interests in real property;

•  dividends or other distributions on, and gain from the sale or other disposition of, shares in other real estate investment trusts;

•  gain from the sale or other disposition of real property, interests in real property, or mortgage loans, which is not inventory or property held for sale to customers in the ordinary course of business;

•  amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements to make loans secured by mortgages on real property or on interests in real property or agreements to purchase or lease real property;

•  abatements and real property tax refunds;

•  gain from the sale or other disposition of a real estate asset which is not a prohibited transaction because certain holding period and other requirements are met;

•  gain from the sale of foreclosure property;

•  income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC's assets are real estate assets, in which case all of the income derived from the REMIC; and

•  "qualifying temporary investment income," which is income from stock or a debt instrument that is attributable to the temporary investment of new capital and is received during the one-year period beginning on the date a REIT receives such capital.

Second, at least 95% of a REIT's gross income, excluding gross income from prohibited transactions, for each taxable year generally must consist of income that is qualifying income for purposes of the 75% gross income test, as well as other specified types of passive income, including dividends; other types of interest; gain from the sale or disposition of stock or securities; except as limited by Treasury Regulations, certain hedging transaction payments, including payments under an interest rate swap or cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by the REIT in a transaction designed to reduce interest rate risks with regard to any indebtedness incurred or to be incurred by the REIT to carry real estate assets; and any gain from the sale or disposition of any such hedging investment. We refer to this test as the 95% gross income test.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return, and any incorrect information on the schedule is not due to fraud with the intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally earn (or are treated as earning by virtue of our investment in the Underlying Funds) exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. Even if these relief provisions apply, a penalty tax would be imposed based on the amount of our nonqualifying income. See "Taxation as a REIT," above for a description of the calculation of this penalty tax.

The character of our income for purposes of these tests will be the same as the character of such income in the hands of Underlying Funds that are treated as partnerships for federal income tax purposes.

Rents from Real Property

Rent that a REIT receives from real property that it owns and leases to tenants (or that an Underlying Fund that is treated as a partnership owns and leases to tenants) will qualify as "rents from real property" if the following conditions are satisfied:

•  First, the rent must not be based, in whole or in part, on the income or profits of any person. An amount will not fail to qualify as rent from real property solely by reason of being based on a fixed percentage (or percentages) of gross sales or receipts;

•  Second, rents the REIT receives from a "related party tenant" (as defined below) will not qualify as rents from real property unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants, and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if a REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant;

•  Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property; and

•  Finally, a REIT generally must not operate or manage (or be deemed, such as through operation or management by an Underlying Fund that is treated as a partnership, or otherwise, to operate or manage) its real property or furnish or render services (or be deemed to furnish or render services) to its tenants, other than through an "independent contractor" who is adequately compensated and from whom it does not derive revenue. An independent contractor is a person who does not own, directly or indirectly, more than 35% of the shares of a REIT, and in which not more than 35% of the voting power and shares is owned, directly or indirectly, by one or more persons owning 35% or more of the shares of the REIT. A REIT may provide services directly, however, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "primarily for the occupant's convenience." However, a REIT may render, other than through an independent contractor, a de minimis amount of "non-customary" services to the tenants of a property as long as the REIT's income from such services does not exceed 1% of its gross income from the property, and, in such case, all of the income from such property will be treated as rents from real property. If the amount of income from the provision of non-customary services to tenants of a property exceeds 1% of the income from such property, none of the income from such property will be treated as rents from real property and will instead be treated as non-qualifying income for purposes of the income tests.

Interest from Debt Obligations

Interest is generally defined as consideration for the use or forbearance of money. For purposes of the gross income tests, the term "interest" generally does not include any interest if the amount received depends in whole or in part on the net income or profits of any person. An amount will generally not be excluded from the term "interest," however, if such amount is based on a fixed percentage of gross receipts or sales.

Any amount includable in our gross income with respect to our direct or indirect ownership of a regular or residual interest in a real estate mortgage investment conduit, or REMIC, is generally treated as interest on an obligation secured by a mortgage on real property for purposes of the 75% gross income test. If, however, less than 95% of the assets of a REMIC consist of real estate assets, we will be treated as receiving directly our proportionate share of the income of the REMIC, which would generally include non-qualifying income for purposes of the 75% gross income test. In addition, if we receive (or are treated as receiving) interest income with respect to a mortgage loan that is secured by both real property and other property and the principal amount of the loan exceeds the fair market value of the real property on the date we purchased the mortgage loan, interest income on the loan will be apportioned between the real property and the other property based on their relative values, which apportionment would cause us to recognize income that is not qualifying income for purposes of the 75% gross income test.

One or more of the Underlying Funds in which we invest may acquire construction loans or mezzanine loans that have shared appreciation provisions. To the extent interest on a loan is based on the cash proceeds from the sale or exchange of property, income attributable to such provision would be treated as gain from the sale of the secured property, which generally should qualify for purposes of the 75% and 95% gross income tests. There is some uncertainty as to whether certain mezzanine loans constitute qualifying assets for purposes of the 75% asset test (described below) and result in qualifying income for purposes of the 75% gross income test. If the Underlying Funds' mezzanine loans are determined not to constitute qualifying assets and do not result in qualifying income for purposes of these tests, our ability to maintain our REIT status could be jeopardized.

Dividends

Our share of any dividends received from a taxable REIT subsidiary or from other regular "C" corporations in which we own an interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Dividends or other distributions that we receive from Underlying Funds that qualify as REITs for federal income tax purposes will qualify for purposes of both the 75% and 95% gross income tests. Distributions that we receive from Underlying Funds treated as partnerships for federal income tax purposes will not be treated as dividends and will retain their character in our hands for purposes of the 75% and 95% gross income tests. We do not anticipate that we will receive sufficient dividends from "C" corporations and taxable REIT subsidiaries to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

Income from Foreclosure Property

Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

1.  that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

2.  for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

3.  for which the REIT makes a proper election to treat the property as foreclosure property.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (unless earlier terminated due to certain impermissible actions of the REIT with respect to such property), or longer if an extension is granted by the Secretary of the Treasury. REITs generally are subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test without regard to the foreclosure provisions, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests.

Prohibited Transaction Income

Any income attributable to us from the sale of any property, other than foreclosure property, held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be prohibited transaction income, and subject to a 100% penalty tax. Since it is not qualified income, this prohibited transaction income also will adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. The Treasury Regulations provide safe harbors, which, if met, would not result in prohibited transaction income by us. However, because we are unable to exercise absolute control over the nature of the property held by the Underlying Funds, we may not be able to meet these safe harbors in all circumstances.

Hedging Transactions

The Underlying Funds may enter into hedging transactions with respect to one or more of their assets or liabilities. These hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. To the extent that an Underlying Fund enters into hedging transactions to reduce its interest rate risk on indebtedness incurred to acquire or carry real estate assets, and such Underlying Fund is treated as a partnership for federal income tax purposes, any income or gain from the disposition of hedging transactions is not taken into account for purposes of the 95% gross income test, and is not qualifying income for the 75% gross income test. If an Underlying Fund that qualifies as a REIT enters into hedging transactions and distributes income from these hedging transactions to us, the distributions will be qualifying income for purposes of both the 75% and 95% gross income tests. We intend to work with the Underlying Funds to ensure that their hedging transactions are conducted in a manner that does not jeopardize our status as a REIT.

Although no assurances can be given that either of the income tests will be satisfied in any given year, we anticipate that our operations, including the manner of our investment in the Underlying Funds, will allow us to meet each of the 75% gross income test and the 95% gross income test on an annual basis.

Asset Tests

A REIT also must satisfy the following six tests relating to the nature of its assets at the close of each quarter of its taxable year (collectively, the "asset tests"):

•  First, at least 75% of the value of a REIT's total assets must consist of cash or cash items, including receivables, government securities, "real estate assets," or qualifying temporary investments. Real estate assets include real property, mortgages on real property, shares in other qualified REITs, and the proportionate share of any real estate assets owned by a partnership (such as an Underlying Fund) in which a REIT is a partner or by a qualified REIT subsidiary. We refer to this test as the "75% asset test."

•  Second, no more than 25% of the value of a REIT's total assets may be represented by securities other than those that are qualifying assets for purposes of the 75% asset test. We refer to this test as the "25% asset test."

•  Third, not more than 20% of the value of a REIT's total assets may be represented by the securities of one or more taxable REIT subsidiaries.

•  Fourth, except for securities in taxable REIT subsidiaries and securities in the 75% asset class described above, the value of any one issuer's securities owned by a REIT may not exceed 5% of the value of its total assets (the "5% asset test").

•  Fifth, except for securities in taxable REIT subsidiaries and securities in the 75% asset class described above, a REIT may not own more than 10% of any one issuer's outstanding voting securities (the "10% voting securities test").

•  Sixth, except for securities in taxable REIT subsidiaries and securities in the 75% asset class described above, a REIT may not own more than 10% of the value of any one issuer's outstanding securities (the "10% asset value test").

A REIT's assets for purposes of these tests include its allocable share of all assets held by entities in which the REIT owns an interest that are treated as partnerships for federal income tax purposes (such as interests in the Underlying Funds), or by the subsidiaries of these partnerships that are treated as partnerships for federal income tax purposes. For purposes of the asset tests, we will be considered to own that portion of the assets owned by the Underlying Funds that corresponds to our percentage ownership interests in the Underlying Funds.

We expect that any mortgage backed securities, real property and temporary investments acquired by the Underlying Funds that are treated as partnerships for federal income tax purposes will generally be qualifying assets for purposes of the 75% asset test, except to the extent that less than 95% of the assets of a REMIC in which an Underlying Fund owns an interest consists of "real estate assets," in which case only the proportionate value of such REMIC allocable to real estate assets will be a qualifying asset for purposes of the 75% asset test.

For purposes of the 10% asset value test, certain assets are not treated as "securities": (i) "straight debt" meeting certain requirements, unless we hold (either directly or through our "controlled" taxable REIT subsidiaries) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1% of such issuer's outstanding securities; (ii) loans to individuals or estates; (iii) certain rental agreements calling for deferred rents or increasing rents that are subject to Section 467 of the Code, other than with certain related persons; (iv) obligations to pay us amounts qualifying as "rents from real property" under the 75% and 95% gross income tests; (v) securities issued by a state or any political subdivision of a state, the District of Columbia, a foreign government, any political subdivision of a foreign government, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under the security does not depend in whole or in part on the profits of any person not described in this category, or payments on any obligation issued by such an entity; (vi) securities issued by another qualifying REIT; and (vii) other arrangements identified in Treasury regulations (which have not yet been issued or proposed).

In addition, any debt instrument issued by a partnership, and not within such exceptions, will not be treated as a "security" under the 10% asset value test if at least 75% of the partnership's gross income (excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75% gross income test. If the partnership fails to meet the 75% gross income test, then the debt instrument issued by the partnership nevertheless will not be treated as a "security" to the extent of our interest as a partner in the partnership. Also, in looking through any partnership to determine our allocable share of any securities owned by the partnership, our share of the assets of the partnership, solely for purposes of applying the 10% asset value test in taxable years beginning on or after January 1, 2005, will correspond not only to our interest as a partner in the partnership but also to our proportionate interest in certain debt securities issued by the partnership.

We believe that substantially all of our assets consist and, after the offering, will consist of assets that qualify under the 75% asset test. We also believe that the value of our securities in our taxable REIT subsidiaries will not exceed 20% of the value of our total assets.

We intend to operate so that we will not acquire any interests in Underlying Funds that are treated as partnerships for federal income tax purposes and that hold assets that would cause us to violate any of the asset tests. If, however, we fail to satisfy any of the asset tests at the end of a calendar quarter, we will not lose our REIT status if (i) we satisfied the asset tests at the end of the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose solely from changes in the market values of our assets and was not wholly or partially caused by the acquisition of one or more non-qualifying assets. If we do not satisfy the condition described in clause (ii) of the preceding sentence, we can still avoid disqualification as a REIT by disposing of a sufficient amount of non-qualifying assets so that we meet the assets tests within 30 calendar days after the close of the calendar quarter in which the violation occurred.

We intend to work closely with the Underlying Funds to maintain adequate records of the value of our proportionate shares of their assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful, particularly in instances where the we do not have the ability to immediately redeem our interest in an Underlying Fund or to control acquisitions or dispositions of assets by an Underlying Fund. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT unless we qualified for certain relief provisions enacted by the 2004 Act. Under one of these relief provisions, if we were to fail the 5% asset test, the 10% voting securities test, or the 10% asset value test, we nevertheless would continue to qualify as a REIT if the failure was due to the ownership of assets having a total value not exceeding the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000 (a "de minimis failure"), and we were to dispose of such assets (or otherwise meet such asset tests) within six months after the end of the quarter in which the failure was identified. If we were to fail to meet any of the REIT asset tests for a particular quarter, but we did not qualify for the de minimis failure relief described above, we would be deemed to have satisfied the relevant asset test if: (i) following our identification of the failure, we were to file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not willful neglect; (iii) we were to dispose of the non-qualifying asset (or otherwise meet the relevant asset test) within six months after the last day of the quarter in which the failure was identified; and (iv) we paid a penalty tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during the period beginning on the first date of the failure and ending on the date we dispose of the asset (or the end of the first quarter when there is no longer an asset test failure).

We currently believe that our interests in the Underlying Funds and in the other assets that we expect to hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained by the Underlying Funds or us to support our conclusions as to the value of our assets, and the values of some assets may not be susceptible to a precise determination. Further, the Underlying Funds may, in the future, acquire assets that adversely affect our ability to comply with one or more of the asset tests. As a result, there can be no assurance that the IRS will not contend that our interest in the Underlying Funds and other assets has caused a violation of the asset tests.

Distribution Requirements

Each taxable year, a REIT must distribute dividends to its shareholders in an amount at least equal to:

•  90% of the REIT's "real estate investment trust taxable income," which is computed without regard to the dividends paid deduction and the REIT's net capital gain or loss; plus

•  90% of our net income after tax from foreclosure property, if any; minus

•  the sum of certain items of non-cash income.

Distributions generally must be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if a REIT declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, it will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before the REIT timely files its tax return for the year and if made before the first regular dividend payment made after such declaration. If a REIT fails to meet the 90% distribution requirement as a result of an adjustment to its tax returns by the IRS, the REIT may, if the deficiency is not due to fraud with intent to evade tax or a willful failure to file a timely tax return, and if certain other conditions are met, retroactively cure the failure by paying a deficiency dividend to its shareholders and an interest charge to the IRS.

A REIT will be subject to federal income tax on its taxable income, including net capital gain, that it does not distribute currently to its shareholders. Furthermore, if a REIT fails to distribute during a calendar year, or, in the case of distributions with declaration and record dates falling within the last three months of the calendar year, by the end of the January following such calendar year, at least the sum of:

•  85% of the REIT's real estate investment trust ordinary income for such year;

•  95% of the REIT's real estate investment trust capital gain income for such year; and

•  any of the REIT's undistributed taxable income from prior periods,

the REIT will be subject to a 4% nondeductible excise tax on the excess of such required distributions over the amount actually distributed. If the REIT elects to retain and pay income tax on the net capital gain that it receives in a taxable year, the REIT will be deemed to have distributed any such amount for purposes of the 4% excise tax described in the preceding sentence.

A REIT may elect to retain and pay income tax on its net long-term capital gain, which gain is currently subject to tax at ordinary corporate rates. In that case, a shareholder would include its proportionate share of the REIT's undistributed net long-term capital gain (to the extent the REIT makes a timely designation of such gain to the shareholder) in its income, would be deemed to have paid its proportionate share of the tax that the REIT paid on such gain, would be allowed a credit for its proportionate share of the tax deemed to have been paid, and would receive an increase in the basis of its shares equal to the amount of the REIT's undistributed long-term capital gains included in the shareholder's income (less its proportionate share of the capital gains tax paid with respect to such gains).

We intend to make distributions to our shareholders in a manner that will allow us to satisfy the distribution requirements described above. It is possible that, from time to time, our pre-distribution taxable income may exceed our cash flow and we may have difficulty satisfying the distribution requirements. In particular, this situation may occur when we are required to recognize our proportionate share of partnership income from an Underlying Fund but such Underlying Fund does not makes a corresponding distribution of cash to us on a timely basis. We intend to closely monitor our investments in the Underlying Funds to ensure that such investments do not produce discrepancies between taxable income and cash flow that would cause us to be unable to meet the REIT distribution requirements.

Recordkeeping Requirements

A REIT must maintain records of information specified in applicable Treasury Regulations in order to maintain its qualification as a real estate investment trust. In addition, in order to avoid a monetary penalty, a REIT must request on an annual basis certain information from its shareholders designed to disclose the actual ownership of the REIT's outstanding shares. We intend to comply with these recordkeeping requirements.

Ownership Requirements

For a REIT to qualify as a real estate investment trust, shares of the REIT must be held by a minimum of 100 persons for at least 335 days in each taxable year after the REIT's first taxable year. Further, at no time during the second half of any taxable year after the REIT's first taxable year may more than 50% of the REIT's shares be owned, actually or constructively, by five or fewer individuals. The definition of "ownership" for purposes of this rule (including the definition of "individuals") is subject to complex attribution and other rules. These limitations do not apply to the first taxable year for which an election is made to be taxed as a REIT.

After the closing of the Offering, the Shares will be held by 100 or more persons, and ownership of 50% or more of the Shares will not be concentrated in five or fewer individuals. Our Articles of Incorporation contain ownership and transfer restrictions designed to prevent violation of these requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements. If we fail to satisfy these share ownership requirements, our status as a REIT would terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to determine the actual ownership of our Shares and we do not know, or would not have known through the exercise of reasonable diligence, that five or fewer individuals own more than 50% of the Shares, we will not be disqualified as a REIT.

Failure to Qualify

Pursuant to one of the relief provisions contained in the 2004 Act, if a REIT fails to satisfy one or more requirements for REIT qualification, other than an asset or income test violation for which relief is available, as discussed above, it would retain its REIT qualification if the failure was due to reasonable cause and not willful neglect and it paid a penalty of $50,000 for each such failure.

If a REIT fails to qualify as a real estate investment trust in any taxable year, and no relief provisions apply, the REIT will be subject to federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. In calculating a REIT's taxable income in a year in which it does not qualify as a real estate investment trust, the REIT will not be able to deduct amounts distributed to its shareholders. However, the REIT will not be required to distribute any amounts to its shareholders in such taxable year. In such event, to the extent of the REIT's current and accumulated earnings and profits, all distributions to shareholders will be taxable as "qualified dividend income," which is currently taxable at capital gain rates. Moreover, subject to certain limitations under the Code, corporate shareholders who receive such distributions may be eligible for the dividends received deduction. Unless the REIT qualifies for relief under specific statutory provisions, the REIT will be disqualified from taxation as a real estate investment trust for the four taxable years following the year in which it ceased to qualify as a real estate investment trust. We cannot state whether we would qualify for this special relief if we failed to meet the REIT qualification tests.

Taxable Mortgage Pool ("TMP") Rules

An entity may be classified as a "taxable mortgage pool" ("TMP") under the Code if (1) substantially all of entity's assets consist of debt obligations (or interests therein), (2) more than 50% of the entity's investments in debt obligations are real estate mortgages (or interests therein), (3) the entity is obligated for debts with two or more maturities, and (4) the payments required to be made by the entity on its debt obligations bear a relationship to the payments received by the entity from its assets. Although we do not intend to invest in any Underlying Funds that are treated as TMPs, it is possible that a change in the nature of the investments held by one or more of the Underlying Funds could give rise to our ownership of an interest in one or more TMPs. If an Underlying Fund taxable as a partnership and in which we own an interest were treated as a TMP, the Underlying Fund that is a TMP would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. This characterization of an Underlying Fund would alter our REIT income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the investment structure of any Underlying Funds in which we have an interest to ensure that they will not be treated as TMPs, or alternatively, if such Underlying Funds are treated as TMPs, that their status as such does not adversely affect our status as a REIT.

We do not intend to invest in Underlying Funds in a manner that would cause us to be treated, in whole or in part, as a TMP. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, special rules apply. The REIT is not treated as a corporation that is subject to corporate income tax, and the taxable mortgage pool classification does not directly affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification, in general, are limited to the shareholders of the REIT. The Treasury Department has yet to issue regulations to govern the tax treatment of shareholders of a REIT that owns an interest in a taxable mortgage pool.

REMICs

A real estate mortgage investment conduit ("REMIC") is any state law entity (such as a corporation, partnership or trust) that has elected REMIC status, substantially all of the assets of which consist of a pool of mortgages and other qualified investments, and with respect to which certain other ownership and recordkeeping requirements are met. To qualify as a REMIC, all of the interests in a REMIC must consist of one or more classes of regular interests and a single class of residual interests. A regular interest in a REMIC is generally an interest in the underlying mortgages of the REMIC. A regular interest must be issued on or before the first day on which interests in the REMIC are issued with fixed terms such that (1) the holder has an unconditional right to receive a specified portion of principal (or other similar amount), and (2) any interest payments (or similar amounts) payable at or before maturity on such interests must be payable based on a fixed rate (or to the extent provided in Treasury Regulations, at a variable rate). A residual interest in a REMIC is generally an equity interest in the assets of the REMIC that do not belong to the regular interest holders. In general, REMICs are not subject to federal income tax on their income, which is taxed only to the regular and residual interest holders of such REMICs.

In general, any regular or residual interests that we own or are deemed to own in REMICs will be treated as real estate assets for purposes of the assets tests, and any amounts includible in our gross income with respect to such interests will be treated as interest on obligations secured by a mortgage on real property for purposes of the 75% gross income test. If, however, less than 95% of the assets of a REMIC in which we own an interest are real estate assets, we will be treated as holding directly (and as receiving directly) our proportionate share of the assets and income of the REMIC. If a REMIC holds an interest in a second REMIC (and the two REMICs are not part of a tiered structure), the interest in the second REMIC will be treated as a real estate asset in the hands of the first REMIC (both for purposes of applying the 95% test to the first REMIC and in determining what portion of the first REMIC's assets constitutes real estate assets if the 95% test is not met), unless the second REMIC fails the 95% test, in which case only a proportionate share of its assets are included as real estate assets of the first REMIC. REMICs that are part of a tiered structure are treated as one REMIC, and thus are considered together in determining whether the 95% requirement is satisfied or determining the proportionate share of the group's assets that are real estate assets.

A portion of our income from a residual interest in a REMIC or from a taxable mortgage pool arrangement, which might be non-cash accrued income or "phantom" taxable income, could be treated as "excess inclusion income." Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (a) income allocable to the holder of the residual interest in a REMIC or an equity interest in a taxable mortgage pool over (b) the sum of an amount for each day in the calendar quarter equal to the product of (i) the adjusted issue price at the beginning of the quarter multiplied by (ii) 120 percent of the long-term Federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This income would nonetheless be part of our REIT taxable income subject to the distribution requirements described above, and could therefore adversely affect our ability to meet these distribution requirements.

Moreover, our excess inclusion income would be allocated among our shareholders. A shareholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders. Although the law on the matter is unclear, to the extent that excess inclusion income is allocated to a tax-exempt shareholder that is not subject to unrelated business income tax (such as government entities), we might be taxable on this income at the highest applicable corporate tax rate (currently 35%). The manner in which excess inclusion income is to be reported to shareholders is not clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in Shares.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states. At present, we do not have any qualified REIT subsidiaries.

Taxable REIT Subsidiaries

A "taxable REIT subsidiary" is an entity that is taxable as a corporation in which a REIT directly or indirectly owns stock and that elects with the REIT to be treated as a taxable REIT subsidiary. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of the parent REIT. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation. At present, we do not have any taxable REIT subsidiaries. To the extent that we have a taxable REIT subsidiary that is required to pay taxes, we will have less cash available for distribution to shareholders. If dividends were to be paid by one or more taxable REIT subsidiaries to us, then dividends from us to our shareholders who are taxed at individual rates, up to the amount of dividends we received from the taxable REIT subsidiaries, would generally be eligible to be subject to tax at reduced capital gains rates, rather than tax at ordinary income rates. See "Taxation of Taxable U.S. Shareholders—Qualified Dividend Income."

Unlike the income earned by partnerships in which a REIT owns an interest, income earned by a taxable REIT subsidiary is not attributable to the REIT, and this income does not maintain its character when distributed to the parent REIT as a dividend. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITs, such as fees from the origination and/or servicing of loans, could be earned by a taxable REIT subsidiary without affecting the status of its parent REIT. We may employ one or more taxable REIT subsidiaries through which to invest in Underlying Funds or other assets the ownership of which might adversely affect our qualification under the REIT rules if such assets were held directly.

Several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to its parent REIT. In addition, a REIT is obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by a taxable REIT subsidiary if the economic arrangements among the REIT and/or its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

REIT Ownership of Partnership Interests

If a REIT is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership based on its interest in partnership capital and will be deemed to have earned its allocable share of partnership income based on its interest in partnership profits. The character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of satisfying the income and assets tests applicable to REITs and described above. Because some of the Underlying Funds in which we invest are expected to be treated as partnerships for federal income tax purposes, we will be deemed to own our proportionate share of the assets of the Underlying Funds based on our interest in partnership capital of each such Underlying Fund and will be deemed to have earned our allocable share of partnership income of each Underlying Fund based on our interest in partnership profits of such Underlying Fund. We intend to maintain close working relationships with the managers of the Underlying Funds to ensure that the character of the assets owned by the Underlying Funds, the types of income earned by the Underlying Funds, and the amounts available for distribution to us by the Underlying Funds will allow us to comply with the income, asset, distribution and other tests applicable to REITs. However, we cannot guarantee that our efforts with regard to the Underlying Funds will be sufficient to ensure our continued

qualification as a REIT, particularly in instances in which: (1) an Underlying Fund owns all or any part of its assets through lower-tier entities treated as partnerships for federal income tax purposes, (2) the Underlying Funds (or the lower-tier entities treated as partnerships in which they own interests) do not timely report to us the amounts and character of income earned by them, (3) the Underlying Funds (or the lower-tier entities treated as partnerships in which they own interests) do not timely report to us acquisitions and dispositions of assets owned by them, (4) the Underlying Funds (or the lower-tier entities treated as partnerships in which they own interests) do not make timely distributions of their cash flow to us, (5) we do not have the ability to prevent the Underlying Funds (or the lower-tier entities treated as partnerships in which they own interests) from engaging in transactions that will produce non-qualifying income for purposes of the 75% and 95% income tests, and (6) we do not have the ability to prevent the Underlying Funds (or the lower-tier entities treated as partnerships in which they own interests) from purchasing non-qualifying assets or disposing of qualified assets for purposes of the REIT asset tests.

Taxation of U.S. Shareholders

Taxable U.S. Shareholder

As used herein, the term "Taxable U.S. Shareholder" means a holder of our Shares that, for U.S. federal income tax purposes, is subject to federal income tax, including:

•  a citizen or resident alien individual of the U.S.;

•  a corporation, partnership, or other entity created or organized in or under the laws of the U.S. or any state or political subdivision thereof;

•  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•  in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons, or a trust that was in existence on August 20, 1996 and that has made a valid election to be treated as a U.S. person.

For any taxable year in which we qualify as a REIT, amounts distributed to Taxable U.S. Shareholders will be taxed as follows. Generally, in the case of a partnership that holds Shares, any partner that would be a Taxable U.S. Shareholder if it held Shares directly is also a Taxable U.S. Shareholder.

Distributions Generally

Distributions made to our Taxable U.S. Shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or "qualified dividend income") will be taken into account by such shareholder as ordinary income and will not, in the case of a corporate shareholder, be eligible for the dividends received deduction. To the extent that we make a distribution to Taxable U.S. Shareholders in excess of our current or accumulated earnings and profits, the distribution will be treated by a Taxable U.S. Shareholder first as a tax-free return of capital, reducing the shareholder's tax basis in the Shares, and any portion of the distribution in excess of the shareholder's tax basis in the Shares will then be treated as capital gain from the sale of such Shares. Dividends we declare in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by us and received by shareholders on December 31 of such year, provided that we pay the dividend during January of the following calendar year.

If (a) we declare a dividend before the time we are required to file our federal income tax return for a taxable year, (b) such dividend does not qualify for the special rule in the prior sentence, and (c) we distribute such dividend to our shareholders in the 12-month period following the close of such taxable year (and not later than the date of the first regular dividend payment made after such declaration), we may treat the amount of such dividend as having been paid during such taxable year, but the dividend will be treated as received by our shareholders in the taxable year in which the distribution is made.

Capital Gain Dividends

Dividends to Taxable U.S. Shareholders that we properly designate as capital gain dividends will be treated by such shareholders as long-term capital gain, to the extent that such dividends do not exceed our actual net capital gain, without regard to the period for which the shareholders have held their Shares. Capital gain dividends, like regular dividends from a real estate investment trust, are not eligible for the dividends received deduction for corporations.

Retained Capital Gains

A REIT may elect to retain, rather that distribute, its long-term capital gain received during the tax year. To the extent designated in a notice from the REIT to its shareholders, the REIT will pay the income tax on such gains and Taxable U.S. Shareholders must include their proportionate share of the undistributed net long-term capital gain so designated in their gross income for the tax year. Each Taxable U.S. Shareholder will be deemed to have paid its share of the tax paid by the REIT, which tax will be credited or refunded to such shareholder. To prevent a double tax on the same gain, the Taxable U.S. Shareholder's basis in its Shares will be increased by the excess of the undistributed net long term capital gain it is required to include in income over the tax it is deemed to have paid.

Qualified Dividend Income

Under current law, distributions that are treated as "qualified dividend income" will be taxed at capital gains rates, rather than ordinary income rates. Distributions will be treated as qualified dividend income if they are distributed to a non-corporate taxpayer, are properly designated by us as qualified dividend income and certain holding period and other requirements are satisfied.

If we designate certain dividends as qualified dividend income to our Taxable U.S. Shareholders, the holder will have to meet certain other requirements in order to treat the dividend as qualified dividend income. For example, the holder will only be eligible to treat the dividend as qualifying dividend income if the holder is taxed at individual rates and meets a holding period requirement. In general, a holder will be required to hold its Shares for more than 60 days during the 120-day period beginning on the date which is 60 days before the date on which such Shares become ex-dividend with respect to such dividend. This treatment is generally applicable for dividends received from a taxable REIT subsidiary that is then distributed to individual shareholders. See "Taxable REIT Subsidiaries."

Other Tax Considerations

Distributions, including deemed distributions of undistributed net long-term capital gain, made by us and gain from the disposition of our Shares will not be treated as passive activity income, and, therefore, Taxable U.S. Shareholders who are subject to the passive loss limitation rules of the Code will not be able to apply any passive losses against such income. Distributions from us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of the investment interest limitation on deductibility of investment interest. However, net capital gain from the disposition of our Shares or capital gain dividends, including deemed distributions of undistributed net long-term capital gains, generally will be excluded from investment income. Taxable U.S. Shareholders may not include their share of our net operating or capital losses, if any, in their individual income tax returns. Our operating or capital losses will be carried over by us for potential offset against future income, subject to applicable limitations.

Sale of Shares

Upon the sale of our Shares, a Taxable U.S. Shareholder generally will recognize gain or loss equal to the difference between the amount realized on such sale and the holder's tax basis in the Shares sold. To the extent that the Shares are held as a capital asset by the Taxable U.S. Shareholder, the gain or loss will be long-term capital gain or loss if the Shares have been held for more than a year, and will be a short-term capital gain or loss if the Shares have been held for a shorter period. A Taxable U.S. Shareholder that is an individual or an estate or trust and that has long-term capital gain is currently subject to a maximum capital gain rate of 15%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is currently higher than the maximum long-term capital gain tax rate for non-corporate shareholders) to the portion of capital gain realized by a non-corporate Taxable U.S. Shareholder on the sale of REIT common shares to the extent that such capital gain is attributable to depreciation previously deducted by the REIT. A Taxable U.S. Shareholder that is a corporation will be subject to tax at a maximum rate of 35% on capital gain from the sale of the Shares. Taxable U.S. Shareholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

In general, however, any loss upon a sale of Shares by a Taxable U.S. Shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent that distributions from us were required to be treated as long-term capital gain by that holder.

Tax Shelter Reporting Requirements

Under recently issued Treasury Regulations, our activities or the activities of a shareholder may include one or more "reportable transactions," requiring, in certain circumstances, that either we or a shareholder file information returns as described below. A "reportable transaction" that we could be obligated to report could include, among others, a difference in excess of $10 million in any single taxable year or $20 million in any combination of taxable years between the federal income tax treatment of a transaction by us and the "book" treatment of such transaction by us under generally accepted accounting principles ("GAAP"). The combination of taxable years would include the taxable year of the transaction and the five succeeding taxable years. For example, if we pay dividends to our shareholders in excess of $10 million in any single taxable year or $20 million in any combination of taxable years and deduct these dividends for federal income tax purposes but not for GAAP purposes, our payment of these dividends may be a reportable transaction and subject us to the information return requirements described below. However, because a REIT is entitled to deduct the amount of the dividends it pays to its shareholders from its REIT taxable income under the Code, as described above, we do not believe that our filing of an information return disclosing our payment of dividends to our shareholders will result in the assessment of any additional federal income tax on us or our shareholders.

A "reportable transaction" of a shareholder could include, among others, a shareholder's recognition of a loss upon its disposition of our Shares in excess of $10 million in any single taxable year or $20 million in any combination of taxable years for a shareholder that is a corporation, and $2 million in any single taxable year or $4 million in any combination of taxable years for a shareholder that is an individual, partnership, S corporation or trust. The combination of taxable years would include the taxable year of the transaction and the five succeeding taxable years. Shareholders should consult with their advisors concerning the application of these reporting obligations to their specific situations.

The Treasury Regulations require a person who engages in a reportable transaction to complete and file Form 8886 ("Reportable Transaction Disclosure Statement") with its tax return for each taxable year in which it participates in the "reportable transaction." The participant must also submit a copy of the completed form to the IRS's Office of Tax Shelter Analysis.

None of the transactions described herein are intended to be "confidential transactions" that would be considered reportable transactions under the Treasury Regulations. As a result, we, our Adviser, and our affiliates have granted to each shareholder, and each employee, representative or other agent of each shareholder, the authority to disclose to any and all persons, without limitation of any kind, our tax treatment and tax structure and the transactions described herein and all materials of any kind (including opinions or other tax analyses) that are provided to any shareholders relating to such tax treatment and tax structure. Neither we nor the Adviser (nor any of our affiliates) assert any claim of proprietary ownership or exclusive right with respect to our tax treatment or tax structure or the transactions described herein. Notwithstanding the foregoing, under no circumstances may any person offer or sell Shares by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

Taxation of Tax-Exempt U.S. Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts, charitable remainder trusts, and individual retirement accounts, which we refer to as Exempt Organizations, generally are exempt from federal income taxation. Exempt Organizations are subject to tax, however, on their unrelated business taxable income, or "UBTI." UBTI is defined as the gross income derived by an Exempt Organization from an unrelated trade or business, less the deductions directly connected with that trade or business, subject to certain exceptions.

Our payment of dividends to a Tax-Exempt U.S. Shareholder generally will not constitute UBTI unless such Shareholder has incurred debt to acquire or carry its Shares (in which case, such Shares will be considered "debt-financed property") or has used its Shares in a trade or business. Similarly, income from the sale of Shares will not constitute UBTI unless the Tax-Exempt U.S. Shareholder has held its Shares as debt-financed property or has used the Shares in a trade or business. To the extent, however, that we (or an Underlying Fund treated as a partnership, or a disregarded subsidiary of the Fund) hold residual interests in a REMIC, the portion of the dividends paid to a Tax-Exempt U.S. Shareholder that is allocable to excess inclusion income may be subject to tax as UBTI. Excess inclusion income will generally be allocated to our shareholders to the extent we have excess inclusion income that exceeds our REIT taxable income in a particular year. See "Requirements for Qualification as a REIT—REMICs."

Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "pension trusts."

A REIT is a "pension-held REIT" if:

1.  it would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that shares owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

2.  either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

The percentage of any REIT dividend from a "pension-held REIT" that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT (less any direct expenses related to such UBTI), treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT (less any direct expenses related to such gross income). An exception applies where this percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. Our Articles of Incorporation prohibit the acquisition of Shares by any person if any such acquisition would cause us to be a pension-held REIT. However, there can be no assurances that we will not be treated as a pension-held REIT in the future.

As part of the subscription process for the Shares, we intend to monitor Share purchases to prevent ownership of the Shares that would cause us to be a pension-held REIT. In addition, our Articles of Incorporation contain transfer restrictions designed to prevent us from becoming a pension-held REIT. These restrictions, however, may not ensure that we will, in all cases, be able to avoid such status.

Taxation of Non-U.S. Shareholders

General

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts and certain other foreign shareholders, which we refer to as "Non-U.S. Shareholders," are complex and no attempt is made herein to provide more than a general summary of such rules. This discussion does not consider the tax rules applicable to all Non-U.S. Shareholders and, in particular, does not consider the special rules applicable to U.S. branches of foreign banks or insurance companies or certain intermediaries. Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign tax laws with regard to the REIT election and status, including any reporting and withholding requirements.

Distributions Generally

Distributions by us to a Non-U.S. Shareholder that are neither attributable to gain from sales or exchanges by us of "U.S. real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax withholding on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Shareholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as Taxable U.S. Shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate Non-U.S. Shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. federal income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a Non-U.S. Shareholder unless:

•  a lower treaty rate applies and the Non-U.S. Shareholder files an IRS Form W-8BEN with us evidencing eligibility for that reduced rate; or

•  the Non-U.S. Shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the Non-U.S. Shareholder's trade or business.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the Non-U.S. Shareholder in its Shares will reduce the Non-U.S. Shareholder's adjusted basis in its Shares and will not be subject to U.S. federal income tax. Distributions in excess of both our current and accumulated earnings and profits and the adjusted basis of the Non-U.S. Shareholder in its Shares will be treated as gain from the sale of its Shares, the tax treatment of which is described below. See "Taxation of Non-U.S. Shareholders—Sale of Shares".

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the Non-U.S. Shareholder is not liable for tax on the receipt of that distribution. However, a Non-U.S. Shareholder may seek a refund of these amounts from the IRS if the Non-U.S. Shareholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

In the case of a Non-U.S. Shareholder that is a partnership or trust, the withholding rules for a distribution to such partnership or trust will depend on numerous factors, including (1) the classification of the type of partnership or trust, (2) the status of the partners or beneficiaries, and (3) the activities of the partnership or trust. Non-U.S. Shareholders that are partnerships or trusts are encouraged to consult their own tax advisors regarding the withholding rules applicable to them based on their particular circumstances.

Capital Gain Dividends

General

For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, which is commonly referred to as "FIRPTA." Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests, whether or not designated by us as capital gain dividends, are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Shareholders thus would be taxed at the regular capital gain rates applicable to Taxable U.S. Shareholders (subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) on such distributions. Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not otherwise entitled to treaty relief or exemption.

Under FIRPTA, a REIT is required to withhold 35% of any distribution to a Non-U.S. Shareholder that is designated as a capital gain dividend or which could be designated as a capital gain dividend and is attributable to gain from the disposition of a U.S. real property interest. Moreover, if a REIT designates previously made distributions as capital gain dividends, subsequent distributions (up to the amount of the prior distributions so designated) will be treated as capital gain dividends for purposes of FIRPTA withholding. The amount withheld may exceed a Non-U.S. Shareholder's U.S. federal income tax liability with respect to such distributions, and is creditable or refundable against such Non-U.S. Shareholder's U.S. federal income tax liability.

Sale of Shares

Gain recognized by a Non-U.S. Shareholder upon the sale or exchange of Shares generally will not be subject to United States taxation unless:

•  the investment in Shares is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as Taxable U.S. Shareholders with respect to any gain;

•  the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year (including gain from a sale or exchange of Shares); or

•  the Shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

Shares will not constitute a U.S. real property interest if either we are not a U.S. real property holding corporation or we are a domestically-controlled REIT. Whether we are considered to be a U.S. real property holding corporation will depend upon whether the fair market value of our U.S. real property interests equals or exceeds 50% of the fair market value of these interests, our interests in real estate outside of the United States, and our other trade or business assets. Interests that we hold solely as a creditor will not be treated as U.S. real property interests. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% of the value of our Shares is held directly or indirectly by Non-U.S. Shareholders. We intend to qualify as a domestically controlled REIT, and our Articles of Incorporation contain provisions designed to prevent ownership of Shares that would cause us to no longer qualify as a domestically controlled REIT. However, there can be no assurances that we will continue to qualify as a domestically controlled REIT.

If gain on the sale or exchange of Shares is subject to taxation under FIRPTA, Non-U.S. Shareholders will be subject to regular U.S. income tax with respect to any gain in the same manner as Taxable U.S. Shareholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a Non-U.S. Shareholder that is a corporation.

Information Reporting and Backup Withholding

A REIT is required to report to its shareholders and to the IRS the amount of distributions paid during each tax year, and the amount of tax withheld, if any. These requirements apply even if withholding was not required with respect to payments made to a shareholder. In the case of Non-U.S. Shareholders, the information reported may also be made available to the tax authorities of the Non-U.S. Shareholder's country of residence, if an applicable income tax treaty so provides.

Backup withholding generally may be imposed at a rate of up to 28% on certain distributions to shareholders unless the shareholder furnishes its taxpayer identification number to us or establishes that it is exempt from backup withholding. A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gains distributions to any shareholders who fail to certify their non-foreign status to us.

Each shareholder should consult its own tax advisor regarding its qualification for an exemption from backup withholding and the procedure for obtaining an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a distribution to a shareholder will be allowed as a credit against such shareholder's U.S. federal income tax liability and may entitle the shareholder to a refund, provided that the required information is provided to the IRS.

In general, backup withholding and information reporting will not apply to a payment of the proceeds of the sale of our Shares by a Non-U.S. Shareholder by or through a foreign office of a foreign broker effected outside of the U.S. (so long as such Non-U.S. Shareholder or foreign broker certifies that it is not a U.S. person or otherwise establishes an exemption from backup withholding and information reporting), provided, however, that foreign brokers having certain connections with the U.S. may be obligated to comply with the backup withholding and information reporting rules. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of our Shares by foreign offices of certain brokers, including foreign offices of a broker that:

•  is a U.S. person;

•  derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.; or

•  is a "controlled foreign corporation" for U.S. tax purposes.

Information reporting will not apply in the above cases if the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder and certain conditions are met, or the Non-U.S. Shareholder otherwise establishes an exemption.

Payment to or through a U.S. office of a broker of the proceeds of a sale of our Shares is subject to both backup withholding and information reporting unless the shareholder certifies in the manner required that he or she is a Non-U.S. Shareholder and satisfies certain other qualifications under penalties of perjury or otherwise establishes an exemption.

State and Local Taxes

The discussion herein concerns only the U.S. federal income tax treatment likely to be accorded to a REIT and its shareholders. No consideration has been given to state and local tax treatment of such parties. The state and local tax treatment may not conform to the federal income tax treatment described above. As a result, each shareholder should consult its own tax advisors regarding the specific state and local tax consequences of our REIT election and its ownership and sale of the Shares.

Foreign Investment Tax Issues

Passive Foreign Investment Companies

We (or an Underlying Fund) may invest in foreign corporations that are passive foreign investment companies ("PFICs") for U.S. federal income tax purposes. A foreign corporation is considered a PFIC if (i) 75 percent or more of its gross income for the taxable year is "passive" or (ii) the average percentage of assets (generally, measured by value) held by it during the taxable year which produce passive income, or which are held for the production of passive income, is at least 50 percent. If we (or an Underlying Fund classified as a partnership) invested in a PFIC, shareholders would be subject to an income tax regime with respect to their share of income attributable to the PFIC under one of three complex methods designed to eliminate the benefit of any deferral of U.S. tax that might otherwise be available as a result of an investment in a PFIC.

Under the "interest charge" method, an owner of shares of a PFIC generally is liable for tax (at the highest ordinary income tax rate) plus an interest charge reflecting the deemed deferral of tax liability on the income arising (i) when such owner sells its PFIC shares at a gain, (ii) when the owner receives certain distributions from the PFIC or (iii) when an indirect owner's interest in the PFIC is subject to certain dispositions or distributions. Under an alternative regime, if an owner elects to have the PFIC treated as a qualified electing fund ("QEF"), the owner would generally be taxed currently on its proportionate share of the ordinary earnings and net long-term capital gains of the PFIC whether or not the earnings or gains are distributed. In order for us (or an Underlying Fund) to be eligible to make a QEF election with respect to any PFIC in which we (or an Underlying Fund) invests, the PFIC would have to agree to provide certain tax information to us (or the Underlying Fund) on an annual basis, as well as satisfy certain other conditions (including cooperation with the Service). We cannot expect that any PFIC in which we (or an Underlying Fund) may invest would agree to those conditions and enable us (or the Underlying Fund) to make a QEF election. Also, we generally will not be able to control whether an Underlying Fund will make a QEF election even if otherwise eligible. Under a third method, we (or an Underlying Fund) generally will have the option to elect to mark our PFIC stock to market at the end of every year, provided the PFIC stock is considered "marketable" under applicable definitions, and to pay tax on the amount of any unrecognized gain. All such mark-to-market gain will be considered ordinary. We generally will not be able to control whether an Underlying Fund will make a mark-to-market election with respect to any PFIC in which it may invest.

Other "Anti-Deferral" Provisions

Whether or not the PFIC provisions are applicable, pursuant to the "controlled foreign corporation" or "foreign personal holding company" provisions of the Code, investments by us (or an Underlying Fund classified as a partnership) in certain foreign corporations may, in certain circumstances, cause a Shareholder to (i) recognize taxable income prior to our receipt of distribution proceeds from the foreign corporate entity or (ii) recognize ordinary taxable income that would otherwise have been treated as long term capital gain.

Foreign Taxes

It is possible that certain dividends, interest, and other income received by us (or an Underlying Fund) from sources within foreign countries will be subject to withholding taxes or other taxes imposed by such countries. In addition, we (or an Underlying Fund) also may be subject to capital gains taxes on the sale of securities of non-U.S. issuers in some foreign countries. Tax treaties between certain countries and the United States may reduce or eliminate such taxes. It is, of course, not possible to predict in advance the level of foreign taxes we (or an Underlying Fund) may incur since, among other things, the amount of assets to be invested in any particular country is not known.

Shareholders will be informed as to their proportionate shares of any foreign taxes paid by us (or an Underlying Fund classified as a partnership), which they will be required to include in their income. Shareholders generally will be entitled to claim either a credit (subject to certain limitations and provided that, in the case of dividends, the foreign shares are held for the requisite holding period) or a deduction (subject to the limitations generally applicable to deductions) for their share of such foreign taxes in computing their U.S. federal income taxes.

Generally, a credit for foreign taxes is subject to the limitation that it may not exceed the shareholder's federal income tax (before the credit) attributable to its foreign source taxable income in each of several categories or "baskets" (e.g., passive income). A shareholder's share of our dividends and interest from non-U.S. securities and rents from real properties used outside of the U.S. (including our allocable share of any such items from Underlying Funds classified as partnerships) generally will qualify as foreign source income. Generally, the source of income realized upon the sale of personal property, such as securities, will be based on the residence of the seller. Thus, absent a tax treaty to the contrary, the gains from the sale of securities held by us will be treated as derived from U.S. sources (even where foreign securities are sold in foreign countries). However, securities losses realized by U.S. residents may, in certain circumstances, be treated in whole or in part as foreign source losses. Gains and losses from sales of real properties located outside the U.S. generally will qualify as foreign source income. Certain currency fluctuation gains, including fluctuation gains from foreign currency denominated debt securities, receivables and payables, will be treated as ordinary income derived from U.S. sources.

The foregoing is only a general, and brief, description of foreign tax credit principles under current law. Since the availability of a credit or deduction may vary depending on the particular circumstances of each shareholder, shareholders are advised to consult their own tax advisors.

Dissolution and Liquidation of the Fund.

Upon our dissolution, our assets will be sold, which will result in the realization of taxable gain or loss to shareholders upon distribution of the proceeds. Distributions of cash and/or other property in complete liquidation of the Fund generally will cause recognition of gain (or loss) to the extent that the shareholder's adjusted basis in its Shares is less (or greater) than the amount of cash and/or the fair market value of other property received. If such gain or loss is treated as capital gain or loss, it will be considered to be long-term if the Shares were held for more than one year.

THE FOREGOING IS A BRIEF SUMMARY OF CERTAIN MATERIAL FEDERAL INCOME TAX MATTERS THAT MAY BE PERTINENT TO PROSPECTIVE INVESTORS. THE SUMMARY IS NOT, AND IS NOT INTENDED TO BE, A COMPLETE ANALYSIS OF ALL THE PROVISIONS OF FEDERAL INCOME TAX LAW THAT MAY HAVE AN EFFECT ON SUCH INVESTMENTS. THIS ANALYSIS IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING AND DOES NOT CONSTITUTE TAX ADVICE. ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN RESPECTIVE TAX ADVISORS WITH RESPECT TO THEIR OWN RESPECTIVE TAX SITUATIONS AND THE EFFECTS OF THIS INVESTMENT THEREON.

PLAN OF DISTRIBUTION

We are offering the shares of our common stock described in this Private Placement Memorandum through Distributors and we may also accept offers to purchase Shares that we receive directly from investors. Subject to the terms and conditions of the distribution agreement, the Distributors have agreed to act as our placement agents, and thereby to offer and sell, on a best efforts basis, up to the maximum number of Shares (300,000) currently being offered, subject to the condition that the Distributors may not sell an aggregate number of shares in excess of such maximum amount. As of December 31, 2005, we sold 16,790 Shares.

This offering of the Shares is subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The Distributors reserve the right to reject an order for the purchase of Shares in whole or in part.

Sales Charges

The Distributors propose to offer the Shares to the eligible investors at the offering price set forth on the cover of this Private Placement Memorandum, plus a sales charge or up to 6.0% of the offering price, consisting of a sales commission of up to 5.0% and a dealer manager fee of up to 1.0%. Any such sales charge will be paid by each investor in addition to the offering price for our Shares, and will not reduce the proceeds we will receive from this offering.

We estimate that the total expenses of this offering, which will be paid by us, will be approximately $850,000.

The Adviser may pay additional compensation to the Distributor(s) from its own resources in connection with the servicing of the Investors. This amount is currently anticipated to be up to 0.65% of net asset value annually.

Other Relationships

In the ordinary course of business, the Distributor(s) and/or their affiliates may perform commercial banking, financial advisory and investment banking services for us for which they may receive customary compensation.

FISCAL YEAR

For accounting purposes, our fiscal year is the 12-month period ending on March 31. Our taxable year will be the 12-month period ending December 31 of each year.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected KPMG LLP as our independent registered public accounting firm. KPMG LLP's principal business address is located at 345 Park Avenue, New York, NY 10154.

INQUIRIES AND FINANCIAL INFORMATION

Inquiries concerning the Fund and the Shares should be directed to:

Madison Harbor Balanced Strategies, Inc.
405 Lexington Avenue
New York, NY 10174
Telephone: (212) 380-5500
Facsimile: (212) 380-5555

The Company's financial statements as of (and for the period ended) March 31, 2005, have been audited by KPMG LLP, while its semi-annual financial statements as of (and for the period ended) September 30, 2005 are unaudited. The aforementioned financial statements are incorporated herein by reference and are available, without charge, upon request directed to the address or telephone number above.

LEGAL COUNSEL

The law firm of Sutherland Asbill & Brennan LLP, 1275 Pennsylvania Avenue, NW, Washington, DC 20004, serves as our legal counsel and has provided advice on matters relating to applicable federal securities laws and under the Internal Revenue Code of 1986, as amended, relating to our intent to elect to be treated as a REIT.

LEGAL MATTERS

We are not currently subject to any legal proceedings, nor, to our knowledge, is any legal proceeding threatened against us. From time to time, however, we may be a party to certain legal proceedings in the ordinary course of business.

AVAILABLE INFORMATION

We have been and will continue to be required to file with or submit to the SEC certain annual, semi-annual and quarterly reports, as well as other information, as a result of the registration of the Fund under the Investment Company Act. You may inspect and copy these reports and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports and other information filed electronically by us with the SEC which are available on the SEC's Internet site at http://www.sec.gov. Copies of these reports and other information may be obtained, after paying a duplication fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the SEC's Public Reference Section, 450 Fifth Street, NW, Washington, DC 20549-0102.

PART C. OTHER INFORMATION

Item 25. Financial Statements and Exhibits:

1.             Financial Statements

(1)                                  Audited Financial Statements as of (and for the period ended) March 31, 2005 (including a Statement of Assets and Liabilities, a Statement of Operations, a Statement of Changes in Net Assets, Financial Highlights and Notes to Financial Statements) which have been filed with the Registrant's annual report under the Investment Company Act of 1940 on Form N-CSR on June 9, 2005 (File no. 811-21479), are incorporated herein by reference.

Unaudited Financial Statements as of, and for the period ended, September 30, 2005 (including a Statement of Assets and Liabilities, a Statement of Operations, a Statement of Changes in Net Assets, a Statement of Cash Flows, Financial Highlights and Notes to Financial Statements) which have been filed with the Registrant's semi-annual report under the Investment Company Act of 1940 on Form N-CSRS on December 2, 2005 (File no. 811-21479), are incorporated herein by reference.

2.             Exhibits

a.             Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit a of Amendment No. 1 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on November 1, 2004).

b.             Bylaws (Incorporated by reference to Exhibit b of the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on December 19, 2003).

c.             Not Applicable.

d.             Not Applicable.

e.             Not Applicable.

f.              Not Applicable.

g.1.          Form of Investment Advisory Agreement (Incorporated by reference to Exhibit g of Amendment No. 1 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on November 1, 2004).

g.2.          Form of Investment Sub-Advisory Agreement with Conning Asset Management Company (Incorporated by reference to Exhibit g.2 of Amendment No. 2 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on January 28, 2005).

h.             Not Applicable.

i.              Not Applicable.

j.1.           Form of Custodian Agreement (Incorporated by reference to Exhibit j of Amendment No. 1 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on November 1, 2004).

j.2.           Form of Custodian Agreement with Wachovia Bank, National Association (Incorporated by reference to Exhibit j.2 of Amendment No. 2 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on January 28, 2005).

k.1.          Administration Agreement (Incorporated by reference to Exhibit k.1 of Amendment No. 1 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on November 1, 2004).

k.2.          Escrow Agreement (Incorporated by reference to Exhibit k.2 of Amendment No. 1 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on November 1, 2004).

k.3.                              Placement Agreement dated as of October 25, 2004 by and among the Registrant and Wells Fargo Investments, LLC. (the “Placement Agent”).

l.              Not Applicable.

m.            Not Applicable.

n.             Consent of Independent Registered Public Accounting Firm.

o.             Not Applicable.

p.             Not Applicable.

q.             Not Applicable.

r.              Code of Ethics (Incorporated by reference to Exhibit r of Amendment No. 1 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on November 1, 2004).

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Item 26. Marketing Arrangements: Not Applicable.

Item 27. Other Expenses of Issuance and Distribution:

Legal fees and Accounting Fees	$415,000
Blue Sky fees	$13,000
Printing, Engraving and Offering	$190,000
Travel	$175,000
Miscellaneous	$57,000
Total	$850,000

Item 28. Persons Controlled by or Under Common Control with Registrant:

After completion of the private offering of shares, the Registrant expects that no person will be directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Madison Harbor Capital Management, LLC, the adviser of the Registrant. Information regarding the ownership of Madison Harbor Capital Management, LLC will be set forth in its Form ADV, to be filed with the Commission.

In addition, upon completion of the Offering, no person is expected to have voting control over the Registrant.  However, to the extent that a Distributor’s voting discretion and/or dispositive power over the Registrant’s Shares exceeds 25% of such Shares outstanding, such Distributor may be deemed to control the Fund, within the meaning of the Investment Company Act of 1940. As such, the Registrant’s primary Distributor, Wells Fargo Investments, may be deemed to control the Fund within the meaning of the Investment Company Act of 1940.

Item 29. Number of Holders of Securities:

TITLE OF CLASS	NUMBER OF RECORDHOLDERS
Common Stock, par value $0.0001	151

Item 30. Indemnification:

Reference is made to Article VI, Sections 1 and 2 of the Registrant’s Amended and Restated Bylaws, which provide that the Registrant shall, to the maximum extent permitted by the Maryland General Corporation Law, the 1940 Act, and any other applicable law as in effect from time to time (collectively, “Law”), indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former Shareholders, (b) any individual who is a present or former director or officer of the Registrant or (c) any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former Shareholders, director or officer of the Registrant (an “INDEMNITEE”). The Registrant shall, to the maximum extent permitted by Law, provide such indemnification and advancement of expenses to a person who served a predecessor of the Registrant in any of the capacities described in (b) or (c) above (and such person shall also be deemed to be an “Indemnitee”). The Registrant shall also, to the maximum extent permitted by Law, provide such indemnification and advancement of expenses, with the approval of the Board of Directors, to any employee or agent of the Registrant or a predecessor of the Registrant (and such person shall also be deemed to be an “Indemnitee”).

The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee, or agent of the Registrant, or who is or was serving at the request of the Registrant as an individual general partner, director, officer, employee or agent of another managed investment company, against certain liability asserted against and incurred by, or arising out of , his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person or any act for which the Registrant itself is not permitted to indemnify.

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Item 31. Business and Other Connections of Investment Adviser:

The disclosure set forth under the section entitled “Management,” and the subsection entitled “Investment Adviser” therein, as set forth in the Private Placement Memorandum contained in this Post-Effective Amendment No. 11 to the Registration Statement is incorporated herein by reference.

Item 32. Location of Accounts and Records:

The Registrant maintains at its principal office physical possession of each account, book or other document required to be maintained by Section 31(a) of the 1940 Act and the rules thereunder.

Item 33. Management Services:

Not Applicable.

Item 34. Undertakings:

Not Applicable.

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SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York in the State of New York on the 23rd day of February, 2006.

MADISON HARBOR BALANCED STRATEGIES, INC.

By:	/s/ Edward M. Casal
Edward M. Casal
Chief Executive Officer

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